UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
  Filed by the Registrant ☑
  Filed by a Party other than the Registrant ☐
  Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
VISICU, INC.

(Name of Registrant as Specified in Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.0001 per share

(2)	Aggregate number of securities to which transaction applies:

33,183,228 shares of Common Stock outstanding as of December 18, 2007 and 3,959,803 options to purchase shares of Common Stock reserved for issuance as of December 18, 2007

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was calculated based upon the sum of (i) 33,183,228 shares of Common Stock multiplied by $12 per share and (ii) 3,959,803 options to purchase shares of Common Stock multiplied by $7.16 per option (the difference between $12 and the weighted average exercise price of $4.84 per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was calculated by multiplying the sum from the preceding sentence by 0.0000393.

(4)	Proposed maximum aggregate value of transaction:

$426,550,960

(5)	Total fee paid:

$16,763.45

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

217 East Redwood Street, Suite 1900
Baltimore, Maryland 21202

Dear Stockholder:

We cordially invite you to attend a special meeting of stockholders of Visicu, Inc. to be held on [    ●    ], 2008 at [    ●    ] a.m., local time in Baltimore, Maryland, at [    ●    ]. The Board of Directors has fixed the close of business on [    ●    ], as the record date for the purpose of determining stockholders entitled to receive notice of and vote at the special meeting or any adjournment or postponement thereof.

On December 18, 2007, we entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, with Philips Holding USA Inc., which we refer to as Philips Holding, and Ice Merger Sub, Inc., a wholly owned subsidiary of Philips Holding, which we refer to as Merger Sub. Pursuant to the merger agreement, Philips Holding will acquire us through Merger Sub’s merger with and into Visicu and we will survive as a wholly-owned subsidiary of Philips Holding. As a result of the merger, we will cease to be an independent public company. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

If our stockholders adopt the merger agreement and the merger is subsequently completed, you will be entitled to receive $12.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own immediately prior to the closing of the merger, unless you have properly exercised your appraisal rights. On December 17, 2007, the last full trading day prior to the public announcement of the merger agreement, the closing price of our common stock was $8.86 per share.

On the unanimous recommendation of a special committee of the Board of Directors, comprised solely of independent, disinterested directors, our Board of Directors determined that the merger agreement was advisable and in our best interests and approved the merger agreement and the transactions contemplated thereby, including the merger. Accordingly, the Board of Directors recommends that you vote FOR the proposal to adopt the merger agreement at the special meeting.

Some of our directors and executive officers may have financial interests in the merger that are different from, or are in addition to, your interests as a stockholder. See “The Merger — Interests of Our Directors and Executive Officers in the Merger” in the accompanying proxy statement.

Your vote is very important.  We cannot complete the merger unless the holders of a majority of the shares of our common stock issued and outstanding on the record date and entitled to vote at the special meeting affirmatively adopt the merger agreement. Whether or not you plan to attend the special meeting in person, please submit your proxy without delay. You can vote your shares prior to the special meeting by telephone, via the internet, or by mail with a proxy card, in each case in accordance with the instructions on the proxy card. Voting by any of these methods will ensure that you are represented at the special meeting even if you are not there in person. Voting by proxy will not prevent you from voting your shares of our common stock in person if you subsequently choose to attend the special meeting. If you receive more than one proxy card because you own shares that are registered separately, please vote the shares shown on each proxy card.

If your shares are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or nominee will be unable to vote your shares without instructions from you. You should instruct your bank, brokerage firm or nominee to vote your shares, following the procedures provided by your bank, brokerage firm or nominee. If you hold your shares through a bank, broker or other nominee, you must obtain a proxy from your bank, broker or other nominee to vote in person. Failure to instruct your bank, brokerage firm or other nominee to vote your shares will have the same effect as voting against adoption of the merger.

If you sign, date and mail us your proxy but do not indicate how you want to vote, your proxy will be voted FOR the proposal to adopt the merger agreement at the special meeting.

We encourage you to read the accompanying proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters, and provides specific information about the special meeting. After you have reviewed the enclosed materials, please vote as soon as possible.

Our Board of Directors appreciates your time and attention in reviewing the accompanying proxy statement. Thank you in advance for your cooperation and continued support.

Sincerely,
Frank T. Sample
Chairman of the Board, Chief Executive Officer
and President

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [    ●    ], 2008 and is first being mailed to stockholders on or about [    ●    ], 2008.

VISICU, INC.
217 East Redwood Street, Suite 1900
Baltimore, Maryland 21202

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On [    ●    ], 2008

NOTICE IS HEREBY GIVEN THAT a special meeting of stockholders of Visicu, Inc. will be held on [    ●    ], 2008 at [    ●    ] a.m., local time in Baltimore, Maryland, at [    ●    ]. The purpose of the meeting will be:

•	to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, or the merger agreement, dated as of December 18, 2007, by and among Visicu, Inc., Philips Holding USA Inc. and Ice Merger Sub, Inc., a copy of which is attached as Annex A to the accompanying proxy statement, pursuant to which Philips Holding USA Inc. will acquire Visicu, Inc., through a merger of Ice Merger Sub, Inc., a wholly-owned subsidiary of Philips Holding USA Inc., with and into Visicu, Inc.;

•	to consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Our Board of Directors has determined that the merger agreement is advisable and in our best interests and recommends that you vote FOR the adoption of the merger agreement at the special meeting. The terms of the merger agreement and the merger are more fully described in the attached proxy statement, which we urge you to read carefully and in its entirety. Our Board of Directors also recommends that you vote FOR the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Only stockholders who held shares of record as of the close of business on the record date, [    ●    ], are entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. Whether or not you plan to attend the special meeting in person, please submit your proxy or, in the event that you hold your shares through a bank, brokerage firm or other nominee, your separate voting instructions as soon as possible. You can vote your shares prior to the special meeting by telephone, via the internet, or by mail with a proxy card, in each case, in accordance with the instructions on the proxy card. Voting by any of these methods will ensure that you are represented at the special meeting even if you are not present in person. Submitting your proxy before the special meeting will not preclude you from voting in person at the special meeting should you decide to attend. If you hold your shares through a bank, broker or other nominee, however, you must obtain a proxy from your bank, broker or other nominee to vote in person.

A list of stockholders entitled to vote at the special meeting will be available for examination, for any purpose relevant to the special meeting, at our main offices located at 217 East Redwood Street, Suite 1900, Baltimore, Maryland 21202, during ordinary business hours for at least ten days prior to the special meeting, as well as at the special meeting.

Your vote is very important, regardless of the number of shares of our common stock you own. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding as of the record date and entitled to vote at the special meeting.

If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the adoption of the merger agreement, and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies. If you fail to return your proxy card, your shares of our common stock will not be counted for the purposes of determining whether a quorum is present, and your shares will have the same effect as a vote against the adoption of the merger agreement. Not returning your proxy will have the same effect as an abstention on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

You may revoke a proxy at any time prior to its exercise at the special meeting. You may do so by executing and returning a proxy card dated later than the previous one, by properly submitting a later proxy by telephone or via the internet, by attending the special meeting and casting your vote by ballot at the special meeting or by delivering a written revocation dated after the date of the proxy that is being revoked to Visicu, Inc. 217 East Redwood Street, Suite 1900, Baltimore, Maryland 21202, Attention: Corporate Secretary, before we take the vote at the special meeting. If you hold your shares through a bank, brokerage firm or other nominee, you should follow the instructions of your bank, brokerage firm or other nominee regarding revocation of proxies. If your bank, brokerage firm or other nominee allows you to vote by telephone or via the internet, you may be able to change your vote by voting again by telephone or via the internet.

By Order of the Board of Directors

Michael Breslow
Corporate Secretary

Baltimore, Maryland
[    ●    ], 2008

SUMMARY TERM SHEET

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. References to “we,” “us,” or “our,” “Visicu” or the “Company” in this proxy statement refer to Visicu, Inc.

The Parties to the Merger (Page   )

Visicu, Inc.

Visicu, Inc., a Delaware corporation, is a healthcare information technology and clinical solutions company focused on transforming the delivery of critical care through its eICU® Program. Through remote monitoring technology and clinical intelligence, experienced critical care resources are leveraged to provide coverage and early intervention for safer, more effective patient care. Currently more than 180 hospitals serving over 250,000 patients annually have partnered with us to implement eICU programs. For more information about us, please visit our website at http://www.visicu.com. The information contained on this website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the Securities and Exchange Commission, or the SEC. Our common stock is publicly traded on The Nasdaq Global Market under the symbol “EICU.” Our principal executive office is at 217 East Redwood Street, Suite 1900, Baltimore, MD 21202-3315, and our telephone number there is (410) 276-1960.

Royal Philips

Koninklijke Philips Electronics, N.V., which we refer to throughout this proxy statement as Royal Philips, is a global leader in the areas of healthcare, lighting and consumer lifestyle. Headquartered in the Netherlands, Royal Philips employs approximately 128,100 employees in more than 60 countries worldwide. Royal Philips is a market leader in medical diagnostic imaging and patient monitoring systems, energy efficient lighting solutions, personal care and home appliances, as well as consumer electronics. Additional information about Royal Philips is available on its website at http://www.philips.com. The information contained on this website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC by the Company. Royal Philips’ principal executive offices are located at Breitner Center, Amstelplein 2, 1070 MX Amsterdam, The Netherlands, and its telephone number there is 31 20 59 77 222.

Philips Holding

Philips Holding USA Inc., which we refer to throughout this proxy statement as Philips Holding, is a Delaware corporation and is a wholly owned U.S. subsidiary of Royal Philips. Philips Holding conducts certain operations of Royal Philips within the U.S. The address for Philips Holding is c/o Philips Medical Systems, 3000 Minuteman Road, Andover, Massachusetts 01810, and its telephone number there is (978) 687-1501.

Ice Merger Sub, Inc.

Ice Merger Sub, Inc., which we refer to throughout this proxy statement as Merger Sub, is a wholly owned subsidiary of Philips Holding organized under the laws of Delaware. It was formed solely for the purposes of effecting the merger, has no assets, and has conducted no business operations.

The Merger Agreement and Merger (Page   )

The merger agreement provides that Merger Sub will merge with and into Visicu, which we refer to through this proxy statement as the “merger”. We will be the surviving corporation in the merger. Upon completion of the merger, you will be entitled to receive $12.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own immediately prior to the merger, unless you do not vote “FOR” the adoption of the merger agreement and you have otherwise properly perfected your appraisal rights and not withdrawn a demand for your appraisal rights under Delaware law. See “— Exchange and Payment Procedures” beginning on page [    ●    ]. We refer to this amount in this proxy statement as the “merger consideration.” As a result of the merger, we will cease to be an independent, publicly traded company and will be wholly-owned by Philips Holding. Our common stock will no longer be listed on any stock exchange or quotation system and will be delisted from The Nasdaq Global Market. The registration of our common stock under the Securities Exchange Act of 1934, as amended or the Exchange Act, will be terminated upon application to the SEC.

The Special Meeting (Page   )

Date, Time and Place.  The special meeting will be held on [    ●    ], 2008 starting at [    ●    ] a.m., local time in Baltimore, MD, at the [    ●    ].

Purpose.  At the special meeting, you will be asked to consider and vote upon (1) a proposal to approve the merger agreement and (2) a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies.

Record Date.  You are entitled to receive notice of and to vote at the special meeting if you owned shares of our common stock at the close of business on [    ●    ], 2008, the record date specified by our Board of Directors for the special meeting. You will have one vote for each share of our common stock that you owned on the record date. As of the record date, there were [    ●    ] shares of our common stock issued and outstanding and entitled to receive notice of and to vote at the special meeting.

Vote Required; Quorum.  The merger agreement must be adopted by the affirmative vote of the holders of at least a majority of our common stock issued and outstanding on the record date and entitled to vote at the special meeting. Holders of at least a majority of our common stock issued and outstanding as of the record date and entitled to vote at the special meeting must be present in person or by proxy at the special meeting to constitute a quorum to conduct business at the special meeting. In the event that a quorum is not present at the special meeting, we expect that we will adjourn the special meeting to solicit additional proxies.

As an inducement for Philips Holding to enter into the merger agreement, certain of our stockholders who collectively control an aggregate of approximately 30.2% of our outstanding common stock entered into a voting agreement with Philips Holding dated as of December 18, 2007. Pursuant to the voting agreement, each such signatory stockholder agreed, among other things, to vote all of our common stock held by such stockholder in favor of the adoption of the merger agreement and the adjournment of the special meeting if necessary, to solicit additional proxies. The voting agreement terminates upon the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms. See “— Related Agreements — Voting Agreement” beginning on page [    ●    ].

As of the record date, our directors and executive officers beneficially owned in the aggregate approximately [    ●    ]% of the shares of our common stock entitled to vote at the special meeting.

For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present at the special meeting. If you abstain, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. For more information regarding the special meeting, see “— The Special Meeting” beginning on page [    ●    ].

Treatment of Stock Options (Page   )

The merger agreement provides that at the effective time of the merger, each outstanding option to purchase shares of our common stock, whether or not vested, will be cancelled in exchange for the right to receive an amount in cash (less any applicable withholding taxes) equal to the product of (a) the number of shares of our common stock subject to the option, multiplied by (b) the excess, if any, of $12.00 over the per share exercise price of the option.

The merger agreement also provides that at the effective time of the merger, each outstanding right to acquire or receive shares of our common stock or benefits measured by the value of those shares pursuant to any other type of award, whether or not vested, will be cancelled in exchange for the right to receive an amount in cash (less any applicable withholding taxes) equal to the product of (a) the number of shares of our common stock subject to the award, multiplied by (b) the per share merger consideration. For more information regarding treatment of stock options, see “— Treatment of Stock Options” beginning on page [    ●    ].

Recommendation of our Board of Directors (Page   )

Our Board of Directors, at a meeting held on December 17, 2007, after due consideration: (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in our best interests, (ii) approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and (iii) directed that the adoption of the merger agreement be submitted for consideration by our stockholders at the special meeting. Our Board of Directors recommends that the holders of our common stock vote “FOR” the proposal to adopt the merger agreement. For a discussion of the factors considered by our Board of Directors in reaching its conclusions, see “— Background of the Merger” beginning on page [    ●    ] and “— Reasons for the Merger” beginning on page [    ●    ].

Interests of Our Directors and Executive Officers in the Merger (Page   )

In considering the recommendation of the Board of Directors with respect to the adoption of the merger agreement, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder and that such interests may present actual or potential conflicts of interest. Such interests include, among other matters, the following:

•	severance payments and benefits payable to certain of our executive officers upon termination of employment pursuant to our existing policies or employment agreements;

•	employment agreements between Philips Holding and Dr. Michael J. Breslow, our Executive Vice President of Research and Development and Dr. Brian A. Rosenfeld, our Executive Vice President of Clinical Services and Chief Medical Officer;

•	accelerated vesting of all stock options; and

•	rights to continued indemnification and insurance coverage after the merger for acts or omissions occurring prior to the merger.

As of the date of this proxy statement, except for Drs. Breslow and Rosenfeld, none of our executive officers have entered into any agreement, arrangement or understanding with Philips Holding, Royal Philips or their respective affiliates, regarding employment or other matters.

In September 2001, we entered into an employment agreement with Mr. Frank Sample, pursuant to which Mr. Sample was appointed our President and Chief Executive Officer. If we terminate Mr. Sample’s employment without “just cause” as that term is defined in the agreement, or if Mr. Sample terminates his employment following our failure to cure a “substantial breach” of the agreement within 30 days of receipt of written notice, then Mr. Sample is entitled to continue to receive his base salary at the rate in effect on his termination date and any health or other insurance benefits provided by us to Mr. Sample as of the date of his termination for a period of twelve months. A “substantial breach,” as defined in the agreement, includes:

•	failure by us to pay Mr. Sample his salary, bonus or benefits;

•	failure by us to allow Mr. Sample to participate in our benefit plans generally available to senior executives;

•	failure of the acquiror to assume the contract;

•	assigning to any other person any of Mr. Sample’s material duties or responsibilities; or

•	following a merger, Mr. Sample ceasing to be president or chief executive officer.

Mr. Sample’s current annual base salary is $345,000.

Our Management Severance Plan provides severance benefits for eligible executives who are terminated by the Company without cause. The amount of severance pay is dependent upon the employee’s position with us, and the maximum severance payment under the guidelines ranges from four to nine months of salary.

For a discussion of the interests of our directors and executive officers in the merger that may differ from your interests as a stockholder, see “— Interests of Our Directors and Executive Officers in the Merger” beginning on page [    ●    ].

Opinion of Financial Advisor (Page   )

Morgan Stanley & Co. Incorporated (“Morgan Stanley” or the “financial advisor”), delivered its opinion to our Board of Directors that, as of the date of its opinion and based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the consideration to be received by holders of shares of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated December 18, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement as Annex B. You are urged to read the opinion carefully in its entirety.

The written opinion is directed to our Board of Directors, and addresses only the fairness from a financial point of view of the consideration to be received by the holders of shares of our common stock pursuant to the merger agreement. The opinion does not constitute a recommendation as to how any holder of shares of our common stock should vote at our special meeting with respect to the merger agreement and the merger. For more information regarding Morgan Stanley’s opinion, see “— Opinion of Financial Advisor” beginning on page [    ●    ].

Material U.S. Federal Income Tax Consequences (Page   )

The receipt of cash in exchange for shares of our common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. In general, holders of our common stock whose shares of common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the stockholder’s adjusted tax basis in such shares. You should consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes. For more information regarding material U.S. federal income tax consequences, see “— Material U.S. Federal Income Tax Consequences” beginning on page [    ●    ].

Conditions to the Merger (Page   )

Our obligation and that of Philips Holding and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	adoption of the merger agreement by the holders of a majority of the outstanding shares of our common stock;

•	expiration or early termination of the requisite waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act; and

•	the absence of any applicable law or injunction prohibiting the completion of the merger, or the other transactions contemplated by the merger agreement.

In addition, the obligation of Philips Holding and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties that we made in the merger agreement that are qualified as to material adverse effect (as defined in the merger agreement) being true and correct as of the date of the merger agreement and as of the date of the closing of the merger;

•	the representations and warranties that we made in the merger agreement that are not qualified as to material adverse effect (except those discussed in the next paragraph) being true and correct as of the date of the merger agreement and as of the date of the closing of the merger, except as would not be reasonably likely to have a material adverse effect;

•	the representations and warranties that we made with regard to our capital structure, corporate authority, approval and takeover statutes being true and correct in all material respects;

•	our performance, in all material respects, of the obligations required to be performed by us in the merger agreement;

•	the receipt of a certificate signed by our Chief Executive Officer and Chief Financial Officer stating that all of the above conditions to completion of the merger have been satisfied;

•	no order suspending the use of this proxy statement has been issued and no proceeding for that purpose has been initiated by the SEC; and

•	no material adverse effect occurring since the date of the merger agreement.

In addition, our obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties that Philips Holding and Merger Sub made in the merger agreement being true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the merger; and

•	Philips Holding’s and Merger Sub’s performance, in all material respects, of the obligations required to be performed by them in the merger agreement.

Although the parties have the right to waive conditions to the merger (other than as required by law), we are not aware of any circumstance in which we, Philips Holding or Merger Sub would waive any of the closing conditions described above. For more information regarding conditions to the merger, see “— Conditions to the Merger” beginning on page [    ●    ].

No Solicitation of Transaction Proposals (Page   )

We have also agreed that we and our officers and directors shall not and we shall cause our employees, and instruct our investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage or facilitate any inquiries with respect to, or the making of, any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal;

•	engage in, continue or otherwise participate in any negotiations or discussions regarding, or provide any non-public information relating to, an acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

For purposes of the merger agreement, “acquisition proposal” means any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving us, or any proposal or offer to acquire in any manner, directly or indirectly, 20% or more of any class of our equity securities or of our consolidated total assets, other than the transactions contemplated by the merger agreement.

Notwithstanding this restriction, before the holders of our common stock adopt the merger agreement at the special meeting, we may provide information in response to a bona fide unsolicited written request from a person stating that such person would be interested in making a definitive acquisition proposal providing for the acquisition of 50% or more of our assets or equity securities if such person enters into a confidentiality agreement with us that is at least as protective for our benefit as that entered into by Philips Medical Systems and us and promptly disclose any such information to Philips Holding to the extent not previously provided to Philips Holding, may engage in discussions or negotiations with such a person, and may approve, adopt, recommend or otherwise declare advisable any acquisition proposal if:

•	our Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary in order for the directors to comply with their fiduciary duties; and

•	our Board of Directors has determined in good faith and after consultation with its financial advisor that such acquisition proposal either is a superior proposal or is reasonably likely to result in a superior proposal.

For purposes of the merger agreement, “superior proposal” means an unsolicited bona fide acquisition proposal involving more than 50% of our assets or 50% or more voting power of our equity securities that the Board of Directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory and other aspects of the proposal and the party making the proposal, and if consummated, would result in a transaction more favorable to our stockholders from a financial point of view than the transaction provided for in the merger agreement (taking into account any modifications proposed by Philips Holding).

We have agreed that our Board of Directors may not:

•	withhold, withdraw, qualify or modify, in a manner adverse to Philips Holding, its recommendation with respect to the merger, except as provided above or in connection with a superior proposal; or

•	except as expressly permitted by the merger agreement, cause or permit us to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement as described above) relating to any acquisition proposal.

However, we have agreed that our Board of Directors may withhold, withdraw, qualify or modify its recommendation or approve, adopt, recommend or otherwise declare advisable any superior proposal made after the date of the merger agreement but before the holders of our common stock adopt the merger agreement at the special meeting, if such proposal is not solicited, initiated or encouraged in breach of the merger agreement and if the Board of Directors determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with their fiduciary obligations under applicable law. If we receive a superior proposal, we must give Philips Holding notice of that proposal, Philips Holding will have a right to propose any changes to the merger agreement for three business days after receiving that notice, and our board may not change its recommendation until those three business days have elapsed. We have also agreed not to enter into any acquisition agreement with respect to an alternative acquisition proposal, except in connection with a termination of the merger agreement as described in the section labeled “— Termination” below.

The merger agreement also requires that we promptly cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted before the merger agreement with respect to any acquisition proposal. We have agreed to promptly request each party that executed a confidentiality agreement with us during the twelve months prior to the date of the merger agreement in connection with any acquisition proposal to return or destroy all non-public information furnished to such party by or on behalf of it. We have also agreed to provide Philips Holding with prompt notice (and, in any event, within 24 hours) if we receive any inquiries, proposals or offers with respect to acquisition proposals. For more information regarding non-solicitation of transaction proposals, see “— No Solicitation of Transaction Proposals” beginning on page [    ●    ].

Termination (Page   )

We and Philips Holding may agree in writing to terminate the merger agreement at any time without completing the merger, even after our stockholders have approved the merger agreement. The merger agreement may also be terminated at any time prior to the effective time of the merger under specified circumstances, including:

•	by either us or Philips Holding if:

•	the merger has not been completed by June 15, 2008, which we refer to as the “termination date”;

•	our stockholders do not adopt the merger agreement at the special meeting; or

•	any order permanently restraining, enjoining or prohibiting completion of the merger has become final and non-appealable;

•	by us:

•	before our stockholders have adopted the merger agreement, if (i) we have not breached our covenants described above in “— No Solicitation of Transaction Proposals,” and are not in material breach of any of the other covenants in the merger agreement, (ii) our Board of Directors authorizes us to enter into an acquisition agreement with respect to a superior proposal and we notify Philips Holding of our intent, (iii) Philips Holding does not within three days make a binding written offer that our Board in good faith determines is at least as favorable to our stockholders as the superior proposal, and (iv) we pay Philips Holding the termination fee described below in “— Termination Fees” prior to such termination; or

•	at any time prior to the effective time of the merger, if there has been a breach of any representation, warranty, covenant or agreement made by Philips Holding or Merger Sub in the merger agreement such that the conditions to the completion of the merger would not be satisfied, and such breach is not curable or is curable but is not cured within 30 days after we give notice of the breach to Philips Holding;

•	by Philips Holding if:

•	(i) our Board of Directors withholds, withdraws, qualifies or modifies its recommendation of the merger agreement, or recommends in favor of any superior proposal; (ii) we fail to take a vote of our stockholders to adopt the merger agreement prior to June 15, 2008; (iii) at the end of ten business days following receipt of an alternative acquisition proposal, our Board of Directors fails to reaffirm its recommendation in favor of the merger agreement within five business days after receiving a written request from Philips Holding to do so; (iv) a tender offer or exchange offer for shares of our common stock has been publicly disclosed by a party other than Philips Holding or an affiliate of Philips Holding, and our Board of Directors recommends that our stockholders tender their shares in such tender offer or exchange offer, or fails to recommend against such tender or exchange offer within ten business days after the commencement of such tender offer of exchange offer; or (v) we materially breach our covenants described above in “— No Solicitation of Transaction Proposals;” or

•	there has been a breach of any of our representations, warranties, covenants or agreement made in the merger agreement (other than our covenants described above “— No Solicitation of Transaction Proposals”) or any such representation or warranty shall have become untrue after the date of the merger agreement such that the conditions to the completion of the merger would not be satisfied, and such breach is not curable or is curable but is not cured within 30 days after Philips Holding gives us written notice of the breach.

If the merger agreement is terminated, no party will have any liability under the merger agreement, other than for the fees described below under “— Termination Fees,” and other than for any liability or damages resulting from any willful or intentional breach of the merger agreement. For more detailed information regarding termination of the merger agreement, see “— Termination” beginning on page [    ●    ].

Termination Fees (Page   )

We will have to pay Philips Holding a termination fee of $12,825,000, or approximately 3% of the aggregate equity value of the transaction, under certain circumstances, including instances where:

•	either Visicu or Philips Holding terminate the merger agreement because the termination date has passed and an alternative acquisition proposal has been made and not publicly withdrawn at least ten days prior to the date on which the merger agreement is terminated, and, within twelve months of such termination, we have entered into an acquisition agreement, with respect to, or have consummated or approved or recommended to our stockholders or otherwise not opposed, an alternative acquisition proposal;

•	either Visicu or Philips Holding terminate the merger agreement because the merger agreement has not been adopted by our stockholders at the special meeting and an alternative acquisition proposal has been made and not publicly withdrawn at least five days prior to the date on which the merger agreement is terminated, and, within twelve months of such termination, we have entered into an acquisition agreement, with respect to, or have consummated, or approved or recommended to our stockholders or otherwise not opposed, an alternative acquisition proposal; or

•	we terminate the merger agreement in order to accept a superior proposal as described above in the first bullet point under “— Termination” which describes circumstances where we can terminate the merger agreement.

We will also have to pay Philips Holding the termination fee in the event that Philips Holding terminates the merger agreement as described above in the first bullet point under “— Termination” which describes circumstances where only Philips Holding can terminate the merger agreement. Finally, we will also have to pay Philips Holding the termination fee in the event that we terminate the merger agreement because our stockholders do not adopt the merger agreement at the special meeting and on or prior to the date of the special meeting, any event giving rise to Philips Holding’s right to terminate the merger agreement, as described above in the first bullet point under “— Termination” which describes circumstances where only Philips Holding can terminate the merger agreement, has occurred. For more detailed information regarding termination fees, see “— Termination Fees” beginning on page [    ●    ].

Governmental and Regulatory Approvals (Page   )

Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we refer to as the HSR Act, the merger may not be completed until the expiration of a 30-day waiting period following the filing of notification and report forms with the Antitrust Division of the U.S. Department of Justice (which we refer to as the Antitrust Division) and the Federal Trade Commission (which we refer to as the FTC) by us and Royal Philips, unless a request for additional information and documentary material is received from the Antitrust Division or the FTC or early termination of the waiting period is granted. If, within the initial 30-day waiting period, either the Antitrust Division or the FTC issues a request for additional information and documentary material concerning the merger, then the waiting period will be extended until the 30th calendar day after the date of substantial compliance with the request by both parties, unless earlier terminated by the Antitrust Division or the FTC or further extended by court order or with our consent and the consent of Royal Philips. We and Royal Philips filed respective notification and report forms with the Antitrust Division and the FTC under the HSR Act on January 2, 2008, meaning that, unless it is extended or terminated early by the FTC or the Antitrust Division, the waiting period under the HSR Act will expire on February 1, 2008. For more information regarding regulatory approvals, see “— Governmental and Regulatory Approvals” beginning on page [    ●    ].

Appraisal Rights (Page   )

Under Section 262 of the Delaware General Corporation Law, or the DGCL, any holder of our common stock who does not wish to accept the merger consideration may dissent from the adoption of the merger and elect to exercise appraisal rights. A stockholder who exercises appraisal rights may ask the Delaware Court of

Chancery to determine the fair value of his, her or its shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) and may ask to receive payment of fair value in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL.

Holders of record of our common stock who do not vote in favor of the adoption of the merger agreement, and who otherwise comply with the applicable provisions of Section 262 of the DGCL, will be entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

The stockholders who signed the voting agreement with Philips have also agreed to waive their appraisal rights under Section 262 of the DGCL. For more information regarding appraisal rights, see “— Appraisal Rights” beginning on page [    ●    ].

Market Price of Our Common Stock (Page   )

The closing sale price of our common stock on Nasdaq on December 17, 2007, the last trading day prior to the announcement of the merger, was $8.86. The $12.00 per share to be paid for each share of our common stock in the merger represents approximately a 35% premium to the closing price on December 17, 2007, the last trading day prior to the announcement of the merger. For more information regarding the market price of our common stock, see “— Market Price of Our Common Stock” beginning on page [    ●    ].

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q.  Why am I receiving this proxy statement?

A.	You are receiving this proxy statement because you were one of our stockholders as of [ ● ], or the record date for stockholders entitled to notice of and to vote at the special meeting. On December 18, 2007, we entered into a merger agreement with Philips Holding USA Inc., which we refer to as Philips Holding, and Ice Merger Sub, Inc., a wholly owned subsidiary of Philips Holding that we refer to as Merger Sub. The merger agreement provides for Philips Holding to acquire us by means of the merger of Merger Sub with and into Visicu. If the merger is completed, we will become a wholly-owned subsidiary of Philips Holding and an indirect subsidiary of Koninklijke Philips Electronics, N.V., the parent company of Philips Holding, which we refer to as Royal Philips. A copy of the merger agreement is attached to this proxy statement as Annex A.

In order to complete the merger, among other things, our stockholders holding a majority of our shares of common stock outstanding on the record date must affirmatively vote to adopt the merger agreement. We are holding a special meeting of stockholders to obtain this approval.

Q.  What matters will I be asked to vote on at the special meeting?

A.  At the special meeting, you will be asked:

•	to consider and vote upon a proposal to adopt the merger agreement;

•	to consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Q.  What will I receive in exchange for my shares of Visicu common stock?

A.	Upon completion of the merger, our stockholders, other than stockholders who do not vote “FOR” the adoption of the merger agreement and have otherwise properly perfected their appraisal rights and not withdrawn a demand for their appraisal rights under Delaware law, will be entitled to receive $12.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that they own. For example, if you own 100 shares of our common stock, you will be entitled to receive $1,200.00 in cash in exchange for your shares of our common stock, less any applicable withholding taxes. At the effective time of the merger, all of the shares of our common stock will be cancelled and cease to exist and any certificate representing our shares thereafter will represent only the right to receive $12.00 in cash, without interest. See “— Exchange and Payment Procedures” beginning on page [ ● ].

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents the paying agent requires. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to our satisfaction that such stock transfer taxes have been paid or are not applicable. No interest will be paid or accrued on the merger consideration payable upon surrender of your shares of common stock.

PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

If you hold options to acquire shares of our common stock, immediately prior to the effective time of the merger, each outstanding, unexercised stock option (whether vested or not) shall be deemed to be fully vested at the effective time of the merger and shall be canceled, and the holder thereof shall be entitled to receive, at the effective time of the merger or as soon as practicable thereafter, an amount in cash, less applicable withholding taxes, equal to the aggregate number of shares of our common stock subject to such stock option multiplied by the excess, if any, of $12.00 over the exercise price per share of our common stock subject to such stock option.

Q.  When and where is the special meeting of our stockholders?

A.	The special meeting of stockholders will take place on [ ● ], at [ ● ] a.m. local time in Baltimore, Maryland, at [ ● ].

Q.	What is a quorum?

A.	A quorum of the holders of the issued and outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of our shares of common stock entitled to vote at the meeting are present at the meeting, either in person or represented by proxy. Abstentions are counted as present for the purpose of determining whether a quorum is present.

Q.	What vote is required on each proposal and how are votes counted?

A.	For the proposal relating to the adoption of the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will have the same effect as votes cast AGAINST the proposal relating to adopt the merger agreement, and will count for the purpose of determining whether a quorum is present. Stockholders as of the close of business on the record date holding at least a majority of the issued and outstanding shares of our common stock must vote FOR the proposal to adopt the merger agreement for us to complete the merger. As a result, if you ABSTAIN, it has the same effect as a vote AGAINST the proposal relating to the adoption of the merger agreement.

For the proposal to adjourn the special meeting, if necessary, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies, but will count for the purpose of determining whether a quorum is present. The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of holders representing a majority of the shares of our common stock present or represented at the meeting, and entitled to vote and that are voted and do not abstain. As a result, if you ABSTAIN, it will have no effect on the vote for the adjournment of the special meeting, if necessary, to solicit additional proxies.

If you sign your proxy card without indicating your vote, your shares will be voted FOR the proposal to adopt the merger agreement and FOR the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

A broker non-vote generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes count for the purpose of determining whether a quorum is present, but will not count as votes cast on a proposal. As a result, broker non-votes will have the effect of a vote AGAINST the proposal to adopt the merger agreement. Broker non-votes will have no effect on the vote for the adjournment of the meeting, if necessary, to solicit additional proxies.

As an inducement for Philips Holding to enter into the merger agreement, certain of our stockholders who collectively control an aggregate of approximately 30.2% of our outstanding common stock entered into a voting agreement with Philips Holding dated as of December 18, 2007. Pursuant to the voting agreement, each such signatory stockholder agreed, among other things, to vote all of our common stock held by such stockholder in favor of the adoption of the merger agreement and the adjournment of the special meeting if necessary, to solicit additional proxies. The voting agreement terminates upon the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms.

Q.  Who may vote at the special meeting?

A.	Owners of our common stock at the close of business on [ ● ], 2008, the record date for the special meeting, are entitled to vote. This includes shares you held on that date (1) directly in your name as the stockholder of record and (2) through a bank, broker or other holder of record where the shares were held for you as the beneficial owner. A list of stockholders of record entitled to vote at the special meeting will be available at our offices located at 217 East Redwood Street, Suite 1900, Baltimore, Maryland 21202, during ordinary business hours for ten days prior to the special meeting, as well as at the special meeting.

Q.  How do I vote?

A.	Since many stockholders are unable to attend the special meeting in person, we send proxy cards to all stockholders of record to enable them to direct the voting of their shares. You may vote in person or by valid proxy received by telephone, via the Internet or by mail. If voting by mail, you must:

•	indicate your instructions on the proxy;

•	date and sign the proxy;

•	mail the proxy promptly in the enclosed envelope; and

•	allow sufficient time for the proxy to be received before the date of the special meeting.

Alternatively, in lieu of returning signed proxy cards, our stockholders of record can vote their shares by telephone or via the Internet. If you are a registered stockholder (that is, if you hold your stock in certificate form), you may vote by telephone or electronically via the Internet by following the instructions included with your proxy card. The deadline for voting by telephone or electronically via the Internet is [    ●    ] a.m., local time in Baltimore, Maryland, on [    ●    ], 2008.

Banks, brokers and nominees generally solicit voting instructions from the beneficial owners of shares held by them and typically offer telephonic or electronic means by which these instructions can be given, in addition to the traditional mailed voting instruction cards. If you beneficially own shares held through a bank, broker or other nominee, you may submit voting instructions by telephone or via the internet if the firm holding your shares offers these voting methods. Please refer to the voting instructions provided by your bank, broker or other nominee for more information.

Q.  What does it mean if I get more than one proxy card?

A.	If you have shares of our common stock that are registered separately and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q.  How will my proxy vote my shares?

A.	As reflected in the attached proxy card, [ ● ] and [ ● ] are the designated proxy holders who will vote according to the instructions you submit on your proxy card. If you sign and return your card but do not indicate your voting instructions on one or more of the matters listed, the proxy holders will vote all uninstructed shares FOR the proposal to adopt the merger agreement, FOR the proposal to adjourn the special meeting, if necessary, to solicit additional proxies, and in accordance with the judgment of the designated proxy holders on any other matters properly brought before the special meeting for a vote.

Q.	If my shares are held in “street name” by my bank, brokerage firm or other nominee, will my broker or nominee automatically vote my shares for me?

A.	No. Your brokerage firm, bank or other nominee cannot vote your shares without instructions from you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the instructions contained in the voting instruction card that your bank, broker or nominee provides to you. Failing to instruct your bank, brokerage firm or nominee to vote your shares will have the same effect as a vote AGAINST the proposal to adopt the merger agreement.

Q.  Can I change my vote?

A.	You may revoke your proxy at any time before it is voted at the special meeting. If you are the holder of record of your shares, you may revoke your proxy prior to the vote at the special meeting in any of three ways:

•	by delivering a written revocation dated after the date of the proxy that is being revoked to Visicu, Inc., 217 East Redwood Street, Suite 1900, Baltimore, Maryland 21202, Attention: Corporate Secretary;

•	by delivering a proxy dated later than your original proxy relating to the same shares to our Corporate Secretary by mail, telephone or via the internet; or

•	by attending the special meeting and voting in person by written ballot.

Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in street name, you should follow the instructions of your bank, broker or other nominee regarding revocation or change of proxies. If your bank, broker or other nominee allows you to submit a proxy by telephone or via the internet, you may be able to change your vote by submitting a new proxy by telephone or via the internet.

Q.  Can I vote in person at the special meeting?

A.	If you submit a proxy or voting instructions you do not need to vote at the special meeting. However, we will pass out written ballots to any stockholder of record or authorized representative of a stockholder of record who wants to vote in person at the special meeting rather than by proxy. Voting in person will revoke any proxy previously given. If you hold your shares through a bank, broker or other nominee, you must obtain a proxy from your bank, broker or other nominee to vote in person.

Q.  Who can attend the special meeting?

A.	All stockholders of record on the record date for the special meeting can attend. In order to be admitted to the meeting, you will need to bring proof of identification. Please note that if you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the special meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on [ ● ]. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the special meeting.

Q.  Should I send in my stock certificates now?

A.	No. Please do not send any stock certificates with your proxy card. After we complete the merger you will receive written instructions for returning your Visicu stock certificates. These instructions will tell you how and where to send your Visicu stock certificates in order to receive the merger consideration.

Q.  When do you expect to complete the merger?

A.	We expect to complete the merger shortly after all of the conditions to the merger have been satisfied or waived. The closing date of the merger will occur no later than the third business day following the day on which all conditions to closing in the merger agreement have been satisfied or waived or on another date as agreed between Philips Holding and us.

Q.  What happens if the merger is not consummated?

A.	If the merger agreement is not adopted by the requisite stockholder vote or if the merger is not consummated for any other reason, you will not receive any payment for your shares of our common stock in connection with the merger. Instead, we expect that we will remain an independent public company and that shares of our common stock will continue to be listed and traded on The Nasdaq Global Market. However, under specified circumstances, we may be required to pay Philips Holding a termination fee as described under the caption “— Termination Fees” beginning on page [ ● ].

Q.  What happens if I sell my shares before the special meeting?

A.	The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be consummated. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $12.00 per share in cash to be received by our stockholders in the merger. IN ORDER TO RECEIVE THE $12.00 PER SHARE, YOU MUST HOLD YOUR SHARES THROUGH COMPLETION OF THE MERGER. See “— Exchange and Payment Procedures” beginning on page [ ● ] for details about the payment of the merger consideration.

Q.  What rights do I have if I oppose the merger?

A.	Under Section 262 of the DGCL, any holder of our common stock who does not wish to accept the merger consideration may dissent from the merger and elect to exercise appraisal rights. A stockholder who exercises appraisal rights may ask the Delaware Court of Chancery to determine the fair value of his, her or its shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) and may ask to receive payment of fair value in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL. If the shares of our common stock are held of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depository or other nominee, execution of the demand should be made in that capacity, and if our common stock is held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. See “— Appraisal Rights” on page [ ● ].

Q.  Will I owe taxes as a result of the receipt of the merger consideration?

A.	Yes. Your receipt of the merger consideration for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize capital gain or loss as a result of the merger equal to the difference, if any, between the merger consideration that you receive for each of your shares of our common stock and the adjusted tax basis of your shares of our common stock. See “— Material U.S. Federal Income Tax Consequences” beginning on page [ ● ] for a more complete discussion of the U.S. federal income tax consequences of the merger. You should consult your tax advisors about the specific tax consequences to you of the merger.

Q.  Who can help answer my questions about the special meeting or the merger?

A.	If you have additional questions about the merger, special meeting, need assistance in submitting your proxy or voting you shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call our Corporate Secretary at (410) 276-1960.

THE PARTIES TO THE MERGER

Visicu, Inc.

Visicu, Inc., a Delaware corporation, is a healthcare information technology and clinical solutions company focused on transforming the delivery of critical care through its eICU® Program. Through remote monitoring technology and clinical intelligence, experienced critical care resources are leveraged to provide coverage and early intervention for safer, more effective patient care. Currently more than 180 hospitals serving over 250,000 patients annually have partnered with us to implement eICU programs. For more information about us, please visit our website at http://www.visicu.com. The information contained on this website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. Our common stock is publicly traded on The Nasdaq Global Market under the symbol “EICU.” Our principal executive office is at 217 East Redwood Street, Suite 1900, Baltimore, MD 21202-3315, and our telephone number there is (410) 276-1960.

Royal Philips

Koninklijke Philips Electronics, N.V., which we refer to throughout this proxy statement as Royal Philips, is a global leader in the areas of healthcare, lighting and consumer lifestyle. Headquartered in the Netherlands, Royal Philips employs approximately 128,100 employees in more than 60 countries worldwide. Royal Philips is a market leader in medical diagnostic imaging and patient monitoring systems, energy efficient lighting solutions, personal care and home appliances, as well as consumer electronics. Additional information about Royal Philips is available on its website at http://www.philips.com. The information contained on this website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC by the Company. Royal Philips’ principal executive offices are located at Breitner Center, Amstelplein 2, 1070 MX Amsterdam, The Netherlands, and its telephone number there is 31 20 59 77 222.

Philips Holding

Philips Holding USA Inc., which we also refer to as Philips Holding, is a Delaware corporation and is a wholly owned U.S. subsidiary of Royal Philips. Philips Holding conducts certain operations of Royal Philips within the U.S. The address for Philips Holding is c/o Philips Medical Systems, 3000 Minuteman Road, Andover, Massachusetts 01810, and its telephone number there is (978) 687-1501.

Merger Sub

Ice Merger Sub, Inc., which we refer to as Merger Sub, is a wholly owned subsidiary of Philips Holding organized under the laws of Delaware. It was formed solely for the purposes of effecting the merger, has no assets, and has conducted no business operations.

THE SPECIAL MEETING

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our Board of Directors for use at the special meeting to be held at [    ●    ] a.m., local time in Baltimore, Maryland, on [    ●    ], 2008, at [    ●    ].

Matters To Be Considered

The purpose of the special meeting will be:

•	to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, which we refer to as the merger agreement, by and among Visicu, Philips Holding, and Merger Sub, pursuant to which Visicu will become a wholly owned subsidiary of Philips Holding, and an indirect subsidiary of Royal Philips; and

•	to consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

A copy of the merger agreement is attached as Annex A to this proxy statement.

Record Date; Stock Entitled to Vote; Quorum

The holders of record of our common stock as of the close of business on the record date for the special meeting, which was [    ●    ], 2008, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [    ●    ] shares of our common stock outstanding. Each share of common stock outstanding on the record date is entitled to one vote for each matter to be voted on at the special meeting.

The holders of a majority of the shares of our common stock that were outstanding on the record date, present in person or represented by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of our common stock held in treasury by us are not considered to be outstanding for purposes of determining a quorum, and may not vote at the special meeting. In accordance with Delaware law, abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum.

Required Vote

Each share of our common stock that was outstanding on the record date for the special meeting entitles the holder to one vote at the special meeting. Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting. Because the vote is based on the number of shares of our outstanding common stock rather than on the number of votes cast, failure to vote your shares, and votes to abstain, will have the same effect as votes against adoption of the merger agreement. Accordingly, our Board of Directors urges you to complete, date, sign and return the enclosed proxy card, or to submit your proxy by telephone or the internet, as outlined on the enclosed proxy card, or, in the event that you hold your shares through a broker or other nominee, to vote by following the separate voting instructions received from your bank, broker or other nominee.

As an inducement for Philips Holding to enter into the merger agreement, certain of our stockholders who collectively control an aggregate of approximately 30.2% of our outstanding common stock entered into a voting agreement with Philips Holding dated as of December 18, 2007. Pursuant to the voting agreement, each such signatory stockholder agreed, among other things, to vote all of such signatory stockholder’s shares of our common stock in favor of the adoption of the merger agreement and the approval of the transactions contemplated by the merger agreement. The voting agreement terminates upon the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms.

As of the record date, our directors and executive officers beneficially owned in the aggregate approximately [    ●    ]% of the shares of our common stock entitled to vote at the special meeting.

Voting By Proxy; Revocability of Proxy

Each copy of this document mailed to our stockholders is accompanied by a proxy card and a self-addressed envelope.

If you are a registered stockholder, that is, if you are a “holder of record,” you may submit your proxy in any of the following three ways:

•	by completing, dating, signing and returning the enclosed proxy card by mail;

•	by appointing a proxy to vote your shares by telephone or via the internet, as outlined on the enclosed proxy card; or

•	by appearing and voting in person by ballot at the special meeting.

Regardless of whether you plan to attend the special meeting, you should submit your proxy as described above as promptly as possible. Submitting your proxy before the special meeting will not preclude you from voting in person at the special meeting should you decide to attend. If you hold your shares through a bank, broker or nominee, however, you must obtain a proxy from your bank, broker or nominee to vote in person.

If you hold your shares of our common stock in a stock brokerage account or through a bank, brokerage firm or other nominee, or in other words in “street name,” you must vote in accordance with the instructions on the voting instruction card that your bank, brokerage firm or other nominee provides to you. You should instruct your bank, brokerage firm or other nominee as to how to vote your shares, following the directions contained in the voting instruction card. If you hold shares in street name, you may submit voting instructions by telephone or via the internet if the firm holding your shares offers these voting methods. Please refer to the voting instructions provided by your bank, brokerage firm or other nominee for information.

If you vote your shares of our common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of our common stock will be voted FOR the adoption of the merger agreement and FOR the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement. If you submit your proxy by internet or telephone, your shares will be voted at the special meeting as instructed.

You may revoke your proxy at any time before the proxy is voted at the special meeting. If you are a holder of record, you may revoke your proxy prior to the vote at the special meeting in any of three ways:

•	by delivering a written revocation dated after the date of the proxy that is being revoked to Visicu, Inc., 217 East Redwood Street, Suite 1900, MD 21202-3315, Attention: Corporate Secretary;

•	by delivering a proxy dated later than your original proxy relating to the same shares to our Corporate Secretary by mail, telephone or via the internet; or

•	by attending the special meeting and voting in person by ballot.

Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in street name by your bank, brokerage firm, or other nominee, you should follow the instructions of your bank, brokerage firm or other nominee regarding revocation or change of voting instructions. If your bank, brokerage firm or other nominee allows you to submit voting instructions by telephone or via the internet, you may be able to change your vote by telephone or via the internet.

Abstaining from Voting

If you abstain from voting, it will have the following effects:

•	Your shares will be counted as present for determining whether or not there is a quorum at the special meeting.

•	Because the merger agreement must be approved by a majority of the shares of our outstanding common stock rather than of the number of votes cast, abstentions will have the same effect as votes AGAINST adoption of the merger agreement.

•	Abstentions will not be counted in determining whether or not any proposal to adjourn the special meeting is approved.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes count for the purpose of determining whether a quorum is present, but will not count as votes cast on a proposal. As a result, broker non-votes will have the effect of a vote AGAINST the adoption of the merger agreement. Broker non-votes will have no effect on the vote for the adjournment of the meeting, if necessary, to solicit additional proxies.

Voting in Person

If you submit a proxy or voting instructions you do not need to vote in person at the special meeting. However, we will pass out written ballots to any stockholder of record or authorized representative of a stockholder of record who wants to vote in person at the special meeting rather than by proxy. Voting in person will revoke any proxy previously given. If you hold your shares through a bank, brokerage firm or other nominee, you must obtain a legal proxy from your bank, brokerage firm or other nominee authorizing you to vote your shares in person, which you must bring with you to the special meeting.

In order to be admitted to the meeting, you will need to bring proof of identification. Please note that if you hold shares in “street name” (that is, through a bank, brokerage or other nominee) and would like to attend the special meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on [    ●    ], 2008.

Shares Owned by Our Directors and Executive Officers

As of the record date, our directors and executive officers beneficially owned in the aggregate approximately [    ●    ]% of the shares of our common stock entitled to vote at the special meeting.

Solicitation of Proxies

We are soliciting proxies for our special meeting from our stockholders. We will pay the costs of soliciting proxies for the special meeting. In addition to this mailing, our officers, directors and employees may solicit proxies by telephone, by mail, via the internet or in person. However, they will not be paid any additional amounts for soliciting proxies. We will also request that individuals and entities holding our shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and we will reimburse those holders for their reasonable expenses in performing those services.

Other Business; Adjournments or Postponements

We are not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, and intend to vote the shares as our Board of Directors may recommend.

The special meeting may be adjourned or postponed from time to time, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. In addition, if the adjournment or postponement of the special meeting is for more than 30 days or if after the adjournment or postponement a new record date is fixed for an adjourned or postponed meeting, notice of the adjourned or postponed meeting must be given to each stockholder of record entitled to vote at such special meeting. If a quorum is not present at the special meeting, stockholders may be asked to vote on a proposal to adjourn the special meeting to solicit additional proxies. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the other proposal(s), holders of common stock may also be asked to vote on a proposal to approve the adjournment of the special meeting to permit further solicitation of proxies.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact our Corporate Secretary at Visicu, Inc. at 217 East Redwood Street, Suite 1900, Baltimore, MD 21202-3315, or by telephone at (410) 276-1960.

THE MERGER

Philips Medical Systems North America Company, which we refer to throughout this proxy statement as Philips Medical Systems, is a division of Philips Electronics North America Corporation, which we refer to as Philips Electronics. Philips Electronics is a subsidiary of Philips Holding. Our management team typically interacted with representatives of Philips Medical Systems, but on certain occasions also interacted with representatives of other affiliated entities or divisions of Philips Electronics or its parent companies Philips Holding or Royal Philips. For purposes of our discussion throughout this proxy statement, we refer to Philips Medical Systems and have not otherwise distinguished between the particular divisions or entities of Philips Electronics, Philips Holding or Royal Philips with which we interacted other than in our discussion of the terms of the merger agreement, the voting agreement and the employment agreements and our discussion of Governmental and Regulatory Approvals.

Background of the Merger

Our management and Board of Directors regularly evaluate our strategies, operations, historic and projected financial performance, key initiatives and expectations for our business. We regularly investigate and consider different strategies for improving our financial performance and competitive position and enhancing stockholder value. As part of these evaluations, we have, from time to time, considered strategic initiatives that include joint ventures, partnering or other collaborative arrangements and other transactions.

We are a healthcare information technology and clinical solutions company. Our eICU Program is an advanced remote patient monitoring system and set of clinical services designed to improve care provided to critically ill patients. Our system relies upon patient data gathered from multiple sources, one of the most important of which is the bedside patient monitor. One of the largest providers of bedside patient monitors to critically ill patients is Philips Medical Systems. On May 28, 2003, we entered into a confidential disclosure agreement with Philips Medical Systems in order to exchange information for the purpose of integrating Philips Medical Systems’ patient monitoring systems with our remote patient monitoring system. Through November 2006, we periodically were in contact with Philips Medical Systems regarding the integration of our eICU Program with Philips Medical Systems’ patient monitoring systems.

Following a request from Philips Medical Systems, on December 8, 2006, Frank Sample, our Chairman of the Board and Chief Executive Officer, Vincent Estrada, our Chief Financial Officer, and Edward Larsen, our consultant, met with representatives of Philips Medical Systems. During the meeting, the attendees discussed their respective businesses, the substance and status of our previous discussions and additional areas for potential collaboration. These additional areas included the integration of Philips Medical Systems’ solutions with our solution, entering into a distribution relationship with Philips Medical Systems to distribute our solution in both the U.S. and internationally, and the potential to collaborate with one another on solutions outside of the intensive care unit.

On January 15, 2007, we executed a mutual non-disclosure agreement with Philips Medical Systems governing the exchange of confidential information between Philips Medical Systems and us in order to facilitate our further discussions. Upon the request of Philips Medical Systems, on January 19, 2007, Messrs. Estrada and Larsen met again with representatives of Philips Medical Systems. The attendees discussed a range of possible relationships between us and Philips Medical Systems, including various forms of distribution relationships, co-development and co-marketing opportunities for new markets outside of the intensive care unit, co-development opportunities to enhance each of our current products, and joint ventures to explore new market opportunities.

On January 25, 2007, the Board of Directors held a meeting. At this meeting, Messrs. Sample and Estrada updated the Board of Directors on our business development activity, including the meetings held with Philips Medical Systems on December 8, 2006 and January 19, 2007 and the execution of the mutual non-disclosure agreement with Philips Medical Systems on January 15, 2007.

On February 27, 2007, Messrs. Estrada and Sample met with representatives of Philips Medical Systems at a healthcare information tradeshow. The attendees briefly discussed their respective visions and the range of collaborative opportunities available to the parties. During this meeting, a representative of Philips Medical Systems proposed a potential acquisition of us by Philips Medical Systems as another alternative that could be explored. Philips Medical Systems requested that we provide it with financial and operating information in order to further refine and prioritize the range of collaborative opportunities that had been discussed to date.

Subsequent to the meeting on February 27, 2007, Mr. Sample had several conversations with various board members indicating that we were exploring a range of potential collaborative opportunities with Philips Medical Systems and that Philips Medical Systems had indicated that it may have interest in pursuing an acquisition of the Company. Michael Bronfein, a director of the Company, and a senior managing director of Sterling Venture Partners, L.P., or Sterling, one of our significant stockholders, advised other Board members that he did not believe that a sale of the Company at this time was in the best interest of our stockholders.

On March 13, 2007, we provided financial and operating information to Philips Medical Systems, including financial projections. We refer to the financial projections that we provided to Philips Medical Systems on March 13, 2007 as the base case projections

On March 20, 2007, at the invitation of representatives of Philips Medical Systems, Mr. Estrada met with several representatives of Philips Medical Systems and reviewed our business model, operations, financial results and base case projections. There was further discussion regarding the range of collaborative opportunities between Philips Medical Systems and us and the costs, resources and time to develop each of these opportunities.

On April 20, 2007, we received a non-binding indication of interest from Philips Medical Systems with a proposed purchase price in the range of $10.00 to $11.00 per fully diluted share, which was based upon our discussions with, and the information that we had made available to, Philips Medical Systems to date.

On April 26, 2007, the Board of Directors held a meeting. Mr. Sample made a presentation to the Board of Directors regarding the indication of interest to acquire us that we received from Philips Medical Systems on April 20, 2007, which we refer to herein as the April 20th Proposal, and the range of collaborative opportunities that had been discussed with Philips Medical Systems prior to our receipt of the April 20th Proposal. The Board of Directors discussed our financial performance over the previous several quarters and expectations for our financial performance in evaluating whether the Board of Directors should give the April 20th Proposal further consideration. A representative from DLA Piper US LLP, or DLA Piper, our outside corporate and securities counsel, advised the Board of Directors regarding the fiduciary duties of directors. The Board of Directors also discussed whether to engage a financial advisor to explore our strategic alternatives and discussed the advantages and disadvantages of having Morgan Stanley act as our financial advisor. The discussion of the Board of Directors focused on Morgan Stanley’s experience and reputation generally and the fact that Morgan Stanley had been our long-standing investment bank and that its familiarity with us would be helpful in assisting us in identifying and evaluating our strategic alternatives. The Board of Directors also focused on potential conflicts of interest in view of Morgan Stanley’s prior work with Philips Medical Systems. The Board of Directors requested that Mr. Sample contact Morgan Stanley to discuss its engagement as our financial advisor. The Board of Directors discussed the benefits and risks associated with pursuing the collaborative opportunities with, or being acquired by, Philips, and the benefits and risks associated with us remaining an independent public company. The Board of Directors also discussed various alternative sales processes. At the conclusion of the meeting, the Board of Directors decided that it would defer the engagement of a financial advisor and that it would not accept the April 20th Proposal, but that we would continue discussions with Philip Medical Systems either to explore other potential business relationships with Philips Medical Systems or determine if it would increase the price per share offer in its April 20th Proposal.

On May 17, 2007, at the invitation of representatives of Philips Medical Systems, Michael Breslow, our Executive Vice President, and Messrs. Estrada and Sample met with representatives of Philips Medical Systems. Our management provided Philips Medical Systems with an overview of Visicu. The attendees then discussed the range of collaborative opportunities that had been discussed during the prior meetings. At the conclusion of the meeting, the attendees generally discussed potential additional value that could be derived from our acquisition by Philips Medical Systems and the potential business synergies that might result.

During the period from May 17, 2007 to June 14, 2007, Messrs. Estrada and Sample spoke with representatives of Philips Medical Systems several times regarding our base case projections and the potential business synergies from our possible acquisition by Philips Medical Systems. The parties also discussed the various collaborative opportunities available to the parties.

On June 14, 2007, we received a second non-binding indication of interest from Philips Medical Systems with a proposed purchase price of $11.50 per fully diluted share, which we refer to herein as the June 14th Proposal. The June 14th Proposal further provided for a thirty-day binding exclusivity period, during which Philips Medical Systems would engage in a due diligence review of us and we would not be permitted to consider strategic alternatives with other third-parties.

On June 19, 2007, the Board of Directors held a meeting to discuss the June 14th Proposal. On June 27, 2007, the Board of Directors again held a meeting to discuss the June 14th Proposal. During the June 27 meeting, the Board of Directors discussed our financial and operating performance and considered our available strategic alternatives, including the interest of Philips Medical Systems. The Board of Directors also discussed various alternative sales processes. A representative of DLA Piper advised the Board of Directors regarding the fiduciary duties of directors. The Board of Directors again discussed the advantages and disadvantages of having Morgan Stanley act as our financial advisor. After such discussion, the Board of Directors concluded that Morgan Stanley’s prior work with Philips Medical Systems did not impair Morgan Stanley’s ability to act as our financial advisor. The Board of Directors then authorized management to engage Morgan Stanley as our financial advisor to advise the Board of Directors regarding the strategic alternatives that might be available to us. We subsequently retained Morgan Stanley formally as our financial advisor. For reasons of administrative convenience, the Board of Directors formed a transaction committee to serve as a working committee of the Board of Directors in the consideration of our strategic alternatives.

On July 9, 2007, the transaction committee held a meeting. The transaction committee discussed with Morgan Stanley how to respond to Philips Medical Systems with respect to the June 14th Proposal. The transaction committee also discussed our recent financial and operating performance, noting that management had revised its internal financial projections downward based upon actual year-to-date sales and new account signings through June 30, 2007 and management’s expectations for the future performance of our business, which we refer to herein as the revised base case projections. Morgan Stanley made a presentation to the transaction committee based upon publicly available information and the revised base case projections we had provided to Morgan Stanley. Morgan Stanley’s presentation included a review of our stock price performance and trading activity to date, a range of strategic alternatives available to us, which included continuing to operate as an independent public company, a share repurchase program, a special dividend to stockholders, a recapitalization transaction, a going-private transaction and a sale of the Company, and different valuation methods to consider in valuing Visicu. After discussion with the transaction committee, Morgan Stanley advised the transaction committee that its recommendation at that time was either to continue to operate as an independent public company or to pursue a sale transaction. The transaction committee engaged in further discussions regarding these alternatives, including a discussion of the potential opportunities and risks of expanding the sales process to include other possible buyers and, in particular, the risk that Philips Medical Systems would withdraw its offer if we decided to do so. A representative of Morgan Stanley advised the Board of Directors that Philips Medical Systems had advised Morgan Stanley that Philips Medical Systems would not agree to participate in an expanded sales process or agree to a go-shop provision.

After further discussion and in order to assist in evaluating the June 14th Proposal and in negotiations with Philips Medical Systems, the transaction committee instructed Morgan Stanley to work with management to prepare an additional financial model to reflect the synergies, efficiencies and opportunities that we believe could occur as a result of a combination with Philips Medical Systems, including the estimated impact from the expansion of our business into additional market segments and the enhanced distribution capabilities of Philips Medical Systems, which refer to herein as the market opportunity projections. After further discussion, the transaction committee concluded that it would communicate to Philips Medical Systems that we would be interested in pursuing a potential transaction, but not at a price of $11.50 per fully diluted share.

On July 26, 2007, the Board of Directors held a meeting. Morgan Stanley reviewed the valuations of us as an independent public company using the revised base case projections and the market opportunity projections. The Board of Directors then engaged in discussion with Morgan Stanley regarding the challenges associated with achieving the results of the market opportunity projections. Following Morgan Stanley’s presentation, the Board of Directors discussed whether it was still appropriate to consider a sale transaction at that time in view of the failure to meet our base case projections for sales and new account signings through June 30, 2007 and the risks we would not meet our base case projections or our revised base case projections for the remainder of 2007. The Board of Directors also discussed whether to pursue an expanded sales process and how to respond to the June 14th Proposal. A representative from DLA Piper advised the Board of Directors regarding the fiduciary duties of directors.

The Board of Directors then discussed the competitive landscape in which we were operating, our sales cycle, intellectual property matters and the risks of executing and achieving our business plan. Subsequently, the Board of Directors discussed a response to the June 14th Proposal and concluded that it would direct Morgan Stanley to advise Philips Medical Systems that it would agree to a binding exclusivity period only if the per share purchase price offered by Philips Medical Systems was increased.

On July 30, 2007, the Board of Directors held a meeting. Morgan Stanley made a presentation regarding the various valuation methods available to value us, utilizing the revised base case projections and the market opportunity projections. The Board of Directors discussed the assumptions and risks used in the various valuation methods as well as our possible value over time as an independent public company. The Board of Directors then discussed the fact that the June 14th Proposal was based on the base case projections provided to Philips Medical Systems, and that the revised base case projections had not yet been shared with Philips Medical Systems. The Board of Directors discussed strategies for using the various valuation methods presented by Morgan Stanley to articulate a case for negotiating an increased price with Philips Medical Systems in light of the revised base case projections and market opportunity projections.

Following the Board of Directors’ discussion of valuation, Morgan Stanley reviewed its recommendations to the Board of Directors regarding strategic alternatives. Morgan Stanley reiterated its recommendation that we either continue to operate as an independent public company or pursue a sale transaction. The Board of Directors discussed the various strategic alternatives and raised questions regarding the valuation methods, valuations of comparable public companies and other alternatives, which were answered by Mr. Estrada and representatives of Morgan Stanley. The Board of Directors noted in its discussion that there were potential synergies with Philips Medical Systems, which management and Morgan Stanley explained would not exist with other financial or strategic buyers.

Finally, the Board of Directors discussed a response to the June 14th Proposal. The Board of Directors discussed presenting Philips Medical Systems with a counteroffer of $14 per fully diluted share and discussed concerns with agreeing to an exclusivity period and the advisability of seeking a go-shop provision to allow the Board of Directors to seek out other potential buyers for us following the signing of a merger agreement. A representative of Morgan Stanley reiterated Philips Medical Systems’ position that it would not agree to participate in an expanded sales process or agree to a go-shop provision. The Board of Directors engaged in further discussion, noting again that there were potential synergies with Philips Medical Systems that would not exist with other financial or strategic buyers, that an expanded sales process could significantly impair the value of our business if our competitors, existing or prospective customers or employees were to become aware of the process, that Philips Medical Systems would likely withdraw its offer if we pursued an expanded sales process, and that we had not been approached by any other buyer with a specific or substantive indication of interest to acquire us even though our common stock had traded significantly below the $11.50 offer price during the previous twelve months. A representative from DLA Piper advised the Board of Directors regarding the fiduciary duties of directors. After further discussion, the Board of Directors directed Morgan Stanley to make a counteroffer to Philips Medical Systems of $14 per fully diluted share and to request a go-shop provision be included in the final merger agreement, and that, if this counter offer was acceptable to Philips Medical Systems, we would agree to a limited exclusivity period. Morgan Stanley communicated the counter offer to Philips Medical Systems on August 3, 2007.

On August 13, 2007, a representative of Philips Medical Systems contacted our representatives at Morgan Stanley and rejected the counter offer. Philips Medical Systems, however, offered to meet with us to discuss the differences in valuation.

On August 16, 2007, we provided our revised base case projections and market opportunity projections to Philips Medical Systems. Between August 16, 2007 and September 14, 2007, representatives of Morgan Stanley and our management discussed the market opportunity projections as well as revised base case projections and additional financial information with Philips Medical Systems.

On September 14, 2007, a representative of Philips Medical Systems contacted representatives of Morgan Stanley to communicate verbally that Philips Medical Systems would increase its offer to $12.00 per fully diluted share, representing a premium of approximately 67% over the closing price of our common stock on that date of $7.19 per share, and would not agree to a go-shop provision, but that this was Philips Medical Systems’ best and final offer. We refer to the proposal made by Philips Medical Systems on September 14, 2007 as the September 14th Proposal. The September 14th Proposal further provided for a binding exclusivity period through October 31, 2007, during which Philips Medical Systems would engage in a due diligence review of us and we would not be permitted to consider strategic alternatives with other third-parties.

On September 17, 2007, the Board of Directors held a meeting. Morgan Stanley advised the Board of Directors concerning the September 14th Proposal and that Philips Medical Systems advised that this was its best and final offer. Morgan Stanley provided the Board of Directors with its evaluation of the September 14th Proposal. Morgan Stanley then assisted the Board of Directors in comparing the September 14th Proposal to the values indicated by our other strategic alternatives, including continuing to operate as an independent public company. A representative of Morgan Stanley reiterated the positions of Philips Medical Systems that it would not participate in an expanded sales process or agree to a go-shop provision. After further discussion, all of the directors present at the meeting, other than Michael Bronfein who voted against the proposal, approved a proposal to enter into a non-binding letter agreement with Philips Medical Systems with a binding exclusivity period, during which period Philips Medical Systems would engage in a due diligence review of us and we would not be permitted to consider strategic alternatives with other parties.

On September 19, 2007, Mr. Bronfein, contacted Mr. Sample to express Sterling’s interest in pursuing an acquisition of the Company. On September 21, 2007, the Board of Directors held a meeting. Mr. Bronfein addressed the Board of Directors explaining that he did not favor the September 14th Proposal. Mr. Bronfein went on to indicate that while Sterling was not prepared to make a specific proposal at this time, subject to due diligence, it was interested in pursuing a leveraged recapitalization transaction. The Board of Directors, with Mr. Bronfein having recused himself from the discussion, discussed Sterling’s possible interest in an alternative transaction and focused on (i) the fact that Sterling had not presented a specific offer for the acquisition of Visicu, (ii) the risk that Philips Medical Systems would withdraw its offer based upon its stated position that Philips Medical Systems would not participate in an expanded sales process either before the signing of the merger agreement or afterwards through a go-shop provision, and (iii) the fact that the merger agreement would contain a customary “fiduciary out” provision that would allow the Board of Directors to evaluate alternative acquisition proposals even after signing a definitive agreement with Philips Medical Systems, such that Sterling would have the ability to make an offer to acquire us at a later time. A representative of DLA Piper advised the Board of Directors regarding its fiduciary duties. After further discussion of Sterling’s request, the Board of Directors authorized Mr. Sample to execute a letter agreement with Philips Medical Systems if it contained the terms of the September 14th Proposal.

Following the meeting of the Board of Directors on September 21, 2007 we executed a non-binding letter agreement with Philips Medical Systems with a proposed purchase price of $12.00 per fully diluted share and a binding exclusivity period through October 31, 2007, during which Philips Medical Systems would engage in a due diligence review of us and we would not be permitted to pursue strategic alternatives with other parties.

From October 8, 2007 through October 17, 2007, Philips Medical Systems conducted its due diligence review of Visicu, including holding informational meetings with our management and advisors. On October 17, 2007, Sullivan & Cromwell LLP provided DLA Piper with a draft merger agreement.

On October 25, 2007, the Board of Directors held a meeting. The Board of Directors discussed the interests of Mr. Bronfein and the expressed desire of Philips Medical Systems to consider employment arrangements with certain members of management. In light of these developments, the Board of Directors terminated the transaction committee and established a special committee comprised entirely of independent, disinterested directors to investigate and analyze a potential sale transaction.

Morgan Stanley provided an update on the valuation analysis and on the status of due diligence. A representative of DLA Piper provided an update on the negotiation of the merger agreement terms and expected timing of the signing of the merger agreement. A representative of DLA Piper also discussed with the Board of Directors the principal terms of the proposed merger agreement, including the proposed “fiduciary out” provision that would allow the Board of Directors to evaluate alternative acquisition proposals and termination provisions.

On October 31, 2007 the exclusivity period in the September 21, 2007 letter agreement with Philips Medical Systems lapsed.

On December 6, 2007, the Board of Directors held a meeting. Representatives of management, Morgan Stanley and DLA Piper updated the Board on the status of the negotiations of the merger agreement and the due diligence review by Philips Medical Systems. Mr. Bronfein also advised the Board of Directors that Sterling was no longer considering an alternative transaction proposal with respect to the Company.

During the period from December 6, 2007 through December 17, 2007, we and our advisors continued to negotiate the terms of the merger agreement. In addition, on December 14, 2007 Morgan Stanley circulated materials to our Board of Directors which included the revised base case projections and revised market opportunity projections developed by management. The revised market opportunity projections depicted the total market potential including the expansion of our business into additional market segments; however, unlike the market opportunity projections, the revised market opportunity projections assumed that we did not consummate the merger with Philips Medical Systems, and therefore did not include synergies, efficiencies and opportunities such a combination would present.

In the early evening of December 17, 2007, the special committee held a meeting. DLA Piper summarized the material terms of the merger agreement, including the definition of material adverse effect, termination provisions and the board’s ability to evaluate alternative acquisition proposals under the “fiduciary out” provision. Morgan Stanley then reviewed its financial analysis of the merger consideration and delivered to the special committee its oral opinion that, based on and subject to various assumptions and limitations to be described in its written opinion, the merger consideration to be received by holders of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The special committee reviewed the various factors in evaluating the proposed merger and merger agreement with Philips Holdings. (See the section below entitled “— Reasons for the Merger; Recommendations of our Board of Directors”.) Following additional discussion and deliberation, the special committee unanimously recommended the approval of the merger, the merger agreement and the transactions contemplated thereby to the Board of Directors and our stockholders.

In the evening of December 17, 2007, the Board of Directors held a meeting. DLA Piper summarized the material terms of the merger agreement, including the definition of material adverse effect, the termination provisions and the board’s ability to evaluate alternative acquisition proposals under the “fiduciary out” provision. Morgan Stanley then reviewed its financial analysis of the merger consideration and delivered to the Board of Directors its oral opinion that, based on and subject to various assumptions and limitations to be described in its written opinion, the merger consideration to be received by the holders of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The Board of Directors reviewed the various factors in evaluating the proposed merger and merger agreement with Philips Holdings. (See the section below entitled “— Reasons for the Merger; Recommendations of our Board of

Directors”.) Following additional discussion and deliberation, all of the directors present at the meeting, other than Michael Bronfein who voted against the proposal, approved the merger, the merger agreement and the transactions contemplated thereby, authorized management to execute the merger agreement and to perform the transactions contemplated thereby, and recommended that our stockholders vote in favor of the adoption of the merger agreement.

Morgan Stanley delivered its written fairness opinion dated December 18, 2007 and we executed the merger agreement with Philips Holding in the early morning of December 18, 2007 regarding the merger consideration. On December 18, 2007, prior to the opening of trading on The Nasdaq Global Market, both of Royal Philips and us issued press releases announcing the signing of the merger agreement.

Reasons for the Merger; Recommendation of Our Board of Directors

At its meeting on December 17, 2007, the Board of Directors determined that the merger agreement is advisable and in our best interests and approved the merger agreement and the transactions contemplated thereby, including the merger. Accordingly, the Board of Directors recommends that you vote FOR the adoption of the merger agreement at the special meeting and FOR the adjournment of the meeting, if necessary, to solicit additional proxies.

In reaching its decision to approve the merger agreement and to recommend that our stockholders vote to adopt the merger agreement, the Board of Directors considered a number of factors, including the following material factors:

•	our business, prospects, financial performance and condition, financial and operating plans and the risks associated with the foregoing, including the risk associated with executing and achieving our financial and operating plans, if we were to remain an independent public company;

•	the current industry, economic and market conditions and trends in the markets in which we compete and the risks associated with these conditions and trends if we were to remain an independent public company;

•	the current and historical market prices of our common stock and the fact that the per share cash merger consideration of $12.00 represents a premium of approximately 35% over $8.86 per share, the closing price of our common stock on December 17, 2007 (which was the last trading day prior to the announcement of the signing of the merger agreement), a premium of approximately 50% over $8.01, the closing price of our common stock on September 21, 2007 (which was the date on which we signed a letter agreement with Philips Medical Systems) and a premium of approximately 78% over $6.73, the lowest sales price of our common stock during the twelve month period prior to our announcement of the signing of the merger agreement;

•	the review by the Board of Directors with our management and legal and financial advisor of the structure of the merger and the financial and other terms of the merger agreement, which our Board of Directors concluded were on the whole reasonable and customary;

•	the oral opinion of Morgan Stanley delivered to our Board of Directors, which was confirmed in a written opinion dated as of December 18, 2007, that, as of the date and subject to the qualifications, assumptions and limitations described in the opinion delivered to the Board of Directors, the merger consideration to be received by holders of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders, which is more fully described below under the section entitled “— Opinion of Our Financial Advisor”;

•	the fact that the merger consideration consists solely of cash, and the immediate liquidity and certainty of value provided thereby to our stockholders;

•	the ability of our Board of Directors, pursuant to the terms of the merger agreement, to evaluate any alternative acquisition proposal that may arise between the date of the merger agreement and the date of the special meeting, and in certain circumstances to terminate the merger agreement and accept a superior acquisition proposal, consistent with the fiduciary obligations of our Board of Directors;

•	the number and types of conditions to closing in the merger agreement, including the absence of any financing condition and the likelihood of such conditions being satisfied;

•	the obligations of Philips Holding and Royal Philips in the merger agreement to obtain the financing required to close the merger;

•	the caliber and reputation of Philips Holding in closing transactions such as the merger; and

•	the availability of appraisal rights under Delaware law.

The Board of Directors also considered the potential disadvantages or risks relating to the merger, including the following material risks and factors, but found that these potential risks were outweighed by the expected benefits of the merger:

•	the fact that subsequent to the completion of the merger, we would no longer exist as a public company and that our stockholders will not be able to participate in any value creation that we could generate in the future, as well as any future appreciation in value of the combined companies following the completion of the merger;

•	the all-cash merger consideration would generally be taxable to our stockholders;

•	the regulatory approvals required to complete the merger, and the risks associated with obtaining those approvals, which could result in the failure of the merger to be consummated;

•	the risks of disruption of our business and the impact on employees, the risk of failing to find another buyer and the risk that Philips Medical Systems might withdraw its offer;

•	the covenants imposed upon us between the signing of the merger agreement and the closing;

•	the fact that the per share cash merger consideration of $12.00 is fixed and will not float with the market price of our common stock, which will not allow our stockholders to share in any potential appreciation of our common stock; and

•	the fact that Visicu may have to pay Philips Holding a termination fee of $12,825,000 (which represents approximately 3% of the aggregate equity value of the transaction) if the merger agreement is terminated under certain circumstances.

Our Board of Directors also considered the interests that certain of our executive officers and directors may have with respect to the merger in addition to their interests as one of our stockholders, as described in the section below entitled “— Interests of Visicu’ Directors and Executive Officers in the Merger.”

The foregoing discussion addresses the material information and factors considered by our Board of Directors in its consideration of the merger and the merger agreement. In view of the variety of factors, the amount of information considered and the complexity of these matters, the Board of Directors did not find it practicable to, and did not attempt to, rank, quantify, make specific assessments of, or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of our Board of Directors may have given different weights to different factors. Our Board of Directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination to approve the merger agreement and to recommend that our stockholders vote to adopt the merger agreement and to approve the adjournment of the meeting, if necessary, to solicit additional proxies.

Opinion of Financial Advisor

The Board of Directors engaged Morgan Stanley to provide Visicu with financial advisory services and a financial opinion in connection with a possible merger, sale or other strategic business combination. We selected Morgan Stanley to act as our financial advisor based on Morgan Stanley’s experience and reputation generally, the fact that Morgan Stanley had been our long-standing investment bank and that Morgan Stanley’s familiarity with us would be helpful in assisting us to identify and evaluate our strategic alternatives. At the special meeting of the Board of Directors on December 18, 2007, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of December 18, 2007, and based on and subject to the various considerations, assumptions and limitations set forth in its opinion, the consideration to be received by the holders of shares of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated as of December 18, 2007, is attached to this proxy statement as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully. Morgan Stanley’s opinion is directed to our Board of Directors and addresses only the fairness from a financial point of view of the merger consideration to be received by the holders of shares of our common stock pursuant to the merger agreement as of the date of the opinion. It does not address any other aspects of the merger and does not constitute an opinion or recommendation as to how our stockholders should vote at the special meeting with respect to the merger agreement and the merger. The summary of the opinion of Morgan Stanley set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Visicu;

•	reviewed certain internal financial statements and other financial and operating data concerning Visicu prepared by our management;

•	reviewed certain financial projections prepared by our management;

•	discussed our past and current operations and financial condition and our prospects including information relating to certain strategic, financial and operational benefits anticipated from or that may arise out of the merger, with senior executives of Visicu;

•	reviewed the reported prices and trading activity for shares of our common stock;

•	compared our financial performance and the prices and trading activity of shares of our common stock with that of certain other comparable publicly traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among our representatives and representatives of Philips Medical Systems and its financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or that we supplied or otherwise made available to Morgan Stanley and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from or that may arise out of the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of our future financial performance. Morgan Stanley also assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley relied upon, without independent verification, the assessment by our management and Philips Medical Systems of: (i) the strategic, financial and other benefits expected to result from the merger; (ii) the timing and risks associated with the integration of Visicu and Philips Medical Systems; (iii) the ability of Philips Medical Systems to retain our key employees; and (iv) the validity of, and risks associated with, our and Philips Medical Systems existing and future technologies, intellectual property, products, services and business models.

Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, our assessment and the assessment of our legal, tax or regulatory advisors with respect to such matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of our officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of our common stock in the transaction. Morgan Stanley did not make any independent valuation or appraisal of our assets or liabilities, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on the financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, December 18, 2007. Events occurring after such date may affect the opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The following is a summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated December 18, 2007. The various analyses summarized below were based on closing prices for our common stock as of December 13, 2007, unless otherwise noted, and are not necessarily indicative of current market conditions. Some of these summaries of analyses include information presented in tabular format. To understand fully the analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses.

Historical Stock Trading Range Analysis

Morgan Stanley performed a historical stock trading range analysis to provide background and perspective on the historical daily share prices and trading volumes of our common stock. Morgan Stanley reviewed the closing prices and trading volume of our common stock for the period beginning April 4, 2006 (the date of our initial public offering at $16.00 per share) and ending December 13, 2007, for which the closing price was $8.95 per share. Over that period, Morgan Stanley observed a range of closing prices of $6.73 to $24.78 per share. In addition, over the period of the latest twelve months (LTM) ended December 13, 2007, Morgan Stanley observed a range of closing prices of $6.73 to $11.20.

Morgan Stanley noted that the consideration to be received by the holders of our common stock pursuant to the merger agreement was $12.00 per share in cash. The following table lists the percentage premium of the merger consideration of $12.00 relative to various VISICU trading values observed by Morgan Stanley:

						Avg.
	Price			6 Month	6 Month	Price	1	3	6	12
	as of	LTM	LTM	High	Low	Since	Month	Month	Month	Month
	12/13/07	High	Low	(06/14/07)	(07/31/07)	IPO	Average	Average	Average	Average

Observed value	$8.95	$11.20	$6.73	$10.39	$6.81	$10.90	$8.17	$7.84	$8.06	$8.46
% Premium	34.1%	7.1%	78.3%	15.5%	76.2%	10.1%	46.9%	53.0%	48.9%	41.9%

Discounted Equity Research Analyst Price Targets Analysis

Morgan Stanley reviewed future public share price targets for our common stock prepared and published by equity research analysts that cover our common stock. These targets reflect each analyst’s estimate of the future public market trading price of our common stock. The range of equity analyst one-year price targets for us was $8.00 to $8.50 per share and the median was $8.00 per share. Morgan Stanley applied a discount rate of 14.0% to this one-year target price range to establish a discounted equity research analyst price target range of $6.58 to $7.46 per share.

Morgan Stanley noted that the consideration to be received by the holders of our common stock pursuant to the merger agreement was $12.00 per share in cash.

The public market share price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of our common stock and these estimates are subject to uncertainties, including our future financial performance and future financial market conditions.

Comparable Companies Trading Analysis

Morgan Stanley performed a comparable companies trading analysis, which attempts to provide an implied value of a company by comparing it to similar companies. Morgan Stanley reviewed and compared certain current and historical financial information for us corresponding to current and historical financial information, ratios and public market multiples for other companies that share similar business characteristics with us. Morgan Stanley selected the following healthcare IT and technology-enabled healthcare companies for this analysis:

Healthcare IT	Tech Enabled Healthcare

Allscripts Healthcares Solutions, Inc.	eHealth, Inc.
Cerner Corporation	WebMD Health Corp.
Eclipsys Corporation	NightHawk Radiology Holdings, Inc.
Quality Systems, Inc.
The TriZetto Group, Inc.
Vital Images, Inc.

For purposes of this analysis, Morgan Stanley analyzed (1) the ratio of aggregate value to estimated calendar year 2008 revenue (for Visicu, Morgan Stanley utilized total projected cash inflows from operations to approximate revenue since Visicu defers revenue and recognizes it ratably over up to a three-year period), (2) the ratio of aggregate value to estimated calendar year 2008 earnings before interest, taxes, depreciation and amortization (“EBITDA”) (for Visicu, Morgan Stanley utilized projected net cash inflows from operations and deducted certain public company expenses not included in the projections and also deducted non-cash stock based compensation expenses to approximate EBITDA) and (3) the ratio of price to estimated calendar year 2008 earnings per share of each of these selected companies for comparison purposes.

Based on the analysis of the relevant financial multiples and ratios for each of the comparable companies, Morgan Stanley selected representative ranges of financial multiples for the selected comparable companies and applied this range of multiples to our corresponding statistic. Morgan Stanley used our management’s revised base case projections for these statistics to calculate an implied value per share of our common stock based on the selected ranges. Our management’s revised base case projections are described below under the caption “— Projected Financial Information.” The following table depicts the results of this analysis.

	VISICU	Comparable	Implied Value
	Base Case	Companies Multiple	Range per VISICU
Financial Statistic	Estimate	Range	Share

Aggregate value to 2008E revenue	$49.1 million	3.5x - 4.5x	$8.50 - $ 9.88
Aggregate value to 2008E EBITDA	$15.9 million	12x - 18x	$9.02 - $11.70
Price to 2008E earnings per share	$0.38	22x - 30x	$8.29 - $11.30

Morgan Stanley noted that the consideration to be received by the holders of our common stock pursuant to the merger agreement was $12.00 per share in cash.

No company utilized in the comparable companies trading analysis is identical or directly comparable to us. In evaluating the selected companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control, such as the impact of competition on our business and the business of our industry generally, industry growth and the absence of any adverse material change in our financial condition and prospects or in the financial condition and prospects of our industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Precedent Transactions Analysis

Morgan Stanley analyzed, using public information, the following transactions announced between April 21, 2003 and November 28, 2007 and deemed to share certain characteristics with the merger. The transactions used in this analysis were:

Target/Acquiror

 1.  Emergis Inc./TELUS Corporation
 2.  First Consulting Group/Computer Sciences
      Corp
 3.  ORTHOsoft Inc./Zimmer Holdings Inc.
 4.  Isoft Group/CompuGroup Holding AG
 5.  Software of Excellence International/
      Henry Schein Inc.
 6.  Clinisys Solution/ECI Partners
 7.  Quovadx Inc./Battery Ventures
 8.  Cegedim Dendtrite/Segedim SA
 9.  Emdeon PMS Division/Sage Software
10.  Per-Se/McKesson
11.  A4 Health/Allscripts
12.  IDX/GE
13.  NDC/Per-Se
14.  Medcon/McKesson
15.  Stentor/Philips Medical Systems
16. Heartlab/Agfa
17.  Cedara/Merge eFilm
18.  Impac/Elekta
19.  GWI/Agfa
20.  VitalWorks/Cerner
21.  Symphonie-On-Line/Agfa
22.  eMed/Cedara
23.  ViPS/WebMD
24.  Dakota Imaging/WebMD
25.  Amicas/VitalWorks
26.  Medifax-EDI/WebMD
27.  Torex/Isoft
28.  PracticeWorks/Eastman Kodak
29.  ABF/WebMD
30.  Triple G Systems/General Electric
31. Synavant/Dendrite International

The information analyzed by Morgan Stanley for the precedent transactions included the ratios of aggregate value to LTM revenues and aggregate value to LTM EBITDA. Morgan Stanley selected a representative range of financial multiples of the precedent transactions, as shown in the following table:

	Aggregate Value/LTM Revenues	Aggregate Value/LTM EBITDA

Low	3.0x	13.0x
High	6.0x	18.0x

Morgan Stanley then applied the foregoing ranges to our corresponding LTM financial statistic. That analysis indicated implied reference ranges per share of our common stock of $6.09 to $8.50 using multiples of revenues and $4.94 to $5.43 using multiples of EBITDA.

Morgan Stanley noted that the consideration to be received by the holders of our common stock pursuant to the merger agreement was $12.00 per share in cash.

No company or transaction utilized in the precedent transactions analysis is identical to us or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control, such as the impact of competition on our business and the business of our industry generally, industry growth and the absence of any adverse material change in our financial condition and prospects or in the financial condition and prospects of our industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Discounted Cash Flow Analysis

Morgan Stanley performed an analysis of the present value of the free cash flows, discounted to December 13, 2007, that we could generate from 2007 and beyond using our management’s revised base case projections and revised market opportunity projections for years 2007 to 2012. Our management’s revised base case projections and revised market opportunity projections are described below under the caption “— Projected Financial Information.” Morgan Stanley noted that there are a variety of additional uncertainties involved in achieving the revised market opportunity projections, including that it would require significant investment and increased cost.

Morgan Stanley discounted the forecast free cash flows at our estimated weighted average cost of capital at a range of discount rates from 13.0% to 15.0%. Morgan Stanley assumed terminal values based on estimated 2013 free cash flow and a range of perpetual growth rates from 2.0% to 4.0%. Based on the foregoing, Morgan Stanley calculated an implied value per share range of our common stock of approximately $10.28 to $13.09 for the revised base case and $12.06 to $15.79 for the revised market opportunity projections.

Morgan Stanley noted that the consideration to be received by the holders of our common stock pursuant to the merger agreement was $12.00 per share in cash.

Leveraged Buyout Analysis

Morgan Stanley also analyzed us from the perspective of a potential purchaser that was not a strategic buyer, but a financial buyer that would enter into a leveraged buyout of the Company. That analysis was based on the revised base case projections described above. Assumptions used in Morgan Stanley’s analysis included financial sponsors targeting internal rates of return in the range of approximately 15% to 25% over a five-year investment horizon, leverage of 3.0x LTM EBITDA, and an exit multiple of 10.0x the projected EBITDA for 2012. Based on those assumptions, among others, Morgan Stanley derived an implied valuation range which a financial buyer might be willing to pay to acquire the Company of $8.66 to $12.61 per share of our common stock.

Morgan Stanley noted that the consideration to be received by the holders of our common stock pursuant to the merger agreement was $12.00 per share in cash.

In connection with the review of the merger by the Board of Directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of our actual value. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond our control. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the consideration to be received by the holders of our common stock pursuant to the merger agreement and in connection with the delivery of its opinion to the Board of Directors. The opinion was approved by a committee of Morgan Stanley employees in accordance with Morgan Stanley’s customary practice.

The merger consideration of $12.00 per share in cash was determined through arm’s-length negotiations between us and Philips Medical Systems and was approved by our Board of Directors. Morgan Stanley provided advice to us during these negotiations. Morgan Stanley did not, however, recommend any specific consideration to us or the Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

Morgan Stanley’s opinion and its presentation to the Board of Directors was one of many factors taken into consideration by the Board of Directors in deciding to adopt and determine the merger agreement and the transactions contemplated thereby, including the merger, advisable and in our best interests. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Board of Directors with respect to the merger consideration or of whether the Board of Directors would have been willing to agree to different merger consideration.

We selected Morgan Stanley to act as our financial advisor based on Morgan Stanley’s experience and reputation generally, the fact that Morgan Stanley had been our long-standing investment bank and that its familiarity with us would be helpful in assisting us in identifying an evaluating our strategic alternatives. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of Morgan Stanley’s securities underwriting, trading, brokerage, foreign exchange, commodities and derivatives trading, prime brokerage, investment management, financing and financial advisory activities, Morgan Stanley or its affiliates may at any time hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for its own account or the accounts of its customers, in debt or equity securities or loans of us or Philips Medical Systems or any other company or any currency or commodity that may be involved in this transaction or any related derivative instrument. In the two years prior to the date its opinion, Morgan Stanley and its affiliates have provided financial advisory and financing services for both us and Philips Medical Systems and has received fees for the rendering of these services. Morgan Stanley may also seek to provide such services to Philips Medical Systems and us in the future and will receive fees for the rendering of these services.

Pursuant to the terms of our engagement letter with Morgan Stanley, we agreed to pay Morgan Stanley an aggregate fee of approximately $5.1 million which is payable only upon the consummation of the merger. We have also agreed to reimburse Morgan Stanley for its reasonable expenses, including travel costs and fees of outside counsel and other professional advisors. Finally, we have agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against various liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of the engagement of Morgan Stanley.

Projected Financial Information

We do not, as a matter of course, make public projections as to future performance, earnings or other results, and generally do not make projections for extended periods due to the unpredictability of the assumptions and estimates underlying such projections. However, certain financial projections prepared by Visicu were made available to Philips Medical Systems in connection with the due diligence process related to the merger and to Morgan Stanley in connection with rendering its opinion regarding the fairness from a financial point of view of the merger consideration to be received by holders of our common stock pursuant to the merger agreement.

Our discussion of these projections should not be regarded as an indication that our Board of Directors, management, Morgan Stanley, Philips Medical Systems, Merger Sub or any other recipient of this information considered, or now considers, these projections to be a reliable prediction of future results, and they should not be relied on as such.

We believe that the assumptions our management used as a basis for the projections were reasonable at the time the projections were prepared, given the information our management had at the time. However, the projections do not take into account any circumstances or events occurring after the date they were prepared and you should not assume that the projections are or will continue to be accurate or reflective of our management’s view at the time you consider whether to vote for the proposal to adopt the merger agreement. The projections reflect numerous estimates and assumptions with respect to industry and our performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. The projections are also subject to significant uncertainties in connection with changes to our business and financial condition and results of operations, including among others, risks and uncertainties relating to industry performance, material litigation and general business, economic, regulatory, market and financial conditions and other factors described under “— Forward-Looking Statements” beginning on page [    ●    ] and “Risk Factors” contained in Item 1A, of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “2006 Form 10-K”) and the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007, filed with the SEC. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than those contained in the projections; it is expected that there will be differences between actual and projected results. Further, since the projections cover multiple years, such information by its nature becomes less reliable with each successive year.

The financial projections were prepared for internal use by us, Philips Medical Systems and Morgan Stanley, and not with a view toward public disclosure. The financial projections were prepared on a cash basis to present the total cash inflow from operations and net cash flow from operations, and were prepared without regard to accounting principles generally accepted in the U.S. or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Company’s independent registered public accounting firm has not examined or compiled any of the projections, expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assumes no responsibility for them.

For the foregoing reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of specific portions of the projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable federal securities laws, we do not intend to update, and expressly disclaim any responsibility to update or otherwise revise the information set forth below to reflect circumstances existing after the date when made or to reflect the occurrence of subsequent events, even in the event that any or all of the assumptions underlying the information set forth below are shown to be in error.

Base Case Projections

On March 13, 2007 we provided Philips Medical Systems a set of financial projections, which we refer to herein as the “base case projections,” in response to information requests made by Philips Medical Systems. The base case projections were prepared on a “cash basis” by our management to present the total cash inflow from operations and net cash flows from operations, and were based on the most recent information available at the time. Certain of the base case projections are set forth below. Morgan Stanley did not consider the base case projections in connection with rendering its fairness opinion.

Revised Base Case Projections

As the discussions regarding the merger progressed, our management refined the financial projections previously provided to Philips Medical Systems based on the latest operating results, plans and other information that became available. On August 16, 2007, we provided Philips with two sets of projections. The first of these sets, which we refer to in herein as the “revised base case projections,” contained downward revisions to the base case projections previously provided on March 13, 2007. The downward revisions were made based upon actual year-to-date sales and new account signings through June 30, 2007 and management’s expectations for the future performance of our business, which were lower than management’s expectations at the time the base case projections were prepared. The primary difference between the base case projections and the revised base case projections was the downward revision of the total cash inflow from operations and the net cash flows from operations. Certain of the revised base case projections are set forth below. Morgan Stanley considered the revised base case projections in connection with rendering its fairness opinion.

Market Opportunity Projections

The second set of financial projections provided to Philips Medical Systems on August 16, 2007, which we refer to herein as the “market opportunity projections,” contained forecasts of total cash inflow from operations and net cash flows from operations developed by our management to depict Visicu’s total market potential in light of certain assumptions regarding (i) the expansion of our business into additional high-acuity beds, additional medical-surgical beds, increased penetration of our eHospital products and international opportunities, and (ii) synergies, efficiencies and opportunities that we believed could occur as a result of a combination with Philips Medical Systems, including the estimated impact of the expansion of our business into additional market segments and the enhanced distribution capabilities of Philips Medical Systems. Certain of the market opportunity projections are set forth below. Morgan Stanley did not consider the market opportunity projections in connection with rendering its fairness opinion.

Revised Market Opportunity Projections

Between August 16 and December 17, 2007 our management continued to refine the financial projections based on the latest operating results and other available information. At a telephonic meeting of our Board of Directors on December 17, 2007, the Board of Directors considered, among other things, projections concerning our market opportunity potential absent a combination with Philips Medical Systems, which we refer to herein as the “revised market opportunity projections.” The revised market opportunity projections were not provided to Philips Medical Systems.

Like the market opportunity projections, the revised market opportunity projections contained forecasts of total cash inflow from operations and net cash flows from operations developed by our management to depict Visicu’s total market potential in light of certain assumptions regarding the expansion of our business into additional high-acuity beds, additional medical-surgical beds, increased penetration of our eHospital products, and international opportunities. However, the revised market opportunity projections assumed that we did not consummate the merger with Philips Medical Systems, and therefore would not benefit from synergies, efficiencies and opportunities such a combination would present. Certain of the revised market opportunity projections are set forth below. Morgan Stanley considered the revised market opportunity projections in connection with rendering its fairness opinion.

	For the Fiscal Years
	FY 2007E	FY 2008E	FY 2009E	FY 2010E	FY 2011E	FY2012E
	(Amounts in $ millions)

“base case projections”
Cash Inflow — Operations	36.4	60.7	83.6	106.3	n/a	n/a
Net Cash Flows — Operations(1)	11.2	23.8	35.7	47.3	n/a	n/a
“revised base case projections”
Cash Inflow — Operations	27.7	49.1	72.8	93.9	121.4	n/a
Net Cash Flows — Operations(1)	4.4	19.3	31.1	41.8	54.0	n/a
“market opportunity projections”
Cash Inflow — Operations	27.7	51.8	90.1	146.5	239.1	n/a
Net Cash Flows — Operations(1)	4.4	19.4	33.7	54.9	89.3	n/a
“revised market opportunity projections”
Cash Inflow — Operations	27.7	50.5	81.4	120.2	180.3	234.0
Net Cash Flows — Operations(1)	4.4	19.3	32.4	48.4	71.7	91.3

(1)	The “Net Cash Flows — Operations” in the above projections do not include certain public company expenses.

Material U.S. Federal Income Tax Consequences

The following describes generally the material U.S. federal income tax consequences of the receipt of cash to holders of our common stock pursuant to the merger. This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement as the “Code,” applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, and to differing interpretation. This discussion assumes that holders are U.S. holders (as defined below) that hold the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances, or that may apply to holders that are subject to special treatment under the U.S. federal income tax laws (including, for example, non-U.S. holders (as defined below) insurance companies, dealers in securities or foreign currencies, traders in securities that elect to use a mark-market method of accounting, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass-through entities and persons holding our common stock through a partnership or other pass-through entity, U.S. expatriates, holders who hold shares of our stock as part of a hedge, straddle, constructive sale or conversion transaction, who are subject to the alternative minimum tax or who acquired our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or federal laws other than U.S. federal income tax laws that may be applicable to our stockholders.

A “U.S. holder” means (i) an individual citizen or resident of the U.S., (ii) a domestic corporation, (iii) a trust that (A) is subject to supervision of a court within the U.S. and the control of one or more U.S. persons or (B) has a valid election under applicable U.S. Treasury Regulations to be treated as a U.S. person, or (iv) an estate subject to U.S. federal income tax. A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder. If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a holder that is a partner in a partnership holding our common stock, you should consult your tax advisor.

We urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you (including the application and effect of any state, local or foreign income and other tax laws), especially with respect to alternative minimum tax.

The receipt of cash in the merger by holders of our common stock will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local, foreign and other tax laws). In general, for U.S. federal income tax purposes, a U.S. holder of shares of our common stock will be deemed to sell our shares of common stock and recognize capital gain or loss equal to the difference, if any, between (i) the amount of cash received in exchange for such shares and (ii) the holder’s adjusted tax basis in such shares. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period of the shares of our common stock is more than one year at the time the merger is completed. Long-term gains recognized in taxable years beginning before January 1, 2011 by U.S. holders that are not corporations generally will be subject to a maximum U.S. federal income tax rate of 15% (subject to application of the alternative minimum tax). The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of our stock at different times or different prices, such holder must determine its tax basis and holding period separately with respect to each block of our stock.

Under the Code’s backup withholding rules, unless an exemption applies, we will generally be required to and will withhold 28% of all payments to which a stockholder or other payee is entitled in the merger, unless the stockholder or other payee (i) is a corporation or comes within other exempt categories and demonstrates this fact or (ii) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the number is correct (or properly certifies that it is awaiting a taxpayer identification number), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each stockholder of ours and, if applicable, each other payee, should complete, sign and return to the paying agent for the merger the substitute Form W-9 that each stockholder of ours will receive with the letter of transmittal following completion of the merger in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the paying agent. The exceptions provide that certain stockholders of ours (including, among others, all corporations) are not subject to these backup withholding and reporting requirements. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the U.S. Internal Revenue Service in a timely manner.

The foregoing discussion of certain material U.S. income tax consequences is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of our common stock. We urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you (including the application and effect of any state, local or foreign income and other tax laws).

Governmental and Regulatory Approvals

Under the provisions of the HSR Act, the merger may not be completed until the expiration of a 30-day waiting period following the filing of notification and report forms with the Antitrust Division and the FTC by us and Royal Philips, unless a request for additional information and documentary material is received from the Antitrust Division or the FTC or early termination of the waiting period is granted. If, within the initial 30-day waiting period, either the Antitrust Division or the FTC issues a request for additional information and documentary material concerning the merger, then the waiting period will be extended until the 30th calendar day after the date of substantial compliance with the request by both parties, unless earlier terminated by the Antitrust Division or the FTC or further extended by court order or with our consent and the consent of Royal Philips. We and Royal Philips filed respective notification and report forms with the Antitrust Division and the FTC under the HSR Act on January 2, 2008, meaning that, unless it is extended or terminated early, the waiting period under the HSR Act will expire on February 1, 2008.

The parties also derive revenues in a number of other jurisdictions where merger control filings or approvals may be required or advisable in connection with the completion of the merger. We are currently in the process of reviewing where merger control filings or approvals may be required or desirable, and we have made or will make filings in any such jurisdictions.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Antitrust Division, the FTC, a state attorney general, or a foreign competition authority could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of us or Royal Philips or their subsidiaries. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

While we believe that we will receive the requisite approvals and clearances for the merger, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result of such challenge. Similarly, there can be no assurance that we and Royal Philips will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions to the completion of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied prior to the termination date or at all. Under the terms of the merger agreement, Philips Holding is not obligated to consent to any sale, divestiture, lease, license, transfer or disposal of its or our assets, licenses, operations, rights, product lines or businesses, or to consent to any material changes or restrictions on its ability to own or operate any of our assets, licenses, operations, rights, product lines or businesses (including through a licensing arrangement), in order to obtain the approvals and clearances necessary to complete the merger.

Interests of Our Directors and Executive Officers in the Merger

Some of our directors and executive officers may have interests in the merger that are different from, or are in addition to, the interests of our stockholders. Such interests include, among other matters, severance payments and benefits payable to certain executive officers upon termination of employment pursuant to our existing policies and agreements, new Philips Holding employment agreements with Drs. Breslow and Rosenfeld (as described below), accelerated vesting of all stock options and rights to continued indemnification and insurance coverage after the merger for acts or omissions occurring prior to the merger. The number of shares of our common stock owned by our directors and executive officers as of December 31, 2007, appears

below under the heading “— Security Ownership of Certain Beneficial Owners, Directors and Executive Officers” beginning on page [    ●    ]. Our board was aware of these interests and considered them, among other matters, in approving the merger agreement.

Executive Employment Agreements.  As an inducement for Philips Holding to enter into the merger agreement, Philips Holding entered into employment agreements with Dr. Michael J. Breslow and Dr. Brian A. Rosenfeld respectively (referred to collectively as the executives). These agreements will become effective on the effective date of the merger, which we refer to as the start date.

Under the employment agreements, the executives have agreed to remain employed by us through the consummation of the merger, at which time the employment agreements with Philips Holding will become effective. Each executive has agreed to an employment term as indicated in the chart below, which will run from the date the merger is consummated.

Pursuant to the employment agreements, Philips Holding will pay an annual base salary to each executive in accordance with the table below. The employment agreements also provide for the executives to receive (i) a cash performance bonus determined in accordance with certain targets established by Philips Holding, which will range from $0 to the maximum amount set forth in the table below, and (ii) a cash retention payment in the amount indicated in the table below, 25% of which is payable on the first anniversary of the start date and the remainder of which is payable at the end of their respective employment terms, or earlier in the event of their termination by Philips Holding without cause (as defined in the employment agreement), or their death or disability.

			Maximum
		Annual	Cash	Cash
	Employment	Base	Performance	Retention
Executive	Term	Salary	Bonus	Bonus

Michael J. Breslow	24 months	$285,000	$114,000	$350,000
Brian A. Rosenfeld	24 months	285,000	114,000	350,000

An executive terminated without “cause” will be paid his base salary through the end of the employment term, plus any remaining unpaid amounts pursuant to his cash retention bonus.

In September 2001, we entered into an employment agreement with Mr. Frank Sample, pursuant to which Mr. Sample was appointed our President and Chief Executive Officer. If we terminate Mr. Sample’s employment without “just cause” as that term is defined in the agreement, or if Mr. Sample terminates his employment following our failure to cure a “substantial breach” of the agreement within 30 days of receipt of written notice, then Mr. Sample is entitled to continue to receive his base salary at the rate in effect on his termination date and any health or other insurance benefits provided by us to Mr. Sample as of the date of his termination for a period of twelve months. A “substantial breach,” as defined in the agreement, includes:

•	failure by us to pay Mr. Sample his salary, bonus or benefits;

•	failure by us to allow Mr. Sample to participate in our benefit plans generally available to senior executives;

•	failure of the acquiror to assume the contract;

•	assigning to any other person any of Mr. Sample’s material duties or responsibilities; or

•	following a merger, Mr. Sample ceasing to be president or chief executive officer.

Mr. Sample’s current annual base salary is $345,000.

Stock Options.  At the effective time of the merger, each outstanding and unexercised option to purchase shares of our common stock, whether or not vested, will be cancelled in exchange for the right to receive an amount in cash (less any applicable withholding of taxes) equal to the product of (a) the number of shares of our common stock subject to the option times (b) the excess, if any, of $12.00 over the per share exercise price of the option. See “— Treatment of Stock Options” beginning on page [    ●    ]. For information about

the beneficial ownership of our common stock by our directors and executive officers, see “— Security Ownership of Certain Beneficial Owners, Directors and Executive Officers” beginning on page [    ●    ].

The following table sets forth the value of stock options held by our directors and executive officers as of December 31, 2007:

Directors and Executive Officers	Options(1)	Value of Options

Frank T. Sample	730,000	$7,313,250
Brian A. Rosenfeld, M.D.	390,000	$3,538,550
Michael J. Breslow, M.D.	390,000	$3,538,550
Vincent E. Estrada	311,000	$2,920,800
Stuart H. Altman	6,000	$24,200
Michael G. Bronfein	6,000	$24,200
John K. Clarke	6,000	$24,200
Van Johnson	54,000	$210,600
Frances Keenan	6,000	$24,200
Thomas G. McKinley	6,000	$24,200
Ralph C. Sabin	6,000	$24,200

All executive officers and directors as a group	1,911,000	$17,666,950

(1)	The value of each option is equal to $12.00 minus the exercise price of the applicable option.

Management Severance Plan.  Our Management Severance Plan provides severance benefits for eligible executives who are terminated by the Company without cause. The amount of severance pay is dependent upon the employee’s position with us, and the maximum severance payment under the guidelines ranges from four to nine months of salary.

Indemnification and Insurance.  Philips Holding and the surviving corporation have agreed to indemnify each of our present and former directors and officers against any judgments, fines, losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys’ fees) arising out of their actions in their capacities as directors or officers prior to the effective time, to the fullest extent that we would have been permitted to indemnify them prior to the effective time. Philips Holding and the surviving corporation will also advance expenses and attorneys’ fees to the fullest extent permitted by law. The certificate of incorporation and by-laws of the surviving corporation will continue to contain indemnification provisions no less favorable than those set forth in our current certificate of incorporation and by-laws.

We have agreed to obtain and pay for “tail” insurance policies with a claim period of at least six years from the effective time, with benefits and levels of coverage at least as favorable as our existing directors’ and officers’ liability insurance and fiduciary liability insurance policies, subject to certain limitations on the amount of premiums that may be spent for such insurance coverage. If we are unable to obtain such tail insurance prior to the effective time, Philips Holding will cause the surviving corporation to do so. If, for any reason, we and the surviving corporation fail to obtain such tail insurance policies as of the effective time, Philips Holding will cause the surviving corporation to maintain directors’ and officers’ liability insurance policies, with benefits and levels of coverage at least as favorable as our existing policies, in effect for at least six years, subject again to certain limitations on the amount of premiums that may be spent for such insurance coverage.

Appraisal Rights

Under Section 262 of the DGCL, any holder of our common stock who does not wish to accept the merger consideration may dissent from the merger and elect to exercise appraisal rights. A stockholder who exercises appraisal rights may ask the Delaware Court of Chancery to determine the fair value of his, her or its shares (exclusive of any element of value arising from the accomplishment or expectation of the merger)

and may ask to receive payment of fair value in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL.

Holders of record of our common stock who do not vote in favor of the adoption of the merger agreement, and who otherwise comply with the applicable provisions of Section 262 of the DGCL, will be entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is reprinted in its entirety as Annex C and incorporated into this proxy statement by reference. All references in Section 262 of the DGCL and in this summary to a “stockholder” or “holder” are to the record holder of the shares of our common stock as to which appraisal rights are asserted.

Holders of shares of our common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive, in lieu of the consideration that they would otherwise receive in the merger, payment in cash of the “fair value” of the shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court. Under Section 262 of the DGCL, when a proposed merger of a Delaware corporation is to be submitted for approval at a meeting of its stockholders, the corporation, not less than twenty days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for this meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in this required notice a copy of Section 262 of the DGCL.

This proxy statement constitutes the required notice to the holders of the shares of our common stock in respect of the merger, and Section 262 of the DGCL is attached to this proxy statement as Annex C. Any of our stockholders who wishes to exercise his, her or its appraisal rights in connection with the merger or who wishes to preserve the right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified in Annex C will result in the loss of appraisal rights under the DGCL.

A holder of our common stock wishing to exercise appraisal rights must not vote in favor of the adoption of the merger agreement, and must deliver to us before the taking of the vote on the adoption of the merger agreement at the special meeting a written demand for appraisal of his, her or its shares of our common stock. This written demand for appraisal must be separate from any proxy or ballot abstaining from the vote on the adoption of the merger agreement or instructing or effecting a vote against the adoption of the merger agreement. This demand must reasonably inform us of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of his, her or its shares in connection with the merger. A holder of our common stock wishing to exercise appraisal rights must be the record holder of the shares of our common stock on the date the written demand for appraisal is made and must continue to hold the shares of our common stock through the effective date of the merger. Accordingly, a holder of our common stock who is the record holder of our common stock on the date the written demand for appraisal is made, but who thereafter transfers the shares of our common stock prior to consummation of the merger, will lose any right to appraisal in respect of the shares of our common stock.

A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote AGAINST adoption of the merger agreement, or abstain from voting on the adoption of the merger agreement.

Only a holder of record of our common stock on the date of the making of a demand for appraisal will be entitled to assert appraisal rights for the shares of our common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, and must state that the person intends to demand appraisal of the holder’s shares. If the shares of our common stock are held of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depository or other nominee, execution of the demand should be made in that capacity, and if our common stock is held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record holder or holders. A record holder such as a broker who holds our common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners while not exercising appraisal rights with respect to our common stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of our common stock as to which appraisal is sought. When no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all of our common stock in brokerage accounts or other nominee forms held by such record holder, and those who hold shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to: Visicu, Inc., 217 East Redwood Street, Suite 1900, Baltimore, MD 21202, Attention: Corporate Secretary.

If we complete the merger, we will give written notice of the effective time of the merger within ten days after the effective time of the merger to each of our former stockholders who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any of our former stockholders who have complied with the statutory requirements summarized above may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by the stockholder, demanding a determination of the fair value of the shares of our common stock that are entitled to appraisal rights. None of Philips Holding, Visicu or the surviving corporation is under any obligation to, and none of Philips Holding, Visicu or the surviving corporation has any present intention to, file a petition with respect to the appraisal of the fair value of the shares of our common stock, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation or Philips Holding will initiate any negotiations with respect to the fair value of such shares. Accordingly, it is the obligation of our stockholders wishing to assert appraisal rights to take all necessary action to perfect and maintain their appraisal rights within the time prescribed in Section 262 of the DGCL.

Within 120 days after the effective date of the merger, any of our former stockholders who have complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation or its successor a statement setting forth the aggregate number of shares of our common stock not voted in favor of adopting the merger agreement, and with respect to which demands for appraisal have been received and the aggregate number of former holders of these shares of our common stock. These statements must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

If a petition for an appraisal is filed timely with the Delaware Court of Chancery by one of our former stockholders and a copy thereof is served upon the surviving corporation , the surviving corporation will then be obligated within twenty days of service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all of our former stockholders who have demanded appraisal of their shares of our common stock and with whom agreements as to value have not been reached. After notice to such former Visicu stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery shall conduct a hearing on such petition to determine those former Visicu stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the former stockholders who demanded appraisal of their shares of our common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that former stockholder.

After determining which, if any, former stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise their shares of our common stock, determining their “fair value,” exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Our stockholders considering seeking appraisal should be aware that the fair value of their shares of our common stock as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of our common stock, and that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262 of the DGCL.

In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, maybe considered.”

In addition, Delaware courts have decided that a stockholder’s statutory appraisal remedy may or may not be a dissenter’s exclusive remedy, depending on the factual circumstances.

The costs of the appraisal action may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a former Visicu stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any former Visicu stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of our common stock entitled to appraisal.

Any holder of our common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the merger, be entitled to vote the shares of our common stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of our common stock (except dividends or other distributions payable to holders of record of our common stock as of a record date prior to the effective date of the merger).

If any of our stockholders who properly demands appraisal of his, her or its shares of our common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in Section 262 of the DGCL, that stockholder’s shares of our common stock will be deemed to have been converted into the right to receive the merger consideration payable in the merger in respect of those shares (without interest). A Visicu stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the reorganization merger, or if the stockholder delivers to us or Philips Holding, as the case may be, a written withdrawal of their demand for appraisal. Any attempt to withdraw an appraisal demand in this matter more than 60 days after the effective date of the merger will require written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event the shares held by our stockholder will be deemed to have been converted into the right to receive the merger consideration payable in the merger in respect of those shares (without interest).

The stockholders who signed the voting agreement with Philips Holding have also agreed to waive their appraisal rights under Section 262 of the DGCL.

Any stockholder wishing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

THE MERGER AGREEMENT

The following summary of the terms of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A. This summary may not contain all of the information about the merger that is important to you. We encourage you to read carefully the merger agreement in its entirety.

Structure and Effective Time

The merger agreement provides that Merger Sub, a direct wholly-owned subsidiary of Philips Holding, will merge with and into Visicu. We will be the surviving corporation in the merger which we sometimes refer to as the surviving corporation, and will continue to exist after the merger as a wholly-owned subsidiary of Philips Holding. As a result of the merger, shares of our common stock (other than shares owned by us, Philips Holding, Merger Sub or any direct or indirect wholly-owned subsidiary of Philips Holding which will be cancelled, or by holders properly perfecting appraisal rights under Delaware law) will be converted into the right to receive $12.00 in cash per share, without interest and less any applicable withholding taxes.

The closing date for the merger will be the third business day following the day on which all conditions to closing in the merger agreement have been satisfied or waived or on another date as agreed between Philips Holding and us. However, we cannot assure you when, or if, all the conditions to completion of the merger will be satisfied or waived. See “— Conditions to the Merger” below.

The merger will be effective when we file a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as we and Philips Holding specify in the certificate of merger.

Merger Consideration

The merger agreement provides that each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares owned by us, Philips Holding or Merger Sub or any direct or indirect wholly-owned subsidiary of Philips Holding which will be cancelled, or by holders properly perfecting appraisal rights under Delaware law) will be converted at the effective time of the merger into the right to receive $12.00 in cash, without interest and less any applicable withholding taxes.

If any of our stockholders perfect appraisal rights with respect to any of their Visicu shares, then we will treat those shares as described above in “The Merger — Appraisal Rights.” The per share merger consideration will be equitably adjusted in the event that we change the number of shares or securities convertible into shares prior to the effective time of the merger as a result of a reclassification, stock split (including a reverse stock split), stock dividend or other similar transaction.

Treatment of Stock Options

The merger agreement provides that at the effective time of the merger, each outstanding option to purchase shares of our common stock, whether or not vested, will be cancelled in exchange for the right to receive an amount in cash (less any applicable withholding taxes) equal to the product of (a) the number of shares of our common stock subject to the option, multiplied by (b) the excess, if any, of $12.00 over the per share exercise price of the option.

The merger agreement also provides that at the effective time of the merger, each outstanding right to acquire or receive shares of our common stock or benefits measured by the value of those shares pursuant to any other type of award, whether or not vested, will be cancelled in exchange for the right to receive an amount in cash (less any applicable withholding taxes) equal to the product of (a) the number of shares of our common stock subject to the award, multiplied by (b) the per share merger consideration.

Exchange and Payment Procedures

Prior to the effective time of the merger, Philips Holding will select a paying agent to make payments of the merger consideration upon surrender of certificates representing shares of our common stock. At or prior to the effective time of the merger, Philips Holding will deposit with the paying agent an amount in cash equal to the aggregate merger consideration.

Promptly after the effective time of the merger, and in any event within five business days, the paying agent will mail to each holder of record of our shares a letter of transmittal disclosing the procedure for exchanging certificates representing shares of our common stock. After the effective time of the merger, each holder of a certificate previously representing shares of our issued and outstanding common stock will, upon surrender to the paying agent of a certificate together with a properly completed letter of transmittal, be entitled to receive the per share merger consideration for each share of common stock represented by that certificate, minus any withholding of taxes required by law.

You should not return your stock certificates with the enclosed proxy card and you should not forward your stock certificates to the paying agent without an executed letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents the paying agent requires. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to our satisfaction that such stock transfer taxes have been paid or are not applicable. Following the completion of the merger, your shares of our common stock will be cancelled and will represent only the right to receive your portion of the merger consideration. No interest will be paid or accrued on the merger consideration payable upon surrender of your shares of our common stock.

Each of the paying agent, we and Philips Holding will be entitled to deduct and withhold any applicable taxes from the merger consideration payable to you pursuant to the merger agreement.

If you have lost a certificate, or if it has been stolen or destroyed, then, before you are entitled to receive the merger consideration, you will be required to deliver an affidavit stating that fact and, if required by Philips Holding, to post a bond in customary amount and upon such terms as customarily required by Philips Holding as indemnity against any claim that may be made against Philips Holding or the surviving corporation with respect to such certificate on account of the alleged loss, theft or destruction of such certificate.

No Further Ownership Rights

At the effective time of the merger, holders of our common stock will cease to be, and have no rights as, our stockholders other than the right to receive the applicable merger consideration. The merger consideration paid to the holders of our common stock in accordance with the exchange and payment procedures contained in the merger agreement will be deemed to have been paid in full satisfaction of all rights and privileges pertaining to our common stock exchanged (and, if applicable, represented by certificates exchanged).

Directors and Officers

The merger agreement provides that the directors of Merger Sub immediately before the merger will be the directors of the surviving corporation, and that our officers before the merger will be the officers of the surviving corporation following the merger.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Philips Holding and Merger Sub, including representations and warranties relating to:

•	the due organization, valid existence, good standing and qualification to do businesses;

•	our charter and bylaws;

•	our capital structure;

•	our corporate power and authority to execute and deliver, and to perform our obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against us;

•	the recommendation by our Board of Directors of the merger agreement to our stockholders;

•	the receipt of an opinion from our financial advisor;

•	the absence of conflicts, consents or filing requirements, or violations under our charter documents, contracts, and applicable law (except for applicable antitrust notification requirements under the HSR Act);

•	our SEC filings and the accuracy of the information and the financial statements contained in those documents;

•	our financial statements;

•	our internal control over financial reporting and reporting procedures;

•	the absence of certain changes or events since December 31, 2006 (Subject to certain exceptions);

•	litigation and liabilities;

•	our employee benefit plans;

•	labor matters affecting us;

•	our compliance with applicable laws and license requirements, including certain requirements of the Food and Drug Administration, or FDA;

•	contracts, including contracts with governmental entities;

•	real property owned and leased by us;

•	takeover statutes;

•	environmental matters affecting us;

•	tax matters affecting us;

•	intellectual property used by, owned by or licensed by us;

•	insurance; and

•	the absence of undisclosed brokers’ or finders’ fees.

Certain of our representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect” means a material adverse effect on our properties, assets or liabilities that is materially adverse to Visicu as a whole, or a material adverse effect on our business, financial condition or results of operations of Visicu. A material adverse effect does not include any of the following:

•	changes in the economy or financial markets in the U.S.;

•	changes that are proximately caused by factors that generally affect the healthcare information technology industry;

•	any loss of, or adverse changes in, our relationship with our customers or suppliers, or any loss of our employees to the extent that we establish such loss was directly or proximately caused by the pendency or announcement of the transaction contemplated by the merger agreement;

•	changes in generally accepted accounting principles after the date of the merger agreement;

•	any failure by us to meet internal or published projections, estimates or forecasts of revenue, earnings, backlog, or other measures of financial or operating performance (subject to certain exceptions);

•	any matter arising out of or relating to certain litigation included in a disclosure letter we delivered to Philips Holding immediately prior to the signing of the merger agreement;

•	a decline in the price of our common stock (subject to certain exceptions); or

•	changes that are the result of acts of war, armed hostilities or other international or national calamity or acts of terrorism or any natural disaster, except those acts, calamities or disasters that directly and materially affect our properties, assets or business.

The merger agreement also contains customary representations and warranties made by Philips Holding and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	their due organization, valid existence, good standing and qualification to do business;

•	their corporate power and authority to execute and deliver, and to perform their obligations under, the merger agreement and the related guaranty and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against them;

•	the absence of conflicts, consents or filing requirements, or violations under, their charter documents, contracts, and applicable law;

•	the capitalization of the Merger Sub;

•	sufficiency of funds at closing to consummate the merger and the other transactions contemplated by the merger agreement;

•	that merger sub having no assets or activities and that it was formed solely for purposes of consummating the merger;

•	their ownership of our common stock;

The representations and warranties of each of the parties will expire upon completion of the merger or termination of the merger agreement. Our representations and warranties are qualified by certain information that we have filed with the SEC since April 5, 2006 and prior to the date of the merger agreement (with certain exceptions), as well as a disclosure letter that we delivered to Philips Holding immediately prior to signing the merger agreement. The representations and warranties contained in the merger agreement were made for purposes of the merger agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by disclosures: (i) exchanged between the parties in connection with the execution of the merger agreement and (ii) contained in the disclosure schedules to the merger agreement. The representations and warranties may have been used for the purpose of allocating contractual risk among the parties to the merger agreement instead of establishing matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to you. Accordingly, you should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances.

Conduct of Our Business Pending the Merger

Under the merger agreement, subject to certain exceptions and qualifications in the merger agreement, between December 18, 2007 and the effective time of the merger, we have agreed that we will:

•	conduct our business in the ordinary course; and

•	use our commercially reasonable efforts to preserve our business organizations intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of our present executive officers or key employees.

We have also agreed that during the same time period, subject to certain exceptions and qualifications contained in the merger agreement or in the disclosure schedules delivered in connection therewith, or unless Philips Holding approves in advance in writing, which approval may not be unreasonably withheld, conditioned or delayed, we will not, among other things:

•	adopt or propose any change in the certificate of incorporation, by-laws or other organizational documents of Visicu;

•	merge or consolidate Visicu, or restructure, reorganize or completely or partially liquidate our assets;

•	acquire assets or securities of any business from any other person other than pursuant to existing contracts, purchases of inventory, supplies or other ordinary-course purchases, or purchases less than $200,000 in the aggregate;

•	issue, sell, pledge, dispose of, grant, transfer or encumber (or authorize any of the foregoing) any of the shares of stock of Visicu or securities convertible or exchangeable into shares of stock of Visicu;

•	create liens in amounts in excess of $100,000 in the aggregate;

•	make loans, advances, capital contributions or investments in excess of $100,000 in the aggregate;

•	declare, set aside, make or pay dividends or other distributions with respect to our capital stock, or enter into any agreement with respect to the voting of our capital stock;

•	reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any of our capital stock or securities convertible into our capital stock;

•	incur any indebtedness for borrowed money, guarantee the debt of another person, or issue any debt securities, except for replacement of existing indebtedness, ordinary-course indebtedness not to exceed $100,000 in the aggregate, and interest-rate swaps not to exceed $100,000 of notional debt in the aggregate;

•	make any capital expenditure in excess of $100,000 in the aggregate in any twelve-month period, except in accordance with previously disclosed capital budgets;

•	enter into certain types of contracts that are reasonably likely to require aggregate annual payments of more than $250,000 or aggregate payments of more than $500,000 other than any customer contract entered into in the ordinary course of business;

•	make any changes with respect to accounting policies or procedures;

•	settle or compromise certain litigation or disputed liabilities for amounts in excess of $100,000;

•	amend, modify or terminate certain contracts, or cancel, modify or waive any claims or debts held by the Company under certain contracts;

•	make or change any tax election, change an annual accounting period, file any amended tax return, enter into any closing agreement, waive or extend any statute of limitation with respect to taxes, settle or compromise any tax liability, claim or assessment, or surrender any right to claim a refund of taxes or take any other similar action relating to the filing of any tax return or the payment of any tax;

•	transfer or dispose of any assets, product lines or businesses except for product sales in the ordinary course of business, sales of obsolete assets, or dispositions of assets with a fair market value not in excess of $100,000 in the aggregate (other than pursuant to contracts in effect prior to the merger agreement);

•	take specified actions with respect to employee benefits matters;

•	take any action or omit to take any action that is reasonably likely to result in any condition of the merger not being satisfied; or

•	agree, authorize or commit to take any of the foregoing actions.

No Solicitation of Transaction Proposals

We have also agreed that we and our officers and directors shall not and we shall cause our employees, and instruct our investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage or facilitate any inquiries with respect to, or the making of, any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal;

•	engage in, continue or otherwise participate in any negotiations or discussions regarding, or provide any non-public information relating to, an acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

For purposes of the merger agreement, “acquisition proposal” means any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving us, or any proposal or offer to acquire in any manner, directly or indirectly, 20% or more of any class of our equity securities or of our consolidated total assets, other than the transactions contemplated by the merger agreement.

Notwithstanding this restriction, before the holders of our common stock adopt the merger agreement at the special meeting, we may provide information in response to a bona fide unsolicited written request from a person stating that such person would be interested in making a definitive acquisition proposal providing for the acquisition of 50% or more of our assets or equity securities if such person enters into a confidentiality agreement with us that is at least as protective for our benefit as that entered into by Philips Medical Systems and us and promptly disclose any such information to Philips Holding to the extent not previously provided to Philips Holding, may engage in discussions or negotiations with such a person, and may approve, adopt, recommend or otherwise declare advisable any acquisition proposal if:

•	our Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary in order for the directors to comply with their fiduciary duties; and

•	our Board of Directors has determined in good faith and after consultation with its financial advisor that such acquisition proposal either is a superior proposal or is reasonably likely to result in a superior proposal.

For purposes of the merger agreement, “superior proposal” means an unsolicited bona fide acquisition proposal involving more than 50% of our assets or 50% or more voting power of our equity securities that the Board of Directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory and other aspects of the proposal and the party making the proposal, and if consummated, would result in a transaction more favorable to our stockholders from a financial point of view than the transaction provided for in the merger agreement (taking into account any modifications proposed by Philips Holding).

We have agreed that our Board of Directors may not:

•	withhold, withdraw, qualify or modify, in a manner adverse to Philips Holding, its recommendation with respect to the merger, except as provided above or in connection with a superior proposal; or

•	except as expressly permitted by the merger agreement, cause or permit us to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement as described above) relating to any acquisition proposal.

However, we have agreed that our Board of Directors may withhold, withdraw, qualify or modify its recommendation or approve, adopt, recommend or otherwise declare advisable any superior proposal made after the date of the merger agreement but before the holders of our common stock adopt the merger agreement at the special meeting, if such proposal is not solicited, initiated or encouraged in breach of the merger agreement and if the Board of Directors determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with their fiduciary obligations under applicable law. If we receive a superior proposal, we must give Philips Holding notice of that proposal, Philips Holding will have a right to propose any changes to the merger agreement for three business days after receiving that notice, and our board may not change its recommendation until those three business days have elapsed. We have also agreed not to enter into any acquisition agreement with respect to an alternative acquisition proposal, except in connection with a termination of the merger agreement as described in the section labeled “— Termination” below.

The merger agreement also requires that we promptly cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted before the merger agreement with respect to any acquisition proposal. We have agreed to promptly request each party that executed a confidentiality agreement with us during the twelve months prior to the date of the merger agreement in connection with any acquisition proposal to return or destroy all non-public information furnished to such party by or on behalf of it. We have also agreed to provide Philips Holding with prompt notice (and, in any event, within 24 hours) if we receive any inquiries, proposals or offers with respect to acquisition proposals.

Filings and Notifications.  Visicu and Philips Holding have agreed to cooperate with each other and use their commercially reasonable efforts to take all actions reasonably necessary to complete the merger, including preparing and filing all necessary regulatory filings and obtaining as promptly as practicable all consents, registrations, approvals, permits and authorizations that must be obtained from any third party or governmental authority to complete the merger. In particular, we have agreed:

•	to file the notifications required under the HSR Act with the FTC and the Antitrust Division as promptly as practicable; and

•	to prepare and file as promptly as practicable all documentation to effect all necessary notices, reports and other filings responding to all reasonable requests for additional information by a governmental entity to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary to be obtained from any third party and or governmental entity.

However, Philips Holding is not obligated to consent to any sale, divestiture, lease, license, transfer or disposal of its or our assets, licenses, operations, rights, product lines or businesses in order to complete the merger, or to consent to any material changes or restrictions on its ability to own or operate any of our assets, licenses, operations, rights, product lines or businesses (including through a licensing arrangement).

Employee Benefits.  Philips Holding has agreed to maintain, for our U.S.-based employees, pension and welfare benefits that are at a minimum substantially comparable in the aggregate to those currently provided under our employee benefits plans or at a minimum generally comparable in the aggregate to those provided to similarly situated employees of Philips Holding, as elected by Philips Holding, for at least a year following the effective time.

Philips Holding has also agreed to cause any new benefits plans in which our U.S.-based employees are eligible to participate to take into account, for eligibility and vesting purposes, our employees’ service with us prior to the effective time as though such service were with Philips Holding to the extent recognized under the terms of the applicable plan. Philips Holding will also cause its medical, dental, pharmaceutical and vision plans, to the extent permissible under the plans, to waive any pre-existing condition exclusions, eligibility waiting periods, and evidence of insurability requirements, to the extent waived or satisfied under our plans, and to take into account eligible expenses incurred on or prior to the effective time for the purposes of satisfying deductible, coinsurance, and maximum out-of-pocket requirements.

If requested by Philips Holding, we will terminate our 401(k) plan effective at least one day prior to the effective time. If our plan is terminated, the participants will be able to roll-over the assets in their accounts into a 401(k) plan maintained by Philips Holding or one of its subsidiaries. Our employees will be able to participate in the 401(k) plan maintained by Philips Holding or one of its subsidiaries in accordance with its terms.

Indemnification and Insurance.  The merger agreement provides that Philips Holding and the surviving corporation will each indemnify each of our present and former directors and officers against any judgments, fines, losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys’ fees) arising out of their actions in their capacities as directors or officers prior to the effective time, to the fullest extent that we would have been permitted to indemnify them prior to the effective time. Philips Holding and the surviving corporation will also advance expenses and attorneys’ fees to the fullest extent permitted by law. The certificate of incorporation and by-laws of the surviving corporation will continue to contain indemnification provisions no less favorable than those set forth in our current certificate of incorporation and by-laws.

We have agreed to obtain and pay for “tail” insurance policies with a claim period of at least six years from the effective time, with benefits and levels of coverage at least as favorable as our existing directors’ and officers’ liability insurance and fiduciary liability insurance policies, subject to certain limitations on the amount of premiums that may be spent for such insurance coverage. If we are unable to obtain such tail insurance prior to the effective time, Philips Holding will cause the surviving corporation to do so. If, for any reason, we and the surviving corporation have failed to obtain such tail insurance policies as of the effective time, Philips Holding will cause the surviving corporation to maintain directors’ and officers’ liability insurance policies, with benefits and levels of coverage at least as favorable as our existing policies, in effect for at least six years, subject again to certain limitations on the amount of premiums that may be spent for such insurance coverage.

Other Covenants.  The merger agreement contains additional covenants among us and Philips Holding relating to, among other things:

•	the filing of this proxy statement with the SEC and the accuracy of the information contained in this proxy statement (and cooperation in response to any comments from the SEC with respect to the proxy statement);

•	the special meeting of our stockholders and the recommendation of our Board of Directors;

•	Philips Holding’s access to our employees, properties, books, contracts, records and other information between the date of the merger agreement and the closing;

•	coordination of press releases and other public announcements or filings relating to the merger;

•	expenses incurred in connection with the merger agreement and related transactions; and

•	approvals of the merger for purposes of takeover statutes and Section 16 and Rule 16b-3 under the Exchange Act.

Conditions to the Merger

Our obligations and the obligations of Philips Holding and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	adoption of the merger agreement by the holders of a majority of the outstanding shares of our common stock;

•	expiration or early termination of the requisite waiting period under the HSR Act; and

•	the absence of any applicable law or injunction prohibiting the completion of the merger, or the other transactions contemplated by the merger agreement.

In addition, the obligations of Philips Holding and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties that we made in the merger agreement that are qualified as to material adverse effect (as defined in the merger agreement) being true and correct as of the date of the merger agreement and as of the date of the closing of the merger;

•	the representations and warranties that we made in the merger agreement that are not qualified as to material adverse effect (except those regarding our capital structure, corporate authority, approval and fairness, and relevant takeover statutes) being true and correct as of the date of the merger agreement and as of the date of the closing of the merger, except as would not be reasonably likely to have a material adverse effect;

•	the representations and warranties that we made with regard to our capital structure, corporate authority, approval and fairness, and takeover statutes being true and correct in all material respects;

•	our performance, in all material respects, of the obligations required to be performed by us in the merger agreement;

•	the receipt of a certificate signed by our Chief Executive Officer and Chief Financial Officer stating that all of the above conditions to the completion of the merger have been satisfied;

•	no order suspending the use of this proxy statement shall have issued, and no proceeding for the issuance of such an order shall have been initiated; and

•	no material adverse effect occurring since the date of the merger agreement.

In addition, our obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties that Philips Holding and Merger Sub made in the merger agreement being true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the merger; and

•	Philips Holding’s and Merger Sub’s performance, in all material respects, of the obligations required to be performed by them in the merger agreement.

Although the parties have the right to waive conditions to the merger, we are not aware of any circumstance in which Philips Holding, Merger Sub or we would waive any of the closing conditions described above.

Termination

We and Philips Holding may agree in writing to terminate the merger agreement at any time without completing the merger, even after our stockholders have approved the merger agreement. The merger agreement may also be terminated at any time prior to the effective time of the merger under specified circumstances, including:

•	by either us or Philips Holding if:

•	the merger has not been completed by June 15, 2008, which we refer to as the “termination date”;

•	our stockholders do not adopt the merger agreement at the special meeting; or

•	any order permanently restraining, enjoining or prohibiting completion of the merger has become final and non-appealable;

•	by us:

•	before our stockholders have adopted the merger agreement, if (i) we have not breached our covenants described above in “— No Solicitation of Transaction Proposals,” and are not in material breach of any of the other covenants in the merger agreement, (ii) our Board of Directors authorizes us to enter into an acquisition agreement with respect to a superior proposal and we notify Philips Holding of our intent, (iii) Philips Holding does not within three days make a binding written offer that our Board in good faith determines is at least as favorable to our stockholders as the superior proposal, and (iv) we pay Philips Holding the termination fee described below in “— Termination Fees” prior to such termination; or

•	at any time prior to the effective time of the merger, if there has been a breach of any representation, warranty, covenant or agreement made by Philips Holding or Merger Sub in the merger agreement such that the conditions to the completion of the merger would not be satisfied, and such breach is not curable or is curable but is not cured within 30 days after we give notice of the breach to Philips Holding;

•	by Philips Holding if:

•	(i) our Board of Directors withholds, withdraws, qualifies or modifies its recommendation of the merger agreement, or recommends in favor of any superior proposal; (ii) we fail to take a vote of our stockholders to adopt the merger agreement prior to June 15, 2008; (iii) at the end of ten business days following receipt of an alternative acquisition proposal, our Board of Directors fails to reaffirm its recommendation in favor of the merger agreement within five business days after receiving a written request from Philips Holding to do so; (iv) a tender offer or exchange offer for shares of our common stock has been publicly disclosed by a party other than Philips Holding or an affiliate of Philips Holding, and our Board of Directors recommends that our stockholders tender their shares in such tender offer or exchange offer, or fails to recommend against such tender or exchange offer within ten business days after the commencement of such tender offer of exchange offer; or (v) we materially breach our covenants described above in “— No Solicitation of Transaction Proposals;” or

•	there has been a breach of any of our representations, warranties, covenants or agreement made in the merger agreement (other than our covenants described above “— No Solicitation of Transaction Proposals”) or any such representation or warranty shall have become untrue after the date of the merger agreement such that the conditions to the completion of the merger would not be satisfied, and such breach is not curable or is curable but is not cured within 30 days after Philips Holding gives us written notice of the breach.

If the merger agreement is terminated, no party will have any liability under the merger agreement, other than for the fees described below under “— Termination Fees,” and other than for any liability or damages resulting from any willful or intentional breach of the merger agreement.

Termination Fees

We will have to pay Philips Holding a termination fee of $12,825,000, or approximately 3% of the aggregate equity value of the transaction, if:

•	either Visicu or Philips Holding terminates the merger agreement because the termination date has passed and an alternative acquisition proposal has been made and not publicly withdrawn at least ten days prior to the date on which the merger agreement is terminated, and, within twelve months of such termination, we have entered into an acquisition agreement, with respect to , or have consummated or approved or recommended to our stockholders or otherwise not opposed, an alternative acquisition proposal;

•	either Visicu or Philips Holding terminates the merger agreement because the merger agreement has not been adopted by our stockholders at the special meeting and an alternative acquisition proposal has been made and not publicly withdrawn at least five days prior to the date on which the merger agreement is terminated, and, within twelve months of such termination, we have entered into an acquisition agreement with respect to, or have consummated, or approved or recommended to our stockholders or otherwise not opposed, an alternative acquisition proposal; or

•	we terminate the merger agreement in order to accept a superior proposal as described above in the first bullet point under “— Termination” which describes circumstances where we can terminate the merger agreement.

In addition, we will have to pay Philips Holding the termination fee in the event that Philips Holding terminates the merger agreement as described above in the first bullet point under “— Termination” which describes circumstances where only Philips Holding can terminate the merger agreement.

Finally, we will also have to pay Philips Holding the termination fee in the event that we terminate the merger agreement because our stockholders do not adopt the merger agreement at the special meeting and on or prior to the date of the special meeting, any event giving rise to Philips Holding’s right to terminate the merger agreement, as described above in the first bullet point under “— Termination” which describes circumstances where only Philips Holding can terminate the merger agreement, has occurred.

Amendment

Subject to the provisions of applicable law, we, Philips Holding and Merger Sub may at any time modify or amend the merger agreement by a written agreement executed and delivered by their duly authorized officers. After our stockholders adopt the merger agreement at the special meeting, we will not make any amendment that requires further approval by our stockholders without first seeking the approval of our stockholders.

Royal Philips Guarantee

In connection with the execution of the merger agreement, Royal Philips entered into a guarantee by which it irrevocably and unconditionally guaranteed to us the performance by Philips Holding and Merger Sub of their obligations under the merger agreement. Royal Philips also agreed to take, and cause its subsidiaries to take, all actions that Philips Holding and Merger Sub are obligated under the merger agreement to cause Royal Philips and its subsidiaries to take.

Related Agreements

Executive Employment Agreements.  See “— Interests of our Directors and Executive Officers in the Merger — Executive Employment Agreements” beginning on page [    ●    ].

Voting Agreement.  As an inducement for Philips Holding to enter into the merger agreement, Partech U.S. Partners IV, LLC, Multinvest LLC, 45th Parallel LLC, Double Black Diamond II, Cardinal Health Partners, L.P., and Sterling Venture Partners, L.P., who collectively control an aggregate of approximately 30.2% of our outstanding common stock, entered into a voting agreement with Philips Holding dated as of December 18, 2007. Certain of our directors have affiliations with the signatory stockholders in the following capacity:

•	Mr. Thomas G. McKinley is a partner in Partech U.S. Partners IV, LLC, Multinvest LLC, 45th Parallel LLC, and Double Black Diamond II, LLC.

•	Mr. John Clarke is a managing member of Cardinal Health Partners Management, LLC, the general partner of Cardinal Health Partners, L.P.

•	Mr. Michael Bronfein is a senior managing director of Sterling Venture Partners, LLC, the general partner of Sterling Venture Partners, L.P.

Pursuant to the voting agreement, each such stockholder agreed, among other things, to vote all of such stockholder’s shares of our common stock in favor of the adoption of the merger agreement and the adjournment of the special meeting if necessary, to solicit additional proxies. The voting agreement terminates upon the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms. Each of the signatory stockholders also agreed, until any termination of the voting agreement, to vote their shares against the following:

•	any acquisition proposal (other than the merger agreement and the merger);

•	any amendment to our certificate of incorporation or bylaws or other proposal or transaction involving us which is reasonably likely to impede, delay, frustrate or otherwise adversely affect the merger, the merger agreement or any other transaction contemplated by the merger agreement;

•	any action or agreement that would result in a breach in any material respect of any of our representations, warranties, covenants or agreement under the merger agreement; or

•	any action or agreement that would result in any change in any manner of our capitalization or the voting rights of the common stock.

Each of the signatory stockholders has irrevocably granted to, and appointed Philips Holding and its designees, as such signatory stockholder’s proxy and attorney-in-fact to vote all of such signatory stockholder’s shares of common stock in accordance with the above description. This proxy is coupled with an interest and is irrevocable until the closing of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

Furthermore, in connection with the voting agreement, all signatory stockholders to the voting agreement agreed not to:

•	grant any proxies or enter into any voting trust or other agreement or arrangement inconsistent with the voting obligations of such signatory stockholder contained in the voting agreement; and

•	sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect assignment, transfer, encumbrance or other disposition of any shares of common stock held or beneficially owned by such signatory stockholder.

In addition, each signatory stockholder has agreed that for so long as the voting agreement is in effect, they will not, directly or indirectly:

•	initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes or could reasonably be expected to lead to any acquisition proposal;

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any party relating to an acquisition proposal; or

•	otherwise facilitate any effort or attempt to make an acquisition proposal.

Each signatory stockholder has agreed to immediately cease any existing activities, discussion or negotiations with any parties conducted with respect to any acquisition proposal prior to the signing of the voting agreement. Each signatory stockholder has agreed to waive its appraisal rights under Section 262 of the DGCL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS
AND EXECUTIVE OFFICERS

As of December 31, 2007, our executive officers and directors beneficially owned an aggregate of approximately 18,303,440 shares of our common stock.

The following table shows, as of December 31, 2007: (1) the beneficial owners of more than five percent of our common stock and the number of shares they beneficially owned based on information provided in the most recent filings with the SEC; and (2) the number of shares each director, each executive officer and all directors and executive officers as a group beneficially owned, as reported by each person. Except as noted, each person has sole voting and investment power over the shares shown in this table. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities.

For each individual and group included in the table below, the number of shares beneficially owned includes shares as to which voting power and/or investment power may be acquired within 60 days of December 31, 2007 (such as upon exercise of outstanding stock options) because such shares are deemed to be beneficially owned under the rules of the SEC. Percentage ownership of each stockholder is calculated by dividing the number of shares shown for such stockholder by the sum of the 33,183,318 shares of common stock outstanding on December 31, 2007 plus the number of shares of common stock that the stockholder had the right to acquire on or within 60 days after December 31, 2007. Except as otherwise noted, the address for each person or entity is c/o Visicu, Inc., 217 East Redwood Street, Suite 1900, Baltimore, MD 21202-3315.

	Number of	Percentage of
	Shares Beneficially	Shares Beneficially
Name and Address of Beneficial Owner	Owned	Owned

Executive Officers and Directors
Frank T. Sample(1)	1,561,457	4.6%
Brian A. Rosenfeld, MD(2)	1,145,831	3.4%
Michael J. Breslow, MD(3)	1,071,731	3.2%
Vincent E. Estrada(4)	179,250	*
Stuart H. Altman(5)	57,000	*
Michael G. Bronfein(6)	3,340,616	10.1%
John K. Clarke(7)	3,399,923	10.2%
Van R. Johnson	1,000	*
Frances M. Keenan(8)	838,726	2.5%
Thomas G. McKinley(9)	3,534,947	10.7%
Ralph C. Sabin(10)	3,173,959	9.6%
All executive officers and directors as a group (eleven persons)(11)	18,303,440	55.2%
Five Percent Stockholders
HealthCor Management, L.P.(12)	3,000,000	9.0%
Cardinal Health Partners, L.P.(13)	3,347,923	10.1%
Pacific Venture Group(14)	3,119,709	9.4%
Partech U.S. Partners IV LLC(15)	3,407,432	10.3%
Sterling Venture Partners, L.P.(16)	3,278,616	9.9%

*	Less than one percent

(1)	Includes 17,500 shares held by Frank T. Sample and Michelle L. Sample, custodians for Lindsay T. Sample and 907,500 shares held jointly by Frank T. Sample and Michelle L. Sample. Also includes 636,457 shares of common stock subject to stock options exercisable within 60 days of December 31, 2007

(2)	Includes 442,500 shares held by Rockland LLC. Dr. Rosenfeld is a managing member of Rockland LLC. Also includes 298,331 shares of common stock subject to stock options exercisable within 60 days of December 31, 2007.

(3)	Includes 250,738 shares held by the Michael J. Breslow Grantor Retained Annuity Trust, of which Dr. Breslow’s wife is the trustee. Also includes 298,331 shares of common stock subject to stock options exercisable within 60 days of December 31, 2007.

(4)	Includes 179,250 shares of common stock subject to stock options exercisable within 60 days of December 31, 2007.

(5)	Includes 2,000 shares of common stock subject to stock options exercisable within 60 days of December 31, 2007.

(6)	Includes 3,278,616 shares held by Sterling Venture Partners, L.P. Mr. Bronfein is a Managing Partner of Sterling Venture Partners, L.P. Mr. Bronfein may be deemed to share voting and investment power with respect to these shares. Mr. Bronfein disclaims beneficial ownership of the shares. Also includes 2,000 shares of common stock subject to stock options exercisable within 60 days of December 31, 2007.

(7)	Includes 3,347,923 shares held by Cardinal Health Partners, L.P. Mr. Clarke is a managing member of Cardinal Health Partners Management, LLC, the General Partner of Cardinal Health Partners, L.P. Mr. Clarke, together with the other managing members of Cardinal Health Partners Management, LLC, shares voting and investment power with respect to these shares. Mr. Clarke disclaims beneficial ownership of the shares. Also includes 2,000 shares of common stock subject to stock options exercisable within 60 days of December 31, 2007.

(8)	Includes 786,726 shares held by The Abell Foundation, Inc. Ms. Keenan is chief financial officer of The Abell Foundation, Inc. Ms. Keenan may be deemed to share voting and investment power with respect to these shares. Ms. Keenan disclaims beneficial ownership of the shares. Also includes 2,000 shares of common stock subject to stock options exercisable within 60 days of December 31, 2007.

(9)	Includes 3,166,162 shares held by Partech U.S. Partners IV LLC; 120,635 shares held by Double Black Diamond II LLC; 40,211 shares held by Multinvest LLC; and 80,424 shares held by 45th Parallel LLC. Mr. McKinley is a Managing Member of each of Partech U.S. Partners IV LLC, Double Black Diamond II LLC, Multinvest LLC and 45th Parallel LLC. In his capacity as a Managing Member, he may be deemed to share voting and investment power with respect to the shares held by each of these entities. Mr. McKinley disclaims beneficial ownership of the shares. Also includes 75,515 shares held by Vendome Capital, a McKinley family fund. Also includes 2,000 shares of common stock subject to stock options exercisable within 60 days of December 31, 2007.

(10)	Includes 3,027,828 shares held by Pacific Venture Group II, L.P. and 91,881 shares held by PVG Associates II, LP. Mr. Sabin is a member of PVG Equity Partners II LLC, the General Partner of Pacific Venture Group II, L.P. and PVG Associates II, LP. Mr. Sabin may be deemed to share voting and investment power with respect to these shares. Mr. Sabin disclaims beneficial ownership of the shares. Also includes 2,000 shares of common stock subject to stock options exercisable within 60 days of December 31, 2007.

(11)	Includes 1,4242,369 shares of common stock subject to stock options exercisable within 60 days of December 31, 2007.

(12)	Based upon a report on Form 13F, filed November 14, 2007. The address of HealthCor Management, L.P is 152 West 57th Street, 47th floor, New York, NY 10019.

(13)	The address of Cardinal Health Partners, L.P. is 600 Alexander Park, Princeton, NJ 08540

(14)	Includes 3,027,828 shares held by Pacific Venture Group II, L.P. and 91,881 shares held by PVG Associates II, LP. The address of Pacific Venture Group is 114 Pacifica Street, Suite 270, Irvine, California 92618.

(15)	Includes 3,166,162 shares held by Partech U.S. Partners IV LLC, 120,635 shares held by Double Black Diamond II LLC, 40,211 shares held by Multinvest LLC and 80,424 shares held by 45th Parallel LLC. The address of Partech U.S. Partners IV LLC is 50 California Street, Suite 3200, San Francisco, California 94111.

(16)	The address of Sterling Venture Partners, L.P. is 6225 Smith Avenue, Suite 210, Baltimore, Maryland 21209.

MARKET PRICE OF VISICU
COMMON STOCK AND DIVIDEND INFORMATION

Our common stock is traded on The Nasdaq Global Market, or Nasdaq, under the symbol “EICU”. The following table sets forth the high and low sale prices of shares of our common stock as reported on Nasdaq. We have never paid any cash dividends on our common stock. Following the merger, our common stock will not be traded on any public market.

	Price Range of Common Stock
Fiscal Year Ended	High	Low

December 31, 2006
First Quarter	n/a	n/a
Second Quarter	25.92	15.80
Third Quarter	19.33	8.85
Fourth Quarter	11.20	7.00
December 31, 2007
First Quarter	11.25	6.57
Second Quarter	10.76	7.47
Third Quarter	9.68	6.70
Fourth Quarter (through December 31, 2007)	11.94	7.10

On December 17, 2007, the last full trading day prior to the public announcement of the merger agreement, the closing price of our common stock was $8.86 per share. We encourage our stockholders to obtain current market quotations for our common stock.

FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer in this proxy statement, include “forward-looking statements” (as that term is defined under Section 21E of the Exchange Act) based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary Term Sheet,” “Questions and Answers about the Special Meeting,” “The Merger,” “The Merger-Projected Financial Information,” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” or other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. In addition to other factors and matters contained in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:

•	we may be unable to obtain the required stockholder approval for the merger at the special meeting;

•	we may be unable to obtain the necessary regulatory approvals for the merger in a timely matter or at all, or we may be able to obtain such approvals only by agreeing to conditions that would not be acceptable to us or Philips Holding;

•	the conditions to the closing of the merger may not be satisfied, or the merger agreement may be terminated prior to closing;

•	disruptions and uncertainty resulting from our proposed merger with a major customer may make it more difficult for us to maintain relationships with other customers, employees or suppliers, and as a result our business may suffer;

•	the restrictions on our conduct prior to closing contained in the merger agreement may have a negative effect on our flexibility and our business operations;

•	changes in the government regulation of our products and services;

•	the loss of intellectual property protection;

•	our business may suffer as a result of competition in the healthcare information technology sector;

•	the possibility of unfavorable outcomes in regulatory and legal proceedings;

•	the merger may involve unexpected costs or unexpected liabilities; and

•	additional factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, under the headings “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk.”

In addition, for a more detailed discussion of these risks and uncertainties and other factors, please refer to our filings with the SEC from time to time. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

FUTURE STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not consummated or if we are otherwise required to do so under applicable law, we would hold a 2008 annual meeting of stockholders. Proposals from stockholders are given careful consideration by us in accordance with Rule 14a-8 of the Exchange Act (“Rule 14a-8”). We provide all stockholders with the opportunity, under certain circumstances and consistent with our by-laws and the rules of the SEC, to participate in the governance of the Company by submitting stockholder proposals that they believe merit consideration at the 2008 annual meeting of stockholders. To enable management to analyze and respond to proposals stockholders wish to have included in the proxy statement and proxy card for that meeting, our by-laws, consistent with Rule 14a-8, require that any such proposal be received no less than 90 calendar days nor more than 120 calendar days in advance of the first anniversary of the date that the company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. Any stockholder proposal submitted must also be in compliance with our by-laws and must contain specified information about each nominee or the proposed business and the stockholder making the nomination or proposal. Pursuant to our by-laws, any stockholder proposal or director nomination for that meeting that is submitted outside the processes of Rule 14a-8 will be considered “untimely” unless it is received by us no less than 90 calendar days nor more than 120 calendar days in advance of the first anniversary of the date that the company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders.

Proxies solicited by the Board of Directors for the 2008 annual meeting of stockholders may confer discretionary authority to vote on any untimely stockholder proposals or director nominations without express direction from stockholders giving such proxies. All stockholder proposals and director nominations must be addressed to the attention of the Corporate Secretary at Visicu, Inc., 217 East Redwood Street Suite 1900, Baltimore, Maryland 21202-3315. The Chairman of the annual meeting of stockholders may refuse to acknowledge the introduction of any stockholder proposal or director nomination not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following location:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings are also available to the public from document retrieval services and the internet website maintained by the SEC at www.sec.gov.

If you have questions about the special meeting or the merger after reading this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, you should contact our Corporate Secretary at Visicu, Inc. at 217 East Redwood Street, Suite 1900, Baltimore, MD 21202-3315, or by telephone at (410) 276-1960.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that differs from or adds to what is contained in this proxy statement. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER
among
VISICU, INC.
PHILIPS HOLDING USA INC.
and
ICE MERGER SUB, INC.
Dated as of December 18, 2007

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of December 18, 2007, among Visicu, Inc., a Delaware corporation (the “Company”), Philips Holding USA Inc., a Delaware corporation (“Parent”), and Ice Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub,” the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company are entering into a Voting Agreement in the form attached hereto as Exhibit A (the “Voting Agreement”); and

WHEREAS, as a condition and inducement to Parent and Merger Sub entering into this Agreement, concurrently with the execution and delivery of this Agreement, Dr. Brian A. Rosenfeld and Dr. Michael J. Breslow (the “Designated Employees”) have entered into certain employment agreements with Parent or one of its Affiliates, which in accordance with their respective terms shall become effective upon the Effective Time (as defined in Section 1.3).

NOW, THEREFORE, in consideration of the promises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Delaware General Corporation Law (the “DGCL”).

1.2  Closing.  Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the third business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

1.3  Effective Time.  As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and Bylaws of the Surviving Corporation

2.1  The Certificate of Incorporation.  The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Laws (as defined in Section 5.1(i)(i), except that Article FOURTH of the Charter shall be amended to read in its entirety as follows: “FOURTH: The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 1,000, consisting of 1,000 shares of Common Stock, par value $0.10 per share (the “Common Stock”).”

2.2  The Bylaws.  The parties hereto shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law.

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1  Directors.  The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2  Officers.  The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates

4.1  Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of the Company:

(a) Merger Consideration.  Each share of the common stock, par value $0.0001 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent, and Shares owned by the Company, and (ii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each, an “Excluded Share” and collectively, “Excluded Shares”) shall be converted into the right to receive $12.00 per Share (the “Per Share Merger Consideration”), subject to the provisions of Section 4.4 hereof. At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest, and each certificate formerly representing Shares owned by Dissenting Stockholders shall thereafter represent only the right to receive the payment to which reference is made in Section 4.2(f).

(b) Cancellation of Shares.  Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub.  At the Effective Time, each share of common stock, par value $0.10 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.10 per share, of the Surviving Corporation.

4.2  Exchange of Certificates.

(a) Paying Agent.  Prior to the Effective Time, Parent shall select an independent paying agent approved by the Company (which approval shall not be unreasonably withheld) (the “Paying Agent”) for payment of the Per Share Merger Consideration. At or prior to the Effective Time, Parent shall deposit with the Paying Agent, for exchange in accordance with this Article IV, cash amounts in immediately available funds necessary for the Paying Agent to make the aggregate payments required pursuant to Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. The Exchange Fund shall not be used for any purpose that is not provided for in such Paying Agent agreement.

(b) Exchange Procedures.  Promptly after the Effective Time (and in any event within five business days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the aggregate amount of the Per Share Merger Consideration represented by such holder’s Certificates (after giving effect to any required Tax (as defined in Section 5.1(n) withholdings). Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholding) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c) Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount, if any, in immediately available funds to which the holder thereof is entitled pursuant to this Article IV.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings) upon due surrender of its Certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)(i)) or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be customarily required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) Appraisal Rights.  No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Rights.  Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Law relating to Tax. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by Parent, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

4.3  Treatment of Stock Plan.

(a) Treatment of Options.  At the Effective Time each outstanding option to purchase Shares (a “Company Option”) under the Stock Plan (as defined in Section 5.1(b)(i)), vested or unvested, shall be cancelled and each such Company Option, vested or unvested, shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option times (y) the excess, if any, of the value of the Per Share Merger Consideration over the exercise price per Share under such Company Option, less applicable Taxes required under applicable Law to be withheld with respect to such payment. To the extent that applicable Tax amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Company Options in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

(b) Company Awards.  At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plan and any other Company Benefit Plans, other than Company Options (the “Company Awards”), vested or unvested, shall be cancelled and each such Company Award, vested or unvested, shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, an amount in cash equal to (x) the number of Shares subject to such Company Award immediately prior to the Effective Time times (y) the Per Share Merger Consideration (or, if the Company Award provides for payments to the extent the value of the Shares exceed a specified reference price, the amount, if any, by which the Per Share Merger Consideration exceeds such reference price), less applicable Taxes required under applicable Law to be withheld with respect to such payment. To the extent that applicable Tax amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Company Awards in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

(c) Corporate Actions.  At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take all actions necessary to effectuate the provisions of Section 4.3(a) and (b), including any action to approve the disposition of Company Options and Company Awards in connection with the transactions contemplated under this Agreement to the extent necessary to exempt such disposition under Rule 16b-3 of the Exchange Act. The Company shall take all actions necessary to terminate the Stock Plan as of the Effective Time and to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company, Parent or of the Surviving Corporation to any Person pursuant to or in settlement of Company Options or Company Awards.

(d) Notice.  As soon as practicable following the mailing of the Proxy Statement (as defined in Section 6.3), the Company shall mail to each person who is a holder of Company Options or Company Awards a letter approved in advance by Parent describing the treatment of and payment for such Company Options or Company Awards pursuant to this Section 4.3 and providing instructions for use in obtaining payment for such Company Options or Company Awards.

4.4  Adjustments to Prevent Dilution.  In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V

Representations and Warranties

5.1  Representations and Warranties of the Company.  Except as set forth in the Company Reports (as defined in Section 5.1(e)) filed with the SEC (as defined in Section 5.1(e)(i)) prior to the date of this Agreement (excluding, in each case, (i) any statements set forth only in the “Risk Factors” sections thereof, (ii) any statements, to the extent that they are cautionary, predictive or forward-looking in nature and (iii) any statements concerning matters disclosed on Schedule 5.1(t)) or as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (provided that, except as specified in Section 5,1(t) of the disclosure letter, the disclosures shall qualify other sections and subsections of the disclosure letter to the extent it is reasonably apparent (notwithstanding the absence of a specific cross reference) that such disclosure is applicable to such other sections and subsections) (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification.  The Company is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect (as defined below). The Company has made available to Parent complete and correct copies of its certificate of incorporation and bylaws, each as amended to the date hereof, and each as so delivered is in full force and effect. Section 5.1(a) of the Company

Disclosure Letter contains a correct and complete list of each jurisdiction where the Company is organized and qualified to do business. The Company has no Subsidiaries. As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, and (ii) “Material Adverse Effect” with respect to the Company means a material adverse effect on the (x) properties, assets, or liabilities of the Company that is materially adverse to the Company as a whole or (y) business, financial condition or results of operations of the Company; provided, however, that none of the following, in and of themselves, shall be deemed to be or constitute a Material Adverse Effect, or shall be taken into account when determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur (as applicable):

(A) changes in the economy or financial markets in the United States;

(B) changes that are proximately caused by factors generally affecting the healthcare information technology industry;

(C) any loss of, or adverse change in, the relationship of the Company with its customers or suppliers, or any loss of the Company’s employees to the extent that the Company establishes was directly or proximately caused by the pendency or announcement of the transactions contemplated by this Agreement;

(D) changes in GAAP (as defined in Section 5.1(e)(iii)) after the date of this Agreement;

(E) any failure by the Company to meet internal or published projections, estimates or forecasts of revenue, earnings, backlog, or other measures of financial or operating performance; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect;

(F) any matter arising out of or relating to the matters set forth in Section 5.1(g) of the Company Disclosure Letter;

(G) a decline in the price of the Common Stock on the NASDAQ; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline in price has resulted in, or contributed to, a Material Adverse Effect; and

(H) changes that are the result of acts of war, armed hostilities or other international or national calamity or acts of terrorism or any natural disaster, except to the extent that such acts, calamities or disasters directly and materially affect the properties, assets or business of the Company;

provided, further, that, with respect to clauses (A) and (B) such change, event, circumstance or development does not (i) primarily relate only to (or have the effect of primarily relating only to) the Company or (ii) disproportionately adversely affect the Company compared to other companies of similar size operating in the healthcare information technology industry.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 100,000,000 Shares, of which 33,183,228 Shares were outstanding as of the date hereof, and 10,000,000 shares of preferred stock, $0.0001 per share, no shares of which were outstanding as of the date hereof. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 3,959,803 Shares reserved for issuance under the Company’s Visicu, Inc. Equity Incentive Plan (the “Stock Plan”), the Company has no Shares reserved for issuance. Section 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete list of options, restricted stock, restricted stock units and performance units under the Stock Plan, including the holder, date of grant, term, number of Shares and, where applicable, whether an option is intended to qualify as an “incentive stock option” within the meaning of Section 422(b) of the Code, exercise price and vesting schedule, including whether the vesting will be accelerated by the execution of this Agreement or consummation of the Merger or by termination of employment or change of position following consummation of the Merger. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plan, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(ii) The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

(iii) Each Company Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Stock Plan pursuant to which it was issued, (B) qualifies for the Tax and accounting treatment afforded to such Company Option in the Company’s Tax returns and the Company Reports, respectively, (C) to the extent required by applicable Law, was otherwise properly disclosed in the Company Reports, (D) has an exercise price at least equal to the fair market value of a Share on a date no earlier than the date of the corporate action authorizing the grant and has a grant date on or after the date of the corporate action authorizing the grant and (E) is exempt from Section 409(A) of the Code. The Company has provided to Parent a true and complete copy of the Stock Plan and the forms of all agreements evidencing the Company Options. No consent of the holder of any Company Option is required in connection with the actions contemplated by Section 4.3(a), and such actions so contemplated comport with the Stock Plan and the underlying agreements evidencing the Company Options.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”), and to consummate the Merger. This Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The board of directors of the Company has (A) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved this Agreement, declared advisable this Agreement and the Merger and the other transactions contemplated by this Agreement and resolved to recommend adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (B) directed that this Agreement be submitted to the holders of Shares for their adoption and (C) received the opinion of its financial advisor, Morgan Stanley & Co. Incorporated, to the effect that, subject to the assumptions, qualifications and limitations contained therein, the consideration to be received by the holders of the Shares in the Merger is fair, from a financial point of view, as of the date of such opinion, to such holders, a copy of which opinion has been delivered to Parent. The board of directors of the Company has taken all action necessary to ensure that Parent will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Other than the filings and/or notices pursuant to Sections 1.3 and 6.5(a) and under the HSR Act (the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any (A) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature, or any political subdivision thereof, (B) federal, state, local, municipal, foreign, or other government, including any state Medicaid Agency or state licensing authority, or (C) governmental or quasi governmental authority of any nature, including any governmental division, department, agency, commission, instrumentality, official, organization, contractor, regulatory body, or other entity and any court, arbitrator, or other tribunal (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement, or in connection with the continuing operation of the business of the Company (as presently conducted) following the Effective Time, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Merger or the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of the Company pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement) compliance with the matters referred to in Section 5.1(d)(i), under any Law to which the Company is subject, or (C) any change in the rights or obligations of any party under any Contract binding on the Company, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement. Section 5.1(d)(ii) of the Company Disclosure Letter sets forth a correct and complete list of Material Contracts (as defined in Section 5.1(i)(vi)) pursuant to which consents or waivers are or may be required prior to consummation of the Merger and the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

(iii) To the Company’s Knowledge (as defined in Section 5.1(g)), the Company is not a creditor or claimant with respect to any debtor or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that constitute, individually or in the aggregate, more than $1,000,000.

(iv) Except for: (A) relationships with the Company as an officer, director or employee thereof (and compensation by the Company in consideration of such services) in accordance with the terms of their employment, and (B) relationships with the Company as stockholders or option holders therein, none of the directors or officers, or the stockholders of the Company, or any member of any of their families or Affiliates, is presently a party to, or was a party to during the year preceding the date of this Agreement, any transaction, agreement or arrangement with the Company. None of the employees or stockholders of the Company has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the business, or any supplier, distributor, or customer of the Company, except for the normal rights of a stockholder of the Company, and except for rights under the Stock Plan.

(e) Company Reports; Financial Statements.

(i) The Company has filed on a timely basis all forms, statements, certifications, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act of 1933, as amended (the “Securities Act”) since April 5, 2006 (the “Applicable Date”). All such forms, statements, reports and documents filed since the Applicable Date and those filed subsequent to the date of this Agreement, including any amendments thereto, are referred to as the “Company Reports”. Each of the Company Reports, at the time of its filing (except as and to the extent such Company Report has been amended, modified or superseded in any subsequent Company Report filed prior to the date of this Agreement) complied or, if not yet filed, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (except as and to the extent such Company Report has been amended, modified or superseded in any subsequent Company Report filed prior to the date of this Agreement, in which case as of the date of such amendment, modification or superseding filing), the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ. Except as permitted by the Exchange Act or rules of the SEC, since the Applicable Date, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(iii) The Company maintains “disclosure controls and procedures” as defined in Rules 13a-15(e) or 15d-15(e) of the Exchange Act. Such disclosure controls and procedures are designed to ensure that (A) information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports within the time periods specified in the rules and forms of the SEC, and (B) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in all material respects to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”) and includes policies and procedures that (x) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of the Company, (y) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made in accordance with authorizations of management and directors of the Company, and (z) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors (i) any significant deficiencies in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and the audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (A) a summary of any such disclosure made by management to the Company’s auditors and the audit committee since the Applicable Date, and (B) any communication since the Applicable Date made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of the NASDAQ, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all such material complaints or concerns made since the Applicable Date through the Company’s whistleblower hot-line or equivalent system maintained by the Company for receipt of employee concerns regarding possible violations of Law. No attorney who represents the Company on an ongoing and material basis, whether or not employed by the Company, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, any committee of the board of directors or the board of directors pursuant to rules adopted under Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(iv) (x) As amended, supplemented or corrected by Company Reports filed prior to the date of this Agreement, each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, (y) in the case of Company Reports filed after the date hereof, will fairly present in all material respects, in each case of (x) and (y), the consolidated financial position of the Company as of its date and each of the consolidated statements of income, changes in shareholders’ equity (deficit) and cash flows included in (or incorporated by reference into) the Company Reports (including any related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(f) Absence of Certain Changes.  Since December 31, 2006, the Company has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such business and there has not been:

(i) any change in the financial condition, properties, assets, liabilities, business, or results of its operations or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to December 31, 2006) of which the Company has Knowledge which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect;

(ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company, whether or not covered by insurance;

(iii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of the Company;

(iv) any material change in any method of accounting or accounting practice by the Company, except as required by GAAP and disclosed in the Company Reports filed with the SEC prior to the date of this Agreement;

(v) (A) any increase in the compensation payable or to become payable to its directors, officers or employees (except for increases in the ordinary course of business and consistent with past practice), or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Laws; or

(vi) any agreement to do any of the foregoing.

(g) Litigation and Liabilities.  There are no material civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company. Except as reflected or reserved against in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed prior to the date hereof, and except for obligations or liabilities incurred in the ordinary course of business since September 30, 2007, there are no material obligations or material liabilities of the Company, whether or not accrued, contingent or otherwise and whether or not required to be disclosed pursuant to GAAP or otherwise, or any other facts or circumstances of which the Company has Knowledge that could reasonably be expected to result in any claims against, or obligations or liabilities of, the Company, including those relating to matters involving any Environmental Law (as defined in Section 5.1(m)). The Company is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity.

For purposes of this Agreement, the term “Knowledge” shall mean, with respect to the Company, the knowledge that any Person set forth in Schedule 5.1(g)(i) of the Company Disclosure Letter either has or would be reasonably expected to have in the ordinary course of such Person’s employment duties.

(h) Employee Benefits.

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of, or other consultants providing services to, the Company and current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Company Benefit Plans”) are listed on Schedule 5.1(h)(i) of the Company Disclosure Letter, and each Company Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Company Benefit Plans listed on Schedule 5.1(h)(i) of the Company Disclosure Letter and all material related documents, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Company Benefit Plans, and all amendments thereto have been provided or made available to Parent. Except as set forth on Schedule 5.1(h)(i) of the Company Disclosure Letter, the Company is not a party to any employment, retention, severance or change in control agreement with any Person.

(ii) All Company Benefit Plans comply in all material respects in form and have been operated in substantial compliance with their terms and the requirements of ERISA, the Code and other applicable Laws. Each Company Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code, uses a form of prototype plan document that has received a favorable opinion letter from the Internal Revenue Service (the “IRS”), and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. The Company does not sponsor or maintain or have any liability with respect to any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code. The Company has not engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. The Company has not incurred, or does not reasonably expect to incur, a Tax or penalty imposed by Section 4980 of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA.

(iii) Neither the Company nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a “multiemployer plan” within the meaning of Section 3(37) of ERISA. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is an ERISA Affiliate. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.33 or 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code.

(iv) All contributions required to be made under each Company Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed in the Company Reports prior to the date hereof. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has and no circumstances exist that could result in an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. The Company has not provided, and is not required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in the funding method, of such Pension Plan since the last day of the most recent plan year.

(vi) As of the date hereof, there is no material pending or, to the Knowledge of the Company threatened, litigation relating to the Company Benefit Plans. The Company does not have any obligations for post-termination health and life benefits under any Company Benefit Plan, other than in accordance with Section 4980B of the Code.

(vii) There has been no amendment to, announcement by the Company relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, stockholder adoption of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement will (A) entitle any employees of the Company to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) other than with respect to the Stock Plan and Company Options, accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans, (C) limit or restrict the right of the Company or, after the consummation of the Merger and the other transactions contemplated by this Agreement, Parent to merge, amend or terminate any of the Company Benefit Plans or (D) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code. No Company Benefit Plan or other agreement provides any employee or director of the Company with any amount of additional compensation if such individual is provided amounts subject to excise or additional Taxes imposed under Section 409A or 4999 of the Code.

(viii) (A) Any individual who performs or performed services for the Company and who is not treated as an employee for federal income Tax purposes by the Company is not an employee under applicable Law or for any purpose, including, without limitation, for Tax withholding purposes or Company Benefit Plan purposes; (B) the Company has no liability by reason of an individual who performs or performed services for the Company in any capacity being improperly excluded from participating in a Company Benefit Plan; and (C) each of the employees of the Company has been properly classified by the Company as “exempt” or “non-exempt” under applicable Law.

(i) Compliance with Laws; Licenses.

(i) The businesses of the Company have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement. No investigation or review by any Governmental Entity with respect to the Company is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same. To the Knowledge of the Company, no material change is required in the Company’s processes, properties or procedures in connection with any such Laws, and the Company has not received from any Governmental Entity any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company has obtained and the business of the Company has not been, and are not being, conducted in violation of or inconsistent with all material permits, licenses, certifications, approvals, registrations, consents, authorizations, enrollments, accreditations, franchises, variances, waivers, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted. To the Knowledge of the Company, there exists no grounds for revocation, suspension or limitation of any License (including, but not limited to, as a result of the Merger) and no notices have been received by the Company, its officers or managing employees with respect to any threatened, pending or possible termination, revocation, suspension or limitation of any License.

(ii) Each product that is sold by the Company for commercial distribution or is in current commercial distribution (a “Company Product”) is in compliance in all material respects with all applicable requirements of the Food and Drug Administration (“FDA”) or any other relevant Governmental Entity and all Licenses, permissions, clearances, authorizations, notified body certificates of compliance or consents required for placing and continuing to place the Company Products on the market in the United States and Canada. Specifically, the Company’s facility is registered and each Company Product is listed with the FDA under Section 510 of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq. (the “FD&C Act”), and the applicable rules and regulations thereunder, except to the extent not required by the FD&C Act to be so listed. Each Company Product in current commercial distribution that is a Class II medical device as defined under Section 513(a)(1) of the FD&C Act and applicable rules and regulations thereunder was first marketed under, and is covered by, a premarket notification in compliance with Section 510(k) of the FD&C Act and the applicable rules and regulations thereunder, or is exempt from such premarket notification in accordance with Section 510(l) or (m) of the FD&C Act and applicable rules and regulations thereunder. The Company is currently in compliance in all material respects with, and each Company Product in current commercial distribution is designed, manufactured, prepared, assembled, packaged, labeled, stored, installed, serviced, and processed in compliance in all material respects with the FD&C Act and the applicable rules and regulations thereunder. The Company is in compliance with all applicable written procedures, record-keeping and reporting requirements of the FD&C Act and the applicable rules and regulations thereunder, including those set forth in 21 C.F.R. Parts 803 and 806. Since first receiving 510(k) clearance through the date of this Agreement, the FDA has not inspected the Company’s premises or its records. The Company has not introduced in commercial distribution during the five calendar year period immediately preceding the date hereof any products which were upon their shipment by the Company adulterated or misbranded in violation of Section 301 of the FD&C Act. Any modifications by the Company to any product marketed by the Company have obtained requisite FDA approvals and clearances or have otherwise been made in accordance with applicable Law. All manufacturing facilities are operated in compliance in all material respects with the FDA’s Quality System Regulation requirements at 21 C.F.R. Part 820, as applicable.

(iii) Except as disclosed in Section 5.1(i)(iv) of the Company Disclosure Letter, in the last three years, none of the Company’s products have been recalled or subject to FDA correction or removal requirements, and the Company has not received notice, either completed or pending, of any proceeding seeking a corrective action, recall, suspension or seizure of any products. The Company has not received any order, demand or other formal proceedings from any competent authority or notified body for medical devices to undertake any form of withdrawal from the market of any of its products or any product recall and has notified any competent authority or notified body of the intent to conduct a market withdrawal, product recall or field correction, and, to the Knowledge of the Company, no facts or circumstances have occurred that are reasonably likely to give rise to any such corrective action, recall, suspension or seizure.

(iv) The Company is not included on FDA’s AIP list.

(v) As of the date hereof, neither the Company nor, to the Company’s Knowledge, any of its employees, agents or consultants retained to assist with product license submissions, has been disqualified or debarred by the FDA, pursuant to 21 U.S.C. §§ 335(a) or (b), or for any purpose, been charged with or convicted under United States Law for conduct relating to the development, approval, marketing or sale of drugs or devices or otherwise relating to the regulation of any drug product under the Generic Drug Enforcement Act of 1992 or any other relevant Law or been disbarred, disqualified or convicted under or for any equivalent or similar applicable foreign Laws.

(vi) The Company has complied in all material respects with all applicable information security and privacy obligations under all business associate agreements or other similar Contracts with their customers who are Covered Entities or Business Associates of a Covered Entity, as those terms are defined in 45 C.F.R. § 160.103, which obligations relate to the security and privacy regulations regarding protected health information under the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191, as amended (“HIPAA”), and the regulations promulgated thereunder and all applicable state patient confidentiality and other applicable privacy Laws. To the Knowledge of the Company, the Company Products contain technical security mechanisms, which are reasonably capable of protecting the confidentiality, integrity, and availability of the data stored or transmitted by such products, and include, without limitation, access controls, audit controls, mechanisms to verify the integrity of the data or images, person and/or entity authentication, and transmission security mechanisms. The Company has not received (A) from any person, or has been made aware of, any written complaints or concerns regarding the Company’s or any Company Product’s noncompliance with obligations under the Company’s customer Contracts or business association agreements that relate to HIPAA, any regulations promulgated thereunder, or any applicable state privacy Laws and (B) from any customer, or has been made aware of, any notice relating to the Company’s obligation to indemnify customers for civil liabilities resulting or arising from the Company’s breach of any business associate agreement or its HIPAA-related obligations under any customer Contract. To the extent that the Company represents or has represented to a customer of the Company that its products and/or services comply with any privacy or security Laws, regulations, rules, and/or standards, the Company has undertaken all activities reasonably necessary to comply in all material respects with such Laws, regulations, rules, and/or standards.

(vii) To the Knowledge of the Company, neither it nor its directors or executive officers (A) has violated any federal, state or local statutes, rules, ordinances, or regulations or permit requirements relating to fraud and abuse, anti-kickback, self-referral, fee-splitting or other applicable Laws that regulate healthcare providers and others, including: (t) the applicable Medicare and Medicaid fraud and abuse provisions of the federal Social Security Act and other federal Laws, including any activity which is prohibited under the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b, et seq.), (u) the physician self-referral provisions of the Stark Law (42 U.S.C. § 1395nn), (v) the False Claims Act (31 U.S.C. § 3729), (w) the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), (x) Mail and Wire Fraud (18 U.S.C. §§ 1341-1343), (y) False Statements Relating to Health Care Matters (18 U.S. C. § 1035), and (z) Health Care Fraud (18 U.S.C. § 1347) or (B) has engaged in a pattern or practice of making payments intended to obtain or induce patient referrals for any of their operations.

(j) Material Contracts and Governmental Contracts.

(i) As of the date of this Agreement, the Company is not a party to or bound by:

(A) any lease of real or personal property providing for annual rentals of $50,000 or more;

(B) any Contract with any of the Company’s current customers;

(C) except for any Contract with a customer of the Company entered into in the ordinary course of business (a “Customer Contract”), any Contract (x) that is reasonably likely to require aggregate annual payments to or from the Company of more than $250,000, or (y) that is reasonably likely to require aggregate payments to or from the Company of more than $500,000;

(D) other than with respect to any partnership that is wholly-owned by the Company, any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(E) any Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in each case in excess of $100,000;

(F) any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act that is not an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(G) any non-competition Contract or other Contract that (w) purports to limit in any material respect either the type of business in which the Company (or, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, (x) could require the disposition of any material assets or lines of business of the Company or, after the Effective Time, Parent or its Subsidiaries, (y) except for Customer Contracts, any Contract that grants “most favored nation” status that, following the Merger, would apply to Parent and its Subsidiaries, including the Company, or (z) prohibits or limits the right of the Company to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of its Intellectual Property (as defined in Section 5.1(p)) rights;

(H) any Contract to which the Company is a party containing a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its Affiliates;

(I) any Contract between the Company and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares;

(J) any Contract providing for indemnification by the Company of any Person, except for (x) Customer Contracts or (y) Contracts that are not reasonably likely to be material to the Company;

(K) any Contract that contains a put, call or similar right pursuant to which the Company could be required to purchase or sell, as applicable, any equity interests of any Person or any operating assets or Intellectual Property;

(L) any Contract to authorize or license any third party to manufacture, reproduce or sell any products of the Company;

(M) any Contract regarding any acquisition of assets or a business by the Company to which there may be any future obligation on the part of the Company to make additional payments including but not limited to by means of an earn-out or similar contingent payment mechanism; and

(N) any Contract regarding any disposition of assets or a business by the Company to which there may be any future obligation on the part of the Company to make additional payments or as to which there is any continuing liability of the Company.

The Contracts described in clauses (A)-(N), together with all exhibits and schedules to such Contracts, being the “Material Contracts.”

(ii) A correct and complete copy of each Material Contract has, prior to the date of this Agreement, been (A) delivered to Parent, (B) made available to Parent in the online data room or otherwise, or (C) publicly filed with the SEC as an exhibit to the Company Reports filed prior to the date hereof, and each such Material Contract is a valid and binding agreement of the Company, and unless it has expired by its terms, is in full force and effect, and neither the Company nor, to the Knowledge of the Company, any other party thereto is in default or breach in any respect under the terms of any such Material Contract.

(iii) (A) With respect to each Governmental Contract, except as would not reasonably likely to have a Material Adverse Effect, (x) all representations and certifications executed and set forth in or pertaining to such Governmental Contract were complete and correct as of their effective date, and the Company has complied in all material respects with all such representations and certifications during the performance of such Governmental Contract; (y) neither the United States government nor any prime contractor, subcontractor or other Person with has notified the Company that the Company has breached or violated any material certification, representation, clause, provision or requirement, pertaining to such Governmental Contract; and (z) no termination for convenience, termination for default, cure notice or show cause notice is in effect as of the date hereof pertaining to any Governmental Contract.

(B) Except as would not reasonably be likely to have a Material Adverse Effect, (x) to the Knowledge of the Company, neither the Company nor any of its personnel is or has been under administrative, civil, or criminal investigation, or indictment or audit by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Governmental Contract; (y) the Company has not conducted or initiated any internal investigation or made a voluntary disclosure to the United States government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Governmental Contract; and (z) neither the Company nor, to the Knowledge of the Company, any of its personnel has been suspended or debarred from doing business with the United States government or is, or at any time has been, the subject of a finding of non-responsibility or ineligibility for United States government contracting.

As used herein, “Governmental Contract” means any contract to which the Company is a party, or by which it is bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract).

(k) Real Property.

(i) There is no real property owned by the Company.

(ii) With respect to the real property leased or subleased to the Company (the “Leased Real Property”), the lease or sublease for such property is valid, legal binding, enforceable against the Company in accordance with its terms and in full force and effect and the Company is not in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by the Company or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. A correct and complete copy of each lease or sublease for Leased Real Property has previously been made available to Parent.

(iii) Section 5.1(k)(iii) of the Company Disclosure Letter sets forth (A) an abbreviated or cursory description of the principal functions conducted at each parcel of Leased Real Property, and (B) a correct street address and such other information as is reasonably necessary to identify each parcel of Leased Real Property.

(l) Takeover Statutes.  Assuming the accuracy of the representation and warranties of Parent and Merger Sub as set forth in Section 5.2(g), no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.

(m) Environmental Matters.  The Company has complied at all times with all material applicable Environmental Laws and no property currently owned or operated by the Company (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance. To the Knowledge of the Company, no property formerly owned or operated by the Company was contaminated with any Hazardous Substance during or prior to such period of ownership or operation. The Company (i) is not liable for any Hazardous Substance disposal or contamination on any third party property; (ii) has not had any reportable release of any Hazardous Substance; (iii) has not received any notice, demand, letter, claim or request for information alleging that the Company may be in violation of or subject to liability under any Environmental Law; and (iv) is not subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to obligations or liability involving any Environmental Law or otherwise relating to Hazardous Substances. None of the properties owned or leased by the Company contain any underground storage tanks, asbestos-containing material, lead products, or polychlorinated biphenyls. The Company has not engaged in any activities involving the generation, use, handling or disposal of any Hazardous Substance. To the Knowledge of the Company, there are no other circumstances or conditions involving the Company that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law. The Company has made available to Parent in the online data room copies of all material environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to the Company or its current and former properties or operations.

As used herein, (i) the term “Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement now or hereafter in effect relating to: (A) the protection of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance, and (ii) the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, mold or radon; and (C) any other substance which may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

(n) Taxes.  (i) The Company (A) has prepared in good faith and duly and timely filed with the appropriate Tax authorities (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (B) has paid all Taxes (as defined below) that are required to be paid or that the Company is obligated to withhold and pay from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and fully and properly reserved for in accordance with GAAP in the Company Reports; and (C) has not waived or requested a waiver of any statute of limitations with respect to Taxes or agreed to or requested any extension of time with respect to a Tax assessment or deficiency.

(ii) There are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters.

(iii) There are not, to the Knowledge of the Company, any unresolved questions or claims concerning the Company’s Tax liability. The Company has not been notified that either the IRS or any other Tax authority has raised any issues in connection with any Tax Return of the Company relating to Taxes, and, to the Knowledge of the Company, no basis exists for any such issues to be raised.

(iv) The Company has made available to Parent true and correct copies of (A) Tax Returns filed by the Company for each of the fiscal years ended December 31, 2006, December 31, 2005, December 31, 2004, December 31, 2003, December 31, 2002, and (B) all ruling requests, private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements, and any similar documents or communication sent or received by the Company relating to Taxes.

(v) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Merger.

(vi) The Company has not participated in any “reportable transactions” within the meaning of Section 1.6011-4 of the regulations promulgated by the U.S. Department of the Treasury pursuant to the Code (the “Treasury Regulations”) nor has the Company been a “material advisor” to any such transactions within the meaning of Section 6111 of the Code.

(vii) The Company does not have any liability for the Taxes of any person (other than members of the consolidated group of which the Company is the common parent) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, or (iii) by contract, except in each case where such liability for Taxes would not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(viii) The Company is not a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(ix) The Company has not distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(x) There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(xi) No written claim has ever been made by any Tax authority in a jurisdiction in which the Company does not file Tax Returns that any such Person is or may be subject to taxation by that jurisdiction, and no basis exists for any such claim to be made.

As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties, assessments or other charges of any kind imposed by any government or taxing authority whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

(o) Labor Matters.  The Company is not a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is any such Contract presently being negotiated. There has not been in the last six years, a representation question in respect of any of the employees of the Company, and there are no current campaigns being conducted to solicit cards from employees of the Company to authorize representation by any labor union or labor organization. The Company is in substantial compliance with all labor and employment Laws and are not the subject of any material proceeding that asserts that the Company has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened. For the past six years there has been no labor strike, walk-out, work stoppage, slow-down or lockout involving the Company. The Company is not required to comply with the reporting requirements of the Labor Management Reporting and Disclosure Act.

(p) Intellectual Property.

Except for Customer Contracts:

(i) Section 5.1(p)(i) of the Company Disclosure Letter sets forth a true and complete worldwide list of (A) all patents, patent applications, registered copyrights and registered copyright applications, invention disclosures and Company Software, in each case to the extent comprising Company Owned Intellectual Property, (B) all Proprietary Source Identifiers to the extent comprising Company Owned Intellectual Property, (C) all material licenses, assignments and other agreements relating to patents, patent applications, inventions, know-how, technology, or the like, and a list of all material licenses, commitments and other agreements (other than licenses of commercial off-the-shelf, click-wrap or shrink-wrap computer software) relating to Proprietary Source Identifiers, copyrights, domain names (other than Contracts entered into with registrars of such domain names), Company Software and other Intellectual Property to which the Company is a party or by which the Company and/or any of its Company Owned Intellectual Property is in any way bound, and (D) descriptions of any and all actions that must be taken within the 120 days following the date of this Agreement to maintain pendency, avoid abandonment, avoid additional fees and/or expenses associated with and/or provide a timely response to any and all patent, trademark, copyright or other registration or protection matters involving Company Owned Intellectual Property which are within and/or before any and all government offices, courts and agencies throughout the world.

(ii) To the Knowledge of the Company, the operation of the business of the Company as currently conducted or as contemplated to be conducted, the sale or use of the products and/or services of the Company, the use of the Company Owned Intellectual Property and the Company

Licensed Intellectual Property in connection therewith, and the transmission, use, linking and other practices of the Company in the operation of their web sites, including the content thereof and the advertisements contained therein, do not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property of any third party, and no claim is pending or, to the Company’s Knowledge, threatened against the Company alleging any of the foregoing. For the conduct of the business of the Company as presently conducted and the continuation hereafter of such business as presently conducted, no right, license, lease, consent, or other agreement is or will be required with respect to any patent, invention, know-how, technology, or the like, or any Proprietary Source Identifiers, copyright, domain name or other Intellectual Property other than those described in Section 5.1(p)(ii) of the Company Disclosure Letter. No claim of infringement, misappropriation or violation has been made to the Company or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, are there any valid grounds for any bona fide claims for such infringement, misappropriation or violation. None of the patents or patent applications listed in Section 5.1(p)(i) of the Company Disclosure Letter is involved in any interference, reexamination, conflict or opposition proceeding, and there has been, to the Knowledge of the Company, no threat to the Company that any such proceeding will hereafter be commenced. None of the Proprietary Source Identifiers or registrations or applications to use or register such Proprietary Source Identifiers or domain names listed in Section 5.1(p)(i) of the Company Disclosure Letter is involved in any opposition, cancellation, nullification, interference, conflict or concurrent use proceeding, or has been otherwise challenged by any third party and there has been no threat to the Company that any such proceeding or challenge will hereafter be commenced.

(iii) The Company is the exclusive owner of the entire and unencumbered right, title and interest in and to each item of the Company Owned Intellectual Property, and owns, is licensed or otherwise possesses legally enforceable rights to use (to the Knowledge of the Company, with respect to third party patents) the Company Owned Intellectual Property and the Company Licensed Intellectual Property in the ordinary course of its business as presently conducted or as contemplated to be conducted.

(iv) The Company Owned Intellectual Property and Company Licensed Intellectual Property include all of the Intellectual Property necessary and material for the ordinary day to day conduct of the business of the Company including all software development tools, library functions, compilers and other third party software that are material to the business of the Company, or that are currently used in the operation or modification of Company Software, and there are no other items of Intellectual Property that are necessary for such ordinary day-to-day conduct of such business as now conducted or proposed by the Company to be conducted. The Company Owned Intellectual Property (other than Company Owned Intellectual Property that is the subject of pending patent and trademark applications) is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or part.

(v) (A) To the Knowledge of the Company, the conduct of the Company’s business as conducted for the past five years, as currently conducted and as it is intended to be conducted has not and does not infringe upon any Intellectual Property rights of any Person; and

(B) The Company has not been notified by any third party of any allegation that the conduct of the Company’s business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any Person. No Person has notified the Company that (x) any of such Person’s Intellectual Property rights are infringed, or (y) the Company requires a license to any of such Person’s Intellectual Property rights.

(vi) To the Knowledge of the Company, no person is engaging in any activity that infringes, violates or misappropriates the Company Owned Intellectual Property and/or breaches or otherwise violates the IP Licenses. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Company Owned Intellectual Property or the Company Licensed Intellectual Property.

(vii) The Company has delivered or made available to Parent true and correct and complete copies of all (A) worldwide patents, patent applications and registered copyrights, Company Product specifications, all Proprietary Source Identifiers and Company Product manuals comprising Company Owned Intellectual Property, (B) material IP Licenses and any other agreements and documents relating to Intellectual Property owned by the Company and/or owed to the Company by a third party or owed to a third party by the Company, other than licenses of commercial off-the shelf, click-wrap or shrink-wrap computer software (hereinafter all of the foregoing referred to singly and/or jointly in this Section 5.1(p)(vii) as “IP Contracts”), and (C) records relating to Company Owned Intellectual Property including, but not limited to, patents, patent applications, assignments, license commitments and other agreements listed or described in Section 5.1(p)(i) of the Company Disclosure Letter and all applications and registrations for Proprietary Source Identifiers and copyrights, material IP Licenses, leases, commitments and other agreements listed or described in Section 5.1(p)(ii) of the Company Disclosure Letter, other than licenses of commercial off-the-shelf, click-wrap or shrink-wrap computer software. The source code and license for the Company Software will be delivered to Parent at Closing. With respect to each of these IP Contracts delivered or made available as specified in this Section 5.1(p)(vii):

(A) each of these IP Contracts is valid and binding and in full force and effect and represents the entire understanding between the respective parties with respect to the subject matter of such IP Contract. To the Knowledge of the Company, there are no defaults under each of these IP Contracts that will result in payments by the Company. No party to any of these IP Contracts has threatened to terminate such IP Contract on account of any breach (actual or alleged);

(B) each of these IP Contracts will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under any of these IP Contracts or otherwise give the other party to each of these IP Contracts a right to terminate such IP Contract or otherwise require any consent of a third party;

(C) the Company has not (x) received any notice of termination or cancellation under any of these IP Contracts, (y) received any notice of breach or default under any of these IP Contracts, which breach has not been cured, and/or (z) granted to any third party any rights, adverse or otherwise, under each of these IP Contracts that would constitute a breach of such IP Contract; and

(D) none of the Company or, to the Company’s Knowledge, any party to each of these IP Contracts, is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such IP Contract.

(viii) The Company has conducted testing of Company Software incorporated into the Company’s products as described in Section 5.1(p)(viii) of the Company Disclosure Letter in accordance with normal customs and standards of the industry and, to the Knowledge of the Company, the Company Software is free of all viruses, worms, trojan horses and other contaminants, and performs substantially in accordance with the Company’s documentation. The Company has obtained all approvals necessary for exporting the Company Software outside the United States to any country in which Company Software is currently sold or licensed for use and importing Company Software into any country in which Company Software is now sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect. With the exception of source code escrow agreements, no rights in Company Software have been transferred to any third party except to the customers of the Company to whom the Company has licensed such Company Software in the ordinary course of business and to resellers or distributors of the Company for the purpose of reselling or distributing Company Software.

(ix) To the Company’s Knowledge, the Company has the right to use all software development tools, library functions, compilers and other third party software that are material to the business of the Company, or that are currently used in the operation or modification of Company Software.

(x) To the Company’s Knowledge, the Company does not have or maintain any “freeware” that would allow third parties to use any Company Software without an IP License from the Company.

(xi) The Company has taken reasonable steps to maintain the confidentiality of their trade secrets and other confidential Intellectual Property. To the Knowledge of the Company, (A) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property of the Company by any Person, (B) no employee, independent contractor or agent of the Company has misappropriated any trade secrets of any other Person in the course of such performance as an employee, independent contractor or agent, and (C) no employee, independent contractor or agent of the Company is in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract governing the protection, ownership, development, use or transfer of Intellectual Property.

(xii) Each of the current and former employees and consultants of the Company other than those set forth in Section 5.1(p)(xii)(A) of the Company Disclosure Letter has executed a confidential information and assignment of inventions agreement with the Company substantially in the form or forms attached as Section 5.1(p)(xii)(A) of the Company Disclosure Letter. Each current and former consultant of the Company other than those set forth in Section 5.1(p)(xii)(B) of the Company Disclosure Letter has executed a consulting agreement with the Company substantially in the form or forms attached as Section 5.1(p)(xii)(B) of the Company Disclosure Letter. The Company is not aware that any of its employees or consultants is in violation of any such agreement. All vendors of the Company with access to confidential information of the Company are parties to written agreements substantially in the form attached to Section 5.1(p)(xii)(C) of the Company Disclosure Letter under which, among other things, each such consultant or vendor is obligated to maintain the confidentiality of confidential information of the Company. The Company is not aware that any of its vendors is in violation thereof.

(xiii) The Company Owned Intellectual Property and Company Licensed Intellectual Property owned and/or manufactured by the Company does not include any portion of any Open Source Software.

(xiv) To the Company’s Knowledge, no Company employee is a member of a standards organization and has signed an agreement or made himself or the Company subject to any obligation relating in any way to Intellectual Property.

(xv) The Company is the exclusive owner of the entire and unencumbered right, title and interest in the Company Software owned, manufactured, distributed, sold, licensed to third parties or marketed by the Company of the Company.

(xvi) The Company is not required to share revenues with any third party for any Company Product that has been made, used, marketed, sold or otherwise commercialized and no actions have been asserted, are pending, or to the Knowledge of the Company, are threatened against the Company that would require the Company to share revenues with any third party.

(xvii) To the Knowledge of the Company, United States Patent 6,804,656, as amended in the Reexamination Certificate issued October 30, 2007, United States Patent 7,256,708, and any and all counterparts of the aforementioned patents in any and all countries in which the patents have been filed, and each of them, is valid and enforceable in the jurisdiction in which it issues.

(xviii) To the Knowledge of the Company, the inventors of United States Patent 6,804,656 are the first inventors of the subject matter patented therein.

For purposes of this Agreement, the following terms have the following meanings:

“Company Licensed Intellectual Property” shall mean each item of Intellectual Property licensed to the Company.

“Company Owned Intellectual Property” shall mean each item of Intellectual Property owned or controlled, in whole or in part, by the Company.

“Company Software” shall mean the software listed in Section 5.1(p) of the Company Disclosure Letter and any other computer software and databases owned, manufactured, distributed, sold, licensed or marketed by the Company (other than licenses of commercial off-the-shelf, click-wrap or shrink-wrap computer software).

“Intellectual Property” shall mean (i) any and all inventions (including all invention disclosures whether or not filed as patent applications within the last 48 months), works, drawings, specifications, samples, models, processes, procedures, instructions, technology, applied development engineering data, reports, hardware, customer lists, trade secrets and data bases and all other technical, business or commercial information, data, and documents of any kind whatsoever and all forms of protection afforded by law to inventions, models, designs or technical information, whether or not protectable, registrable and/or confidential, in any part of the world, and applications therefor or which otherwise arises or is enforceable under the Laws of the United States, any other jurisdiction or any bi-lateral or multi-lateral treaty regime including, but not limited to, any and all patents (including reissues, divisionals, continuations and extensions thereof), patent registrations, utility models, trade secrets, registered and unregistered designs including mask works, copyrights, and moral rights, (ii) Proprietary Source Identifiers, and (iii) Company Software.

“IP Licenses” shall mean licenses, assignments, commitments and/or any and all other agreements entered into by the Company (i) granting to third parties rights in the Company Owned Intellectual Property or the Company Licensed Intellectual Property, or (ii) granting to the Company rights in the Intellectual Property of any third party.

“Open Source Software” shall mean (i) any software that requires as a condition of use, modification and/or distribution of such software, that such software: (a) be disclosed or distributed in source code, (b) be licensed for the purpose of making derivative works, and/or (c) can be redistributed only free of enforceable Intellectual Property rights, and/or (ii) any software that contains, is derived in any manner (in whole or in part) from, or statically or dynamically links against any software specified in (i). For exemplary purposes only, and without limitation, any software modules or packages licensed or distributed under any of the following licenses or distribution models shall qualify as Open Source Software: (a) the GNU General Public License (“GPL”) or Lesser/Library GPL, (b) the Artistic License, (c) the Mozilla Public License, (d) the Common Public License, (e) the Sun Community Source License, and (f) the Sun Industry Standards Source License.

“Proprietary Source Identifiers” shall mean trademarks, service marks, domain names, trade dress, logos, trade names, corporate names, brand names and the like and other source identifiers, whether or not registrable, pending as applications for registrations and/or registered in any and/or all countries of the world.

(q) Insurance.  All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies (“Insurance Policies”) are listed in Section 5.1(q) of the Company Disclosure Letter. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. The claim history furnished by the Company to Parent or made available in the online data room with respect to the Insurance Policies is correct and complete in all material respects.

(r) Brokers and Finders.  Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders,

fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Morgan Stanley & Co. Incorporated as its financial advisor. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Morgan Stanley & Co. Incorporated is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

(s) No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 5.1, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub.

5.2  Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b) Corporate Authority.  Each of Parent, Merger Sub and Koninklijke Philips Electronics, N.V. (the “Guarantor”) has all requisite corporate power and authority and has taken all corporate and stockholder action necessary in order to execute, deliver and perform its obligations under this Agreement and the related Guarantee and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations; Etc.

(i) Other than the filings and/or notices pursuant to Sections 1.3 and 6.5, and under the HSR Act (the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or Merger Sub; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of a Lien on any of the respective assets of Parent or Merger Sub pursuant to, any Contracts binding upon Parent or Merger Sub; (C) violate any Laws applicable to Parent or Merger Sub or by which any of its or any of their respective assets are bound or governmental or non-governmental permit or license to which Parent or Merger Sub is subject; or (D) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B),

(C) or (D) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d) Funding.  The Buyer and Merger Sub have and/or will have on the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to (i) perform all of their respective obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, (ii) pay any and all fees and expenses in connection with the Merger, and (iii) satisfy any of their respective other payment obligations pursuant to this Agreement.

(e) Capitalization of Merger Sub.  The authorized capital stock of Merger Sub consists solely of 1,000 shares of Common Stock, par value $0.10 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent free and clear of all Liens.

(f) Operations of Merger Sub.  Merger Sub has been organized as a corporation solely for the purposes of effecting the Merger and the other transactions contemplated this Agreement. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(g) Ownership of Shares.  None of Parent, Merger Sub or their respective Affiliates is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL or owns (beneficially or of record) directly or indirectly, any Shares.

(h) No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 5.2, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

ARTICLE VI

Covenants

6.1  Interim Operations.  The Company covenants and agrees that, after the date hereof and prior to the earlier of the termination of this Agreement or the Effective Time (unless Parent shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Laws, its business shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it shall use its commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present executive officers or key employees of the Company. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required or expressly permitted by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld or delayed), (C) as required by applicable Law, or (D) as set forth in Section 6.1 of the Company Disclosure Letter, the Company will not:

(a) adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing instruments;

(b) merge or consolidate the Company with any other Person or restructure, reorganize or completely or partially liquidate;

(c) acquire assets or any securities of any business from any other Person, in any transaction or series of related transactions, other than (i) acquisitions pursuant to Contracts in effect as of the date of this Agreement, (ii) acquisitions with a value or purchase price in the aggregate of less than $200,000, or (iii) acquisitions of inventory, supplies, and other purchases in the ordinary course of business;

(d) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than required issuances of shares of Company Common Stock upon the exercise of Company Stock Options outstanding as of the date of this Agreement;

(e) create or incur any Lien material to the Company on any assets of the Company having a value in excess of $100,000 in the aggregate;

(f) make any loans, advances or capital contributions to or investments in any Person in excess of $100,000 in the aggregate;

(g) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;

(h) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(i) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company, except for (i) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices not to exceed $100,000 in the aggregate, (ii) indebtedness for borrowed money in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced, or (iii) interest rate swaps on customary commercial terms consistent with past practice and not to exceed $100,000 of notional debt in the aggregate;

(j) except as set forth in the capital budgets set forth in Section 6.1(a)(x) of the Company Disclosure Letter and consistent therewith, make or authorize any capital expenditure in excess of $100,000 in the aggregate during any 12 month period;

(k) enter into any Contract, other than a Customer Contract, that is reasonably likely to require aggregate annual payments to or from the Company of more than $250,000 or that is reasonably likely to require aggregate payments to or from the company of more than $500,000;

(l) enter into any Contract, other than a Customer Contract, that would have been a Material Contract had it been entered into prior to this Agreement;

(m) make any changes with respect to accounting policies or procedures, except as required by changes in GAAP;

(n) settle any litigation or other proceedings before a Governmental Entity for an amount in excess of $100,000 (net of insurance coverage) or any obligation or liability of the Company in excess of such amount;

(o) amend, modify or terminate any Material Contract, or cancel, modify or waive any debts or claims held by it under any Material Contract or waive any rights under any Material Contract;

(p) make or change any Tax election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, waive or extend any statute of limitation with respect to Taxes, settle or compromise any Tax liability, claim or assessment, surrender any right to claim a refund of Taxes or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(q) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, product lines or businesses of the Company, except for product sales in the ordinary course of business, sales of obsolete assets or sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $100,000 the aggregate, other than pursuant to Contracts in effect prior to the date of this Agreement;

(r) except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement and set forth in Section 5.1(h)(i) of the Company Disclosure Letter, (i) grant or provide any severance or termination payments or benefits to any director, officer, employee or other service provider of the Company, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer, employee or other service provider of the Company, (iii) establish, adopt, amend or terminate any Company Benefit Plan or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already provided in any such Company Benefit Plan, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (vi) forgive any loans to directors, officers or employees of the Company;

(s) take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied; or

(t) agree, authorize or commit to do any of the foregoing.

6.2  Acquisition Proposals.

(a) No Solicitation or Negotiation.  The Company agrees that neither it nor any of its officers or directors shall, and that it shall cause its employees not to, and shall instruct its investment bankers, attorneys, accountants and other advisors or representatives (the Company’s officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below); or

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or

(iii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, the Company may (A) provide or cause to be provided information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal providing for the acquisition of more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company if the Company receives from the Person so requesting such information, an executed confidentiality agreement on terms at least as protective for the benefit of the Company as those contained in the Confidentiality Agreements (as defined in Section 6.7) and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to Parent; (B) engage in discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal; or (C) after having complied with the requirements of this Section 6.2, approve, adopt, recommend, or otherwise declare advisable or propose to approve, adopt, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) in each such case referred to in clause (A), (B) or (C) above, the board of directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable Law; (y) in each such case referred to in clause (A) or (B), if the board of directors of the Company has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition

Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal; and (z) in the case referred to in clause (C) above, the board of directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(b) Definitions.  For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company, or (ii) any proposal or offer to acquire in any manner, directly or indirectly, 20% or more of any class of equity securities of the Company or consolidated total assets of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal involving more than 50% of the assets (on a consolidated basis) or 50% or more of the total voting power of the equity securities of the Company that the board of directors of the Company has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by this Agreement pursuant to Section 6.2(c) and the time likely to be required to consummate such Acquisition Proposal).

(c) No Change in Recommendation or Alternative Acquisition Agreement.  The board of directors of the Company and each committee thereof shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger (it being understood that publicly taking a neutral position or no position with respect to an Acquisition Proposal at any time beyond 10 business days after the first public announcement of such Acquisition Proposal shall be considered an adverse modification); or

(ii) except as expressly permitted by, and after compliance with, Section 8.3(a)hereof, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in the circumstances referred to in Section 6.2(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, the board of directors of the Company may withhold, withdraw, qualify or modify the Company Recommendation or approve, adopt, recommend or otherwise declare advisable any Superior Proposal made after the date hereof and not solicited, initiated or encouraged in breach of this Agreement and (subject to the Company’s prior compliance with Section 8.3(a)) enter into an Alternative Acquisition Agreement in connection therewith, if, subject to compliance with Section 6.2(f) the board of directors of the Company determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law (a “Change of Recommendation”); provided, however, that no Change of Recommendation may be made until after at least three business days following Parent’s receipt of written notice from the Company advising that the board of directors of the Company intends to take such action and the basis therefor. In determining whether to make a Change of Recommendation in response to a Superior Proposal or otherwise, the Company board of directors shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to, and in each case within three business days of, such notice.

(d) Certain Permitted Disclosure.  Without limiting the right of Parent to terminate this Agreement in accordance with Section 8.4, nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition

Proposal; provided, however, that if such disclosure (other than a “stop, look and listen” announcement) does not reaffirm the Company Recommendation or has the effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change in Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.4

(e) Existing Discussions.  Upon execution of this Agreement, the Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement within the twelve-month period prior to this Agreement in connection with its consideration of any Acquisition Proposal to return or destroy all non-public information heretofore furnished to such Person by or on behalf of it.

(f) Notice.  The Company agrees that it will promptly (and, in any event, within 24 hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a reasonably current basis, of any material developments affecting the status and terms of any such proposals or offers (including any amendments thereto).

6.3  Information Supplied.  The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, and in any event within 21 days after the date of this Agreement, a proxy statement in preliminary form relating to the Stockholders Meeting (as defined in Section 6.4) (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees that the Proxy Statement will, when filed, when mailed and at the time of the Stockholders Meeting, comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no covenants, representations or warranties with respect to information that has been or will be supplied by Parent or Merger Sub, or any of their Affiliates, expressly for use in the Proxy Statement. Each of the Company and Parent agrees, as to itself and its respective Subsidiaries and Affiliates (including, for Parent, the Guarantor), that none of the information supplied or to be supplied by it or any of its Subsidiaries or Affiliates for inclusion in the Proxy Statement will, on the date the Proxy Statement is first mailed to holders of Common Stock or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.4  Stockholders Meeting.  The Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the execution of this Agreement to consider and vote upon the adoption of this Agreement. Subject to Section 6.2(a) hereof, the board of directors of the Company shall recommend such adoption and shall take all lawful action to solicit such adoption of this Agreement. In the event that subsequent to the date hereof, the board of directors of the Company determines that this Agreement is no longer advisable and makes a Change of Recommendation, the Company shall nevertheless submit this Agreement to the holders of the Shares for adoption at the Stockholders Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the Stockholders Meeting.

6.5  Filings; Other Actions; Notification.

(a) Proxy Statement.  The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Parent and Merger Sub shall, and shall cause their Affiliates to, furnish all information concerning themselves and their Affiliates as may be reasonably necessary or advisable in connection with the Proxy Statement, and cooperate with and provide reasonable assistance to the Company in connection with the preparation, filing and mailing of the Proxy Statement. The Company and

Parent shall each use its commercially reasonable efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC or its staff. The Company shall use its commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to the holders of Common Stock entitled to vote at the Stockholders Meeting as promptly as practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b) Cooperation.  The Company and Parent shall cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings, responding to all reasonable requests for additional information by a Governmental Entity (including, without limitation, a request for additional information and documents under the HSR Act), and to obtain as promptly as practicable all consents, registrations, approvals, permits, authorizations, actions or non-actions necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that (i) nothing in this Agreement, including without limitation, this Section 6.5, shall require, or be construed to require, Parent to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of the Company or Parent or any of Parent’s Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by the Company of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company to take any of the foregoing actions) or to agree to any material changes (including, without limitation, through a licensing arrangement) or restriction on, or other impairment of the ability of Parent or the Company to own or operate, any such assets, licenses, product lines, businesses or interests therein or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Company and (ii) nothing in this Agreement shall require, or be construed to require, Parent or any of its Affiliates to take any other action under this Section 6.5 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin the Merger or the other transactions contemplated by this Agreement. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of Parent’s Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement and submissions relating to proceedings under the HSR Act). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c) Information.  The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries (in the case of Parent), directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of Parent’s Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(d) Status.  Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of Parent’s Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company shall give prompt notice to Parent of any change, fact or condition that is reasonably likely to have a Material Adverse Effect or of any failure of any condition to Parent’s obligations to effect the Merger. Neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate therein.

(e) For purposes of this Section 6.5, the term Parent shall include Guarantor. Parent shall cause Guarantor to comply with this Section 6.5 as if Guarantor was a party to this Agreement.

6.6  Access and Reports.  Subject to applicable Law, upon reasonable notice, the Company shall afford Parent’s officers and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company. All requests for information made pursuant to this Section 6.6 shall be directed to an executive officer of the Company or such Person as may be designated by the Company’s executive officers. All such information shall be governed by the terms of the Confidentiality Agreements.

6.7  Stock Exchange De-listing.  Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to enable the de-listing by the Surviving Corporation of the Shares from the NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

6.8  Publicity.  The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

6.9  Employee Benefits.

(a) Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the U.S. employees of the Company will continue to be provided with pension and welfare benefits under employee benefit plans (but excluding equity based benefits) that are at a minimum substantially comparable in the aggregate to those currently provided by the Company to such employees or at a minimum generally comparable in the aggregate to those provided to similarly situated employees of Parent and its Subsidiaries as elected by Parent in its sole discretion. On and after the Closing Date, Parent will cause the employee benefit plans in which the employees of the Company are eligible to participate (the “New Plans”) to take into account for purposes of eligibility and vesting thereunder, except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits, service by the U.S. employees of the Company as if such service were with Parent to the same extent such service was credited under a comparable plan of the Company and to the extent that such time period is recognized under the terms of such plan of Parent. In addition, Parent shall cause, to the extent permissible under the New Plans (it being understood that Parent shall use its commercially reasonable efforts to cause the

New Plans to permit the following), (i) the waiver of all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any comparable Company Benefit Plan as of the Closing Date, and (ii) any covered expenses incurred on or before the Closing Date by any employee (or covered dependent thereof) of the Company to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan. Notwithstanding the foregoing, nothing contained herein shall (x) be treated as an amendment of any particular Company Benefit Plan, (y) give any third party any right to enforce the provisions of this Section 6.9, or (z) obligate Parent, the Surviving Corporation or any of their respective Affiliates to (A) maintain any particular Company Benefit Plan, or (B) retain the employment of any particular employee.

(b) Prior to the Effective Time, if requested by Parent in writing prior to the Effective Time, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall (i) cause to be amended the employee benefit plans and arrangements of it to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence participation therein following the Closing unless Parent or such Subsidiary explicitly authorizes such participation, and (ii) cause the Company 401(k) Plan to be terminated effective at least one day prior to the Closing. Parent shall cause a tax-qualified defined contributions retirement plan established or maintained by Parent or an Affiliate (the “Buyer Plan”) to accept eligible rollover distributions from the Company 401(k) Plan with respect to any account balance distributed to employees on or after the Closing Date. Rollovers of outstanding loans from the Company 401(k) Plan to the Buyer Plans shall be permitted.

(c) The Company agrees to cause each of its officers and directors to repay any outstanding liens or notes to the Company prior to the Effective Time.

(d) Prior to making any written or oral communications to the directors, officers or employees of the Company pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

6.10  Expenses.  Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.11  Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless each present and former director and officer of the Company (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware Law and its certificate of incorporation or bylaws in effect on the date hereof to indemnify such Person (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under Delaware Law and the Company’s certificate of incorporation and bylaws shall be made by independent counsel selected by the Surviving Corporation.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter; and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c) Prior to the Effective Time, the Company shall and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that in no event shall the Company expend for such policies a premium amount in excess of the amount set forth in the Company Disclosure Letter. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use commercially reasonable efforts to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 200% of the annual premiums currently paid by the Company for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. Following the six-year anniversary of the Effective Time, the Surviving Corporation shall not, and Parent shall cause the Surviving Corporation not to, agree to amend, modify, cancel or terminate its D&O Insurance to the detriment of the Indemnified Parties or any of their eligible beneficiaries.

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.11.

(e) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and other Persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.11(b) hereof.

(f) The rights of the Indemnified Parties (and other Persons who are beneficiaries under the D&O Insurance or the “tail” referred to in Section 6.11(c)) hereof under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the DGCL or the Company’s certificate of incorporation and bylaws, or under any applicable Contracts, Laws and any indemnification agreements of or entered into by the Company, which rights shall not be affected by Section 9.7.

(g) The obligation and liability of Parent and the Surviving Corporation under this Section 6.11 shall be joint and several.

(h) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors or employees, it being understood that the indemnification provided for in this Section 6.11 is not prior to or in substitution for any such claims under any such policies.

6.12  Other Actions by the Company.

(a) Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(b) Section 16 Matters.  The board of directors of the Company shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(e) under the Exchange Act to exempt the conversion to cash of all Shares, Company Options and Company Awards by officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees or directors of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. Each of Parent and the Company shall provide to counsel for the other party for its review copies of such resolutions to be adopted by its board of directors prior to such adoption and the Company shall provide Parent with such information as shall be reasonably necessary for Parent’s board of directors to set forth the information required in the resolutions of Parent’s board of directors.

ARTICLE VII

Conditions

7.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval.  The Company Requisite Vote shall have been obtained.

(b) Regulatory Consents.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

(c) Litigation.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).

7.2  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than Section 5.1(b) (Capital Structure), Section 5.1(c) (Corporate Authority; Approval and Fairness) and Section 5.1(l) (Takeover Statutes) hereof, which must be true and correct in all material respects) are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to the effect that such officers have read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

(c) No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any change, event, circumstances or development that has had, or is reasonably likely to have, a Material Adverse Effect.

(d) Proxy Statement.  No order suspending the use of the Proxy Statement shall have issued and no proceeding for that purpose shall have been initiated by the SEC.

7.3  Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

ARTICLE VIII

Termination

8.1  Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2  Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Merger shall not have been consummated by June 15, 2008, whether such date is before or after the date of approval by the stockholders of the Company referred to in Section 7.1(a) (the “Termination Date”), (b) the adoption of this Agreement by the stockholders of the Company referred to in

Section 7.1(a) shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement thereof, or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company); provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

8.3  Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned pursuant to Section 8.3(b) at any time prior to the Effective Time, whether before or after obtaining the Company Requisite Vote, or by action of the board of directors of the Company pursuant to Section 8.3(a) at any time prior to obtaining the Company Requisite Vote:

(a) if (i) the Company is not in breach of the covenants contained in Section 6.2 and is not in material breach of any other covenants set forth in this Agreement, (ii) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within three business days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, a binding, irrevocable written offer that the board of directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal (it being understood that, if accepted by the board of directors of the Company, such offer shall become an enforceable amendment to this Agreement without further action by Parent, Merger Sub or the Company), and (iv) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5. The Company agrees (x) that it will not enter into the binding agreement referred to in clause (ii) above until at least the fourth business day after it has provided the notification to Parent required thereby, (y) to notify Parent promptly if its intention to enter into the written agreement referred to in its notification shall change at any time after giving such notification, and (z) during such three business day period, to negotiate in good faith with Parent with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to a Superior Proposal, if any; or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent.

8.4  Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if (a) (i) the board of directors of the Company shall have made a Change of Recommendation, (ii) the Company shall have failed to take a vote of stockholders on the Merger prior to the Termination Date, (iii) at any time after the end of 10 business days following receipt of an Acquisition Proposal, the Company’s board of directors shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within five business days) after receipt of any written request to do so from Parent, (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and the Company board of directors recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the Company board of directors fails to recommend against acceptance of such offer, or (v) the Company shall have materially breached any of its obligations under Section 6.2; or (b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement (other than Section 6.2), or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company.

8.5  Effect of Termination and Abandonment.  (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement and (ii) the provisions set forth in the second sentence of Section 9.1 shall survive the termination of this Agreement. No termination of this Agreement shall be effective unless and until notice of such termination shall have been given by the terminating party pursuant to Section 9.6, specifying the provision or provisions of Section 8.1, 8.2, 8.3 or 8.4 pursuant to which termination has been effected. Merger Sub shall not be entitled to terminate this Agreement or receive any notice thereof.

(b) In the event that (i) an Acquisition Proposal shall have been made to the Company or any of its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least (A) 10 business days prior to termination of this Agreement, with respect to termination of this Agreement pursuant to Section 8.2(a), or (B) five business days prior to termination of this Agreement, with respect to termination of this Agreement pursuant to Section 8.2(b), and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) or 8.2(b), (ii) this Agreement is terminated (A) by Parent pursuant to Section 8.4(a), or (B) by the Company pursuant to Section 8.2(b) and, on or prior to the date of the Stockholders Meeting, any event giving rise to Parent’s right to terminate under Section 8.4(a) shall have occurred, or (iii) this Agreement is terminated by the Company pursuant to Section 8.3(a), then the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a termination fee of $12,825,000 (the “Termination Fee”) by wire transfer of same day funds; provided, however, that the Termination Fee to be paid pursuant to clause (iii) shall be paid as set forth in Section 8.3; provided, further, that no Termination Fee shall be payable to Parent pursuant to clause (i) of this Section 8.5(b) unless and until within 12 months of such termination the Company shall have entered into an Alternate Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Company’s stockholders or otherwise not opposed, an Acquisition Proposal (substituting “50%” for “20%” in the definition of “Acquisition Proposal”); provided that for purposes of this Agreement, an Acquisition Proposal shall not be deemed to have been “publicly withdrawn” by any Person if, within 12 months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated or shall have approved, adopted or recommended to the Company’s stockholders or otherwise not opposed, an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee, to which reference is made in this Section 8.5(b), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

ARTICLE IX

Miscellaneous and General

9.1  Survival.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV, Section 6.10 (Expenses) and Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment)

and the Confidentiality Agreements shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2  Modification or Amendment.  Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3  Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4  Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.  (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(b) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such party is entitled at Law or in equity.

9.6  Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier:

If to Parent or Merger Sub:

Philips Medical Systems
3000 Minuteman Road
Andover, Massachusetts 01810
Attention: Chief Executive Officer
Fax: +1 (978) 659-7203

with a copy (which shall not constitute notice) to:

Philips Medical Systems
3000 Minuteman Road
Andover, Massachusetts 01810
Attention: Senior Vice President and Chief Legal Officer
Fax: +1 (978) 659-7203

and:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Matthew G. Hurd

Fax: +1 (212) 558-3588

If to the Company:

Visicu, Inc.
217 East Redwood Street, Suite 1900
Baltimore, Maryland 21202-3315
Attention: Frank Sample, Chief Executive Officer
Fax: +1 (410) 276-1970

with a copy (which shall not constitute notice) to:

DLA Piper US LLP
6225 Smith Avenue
Baltimore, Maryland 21209
Attention: Wm. David Chalk
Fax: +1 (410) 580-3120

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7  Entire Agreement.  This Agreement (including any Exhibits and Annexes hereto), together with the Company Disclosure Letter and the Confidentiality Agreements, dated January 15, 2007 and August 14, 2007, between Philips Medical Systems North America and the Company (the “Confidentiality Agreements”) constitutes the entire agreement among the parties (including the Guarantor), with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings, both written and oral, among the parties, with respect to the subject matter hereof.

9.8  No Third Party Beneficiaries.  Except as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, create any third party beneficiaries or otherwise confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations, warranties and covenants set forth herein.

9.9  Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.

9.10  Parent Undertaking.  Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not collectibility. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.10. Parent further waives, to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by Law which limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Merger Sub, in connection with such performance.

9.11  Definitions.  Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (x) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (y) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.13  Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties to this Agreement have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) The fact that any item of information is disclosed in the Company Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement. Inclusion of information in the Company Disclosure Letter shall not be deemed to constitute an admission or otherwise imply that such information (or any other information or matter) is material to the properties, assets, liabilities, business, financial condition or results of operations of the Company or to the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, or has had or would be likely to have a Material Adverse Effect on the Company. Disclosure of any information in the Company Disclosure Letter shall not be deemed or constitute a conclusion or an admission that the Company or its Affiliates have any obligation or liability to any third party with respect to such matters.

9.14  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent and Merger Sub may assign, by prior written notice to the Company, any of their rights or obligations hereunder to a direct or indirect wholly owned Subsidiary of the Guarantor, except that all representations and warranties made herein with respect to Parent and Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such direct or indirect wholly owned Subsidiary of Guarantor as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement and that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

Visicu, Inc.

By	/s/ Frank T. Sample
Name:     Frank T. Sample

Title:	President, Chief Executive Officer and Chairman of the Board of Directors

PHILIPS HOLDING USA INC.

By	/s/ Michael L. Manning
Name:     Michael L. Manning

Title:	Attorney-in-fact

ICE MERGER SUB, INC.

By	/s/ Michael L. Manning
Name:     Michael L. Manning

Title:	Attorney-in-fact

[Signature page of Merger Agreement]

GUARANTEE BY KONINKLIJKE PHILIPS ELECTRONICS N.V.

Koninklijke Philips Electronics, N.V., a corporation organized under the laws of the Kingdom of the Netherlands (the “Guarantor”), hereby irrevocably and unconditionally guarantees to Visicu, Inc. the full and timely performance by Philips Holding USA Inc. and Ice Merger Sub, Inc. (collectively, the “Philips Companies”) of their respective obligations under the foregoing Agreement and Plan of Merger (the “Merger Agreement”), and agrees to take all actions which the Philips Companies are obligated under the Merger Agreement to cause the Guarantor to take. Sections 9.2, 9.4, 9.5, 9.8 and 9.12 of the Merger Agreement shall apply to this guarantee, mutatis mutandis, as if they had been fully set forth herein.

[SIGNATURE PAGE FOLLOWS]

Koninklijke Philips Electronics, N.V.

By:	/s/ Scott Weisenhoff
Name:     Scott Weisenhoff

Title:	Executive Vice President and CFO
Philips Medical Systems

Andover, December 18, 2007

[Signature page of Guarantee]

ANNEX A

DEFINED TERMS

Terms	Section

Acquisition Proposal	6.2(b)
Affiliate	5.1(e)(ii)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(ii)
Applicable Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
business day	1.2
Buyer Plan	6.9(b)
Bylaws	2.2
Cerner	5.1(p)(xvii)
Certificate	4.1(a)
Change of Recommendation	6.2(c)(ii)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	4.2(g)
Common Stock	2.1
Company	Preamble
Company Approvals	5.1(d)(i)
Company Awards	4.3(b)
Company Benefit Plans	5.1(h)(i)
Company Disclosure Letter	5.1
Company Licensed Intellectual Property	5.1(p)
Company Option	4.3(a)
Company Owned Intellectual Property	5.1(p)
Company Product	5.1(i)(ii)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company Requisite Vote	5.1(c)(i)
Company Software	5.1(p)
Confidentiality Agreements	9.7
Constituent Corporations	Preamble
Contract	5.1(d)(ii)
Costs	6.11(a)
Customer Contract	5.1(j)(i)(C)
D&O Insurance	6.11(c)
Delaware Certificate of Merger	1.3
Designated Employees	Recitals
DGCL	1.1
Dissenting Stockholders	4.1(a)
Effective Time	1.3

[Signature page of Guarantee]

Terms	Section

Environmental Law	5.1(m)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(iii)
ERISA Plan	5.1(h)(ii)
Exchange Act	5.1(e)(i)
Exchange Fund	4.2(a)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)
FD&C Act	5.1(i)(ii)
FDA	5.1(i)(ii)
GAAP	5.1(e)(iii)
Governmental Contract	5.1(j)(iii)
Governmental Entity	5.1(d)(i)
GPL	5.1(p)
Guarantor	5.2(b)
Hazardous Substance	5.1(m)
HIPAA	5.1(i)(vi)
HSR Act	5.1(b)(ii)
Indemnified Parties	6.11(a)
Insurance Policies	5.1(q)
Intellectual Property	5.1(p)
IP Contracts	5.1(p)(vii)
IP Licenses	5.1(p)
IRS	5.1(h)(ii)
Knowledge	5.1(g)
Laws	5.1(i)(i)
Leased Real Property	5.1(k)(ii)
Licenses	5.1(i)(i)
Lien	5.1(b)(i)
Material Adverse Effect	5.1(a)
Material Contracts	5.1(j)(i)(O)
Merger	Recitals
Merger Sub	Preamble
New Plans	6.9(a)
Open Source Software	5.1(p)
Order	7.1(c)
Parent	Preamble
Parent Approvals	5.2(c)(i)
Paying Agent	4.2(a)
PBGC	5.1(h)(iii)
Pension Plan	5.1(h)(ii)
Per Share Merger Consideration	4.1(a)
Person	4.2(d)
Proprietary Source Identifiers	5.1(p)

Terms	Section

Proxy Statement	6.3
Representatives	6.2(a)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	5.1(e)(i)
Securities Act	5.1(e)(i)
Share	4.1(a)
Shares	4.1(a)
Stock Plan	5.1(b)(i)
Stockholders Meeting	6.4
Subsidiary	5.1(a)
Superior Proposal	6.2(b)
Surviving Corporation	1.1
Takeover Statute	5.1(l)
Tax	5.1(n)
Tax Return	5.1(n)
Taxes	5.1(n)
Termination Date	8.2
Termination Fee	8.5(b)
Treasury Regulations	5.1(n)(vi)
Voting Agreement	Recitals

Annex B

1585 Broadway New York, NY 10036

December 18, 2007

Board of Directors
VISICU, Inc.
217 E. Redwood Street
Suite 1900
Baltimore, MD 21202

Members of the Board of Directors:

We understand that VISICU, Inc. (“VISICU” or the “Company”), Philips Holding USA Inc. (“Philips”), and Ice Merger Sub, Inc., a wholly-owned subsidiary of Philips (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated December 18, 2007 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of the Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Philips and each outstanding share of common stock, par value $0.0001 per share, of VISICU (the “Company Common Stock”), other than shares held by Philips Merger Sub or any other direct or indirect wholly-owned subsidiary of Philips, or held by the Company, or as to which dissenters’ rights have been perfected, will be converted into the right to receive $12.00 in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other business and financial information of the Company;

(ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

(iii) reviewed certain financial projections prepared by the management of the Company;

(iv) discussed the past and current operations and financial condition and the prospects of the Company including information relating to certain strategic, financial and operational benefits anticipated from or that may arise out of the Merger, with senior executives of the Company;

(v) reviewed the reported prices and trading activity for shares of the Company Common Stock;

(vi) compared the financial performance of the Company and the prices and trading activity of shares of the Company Common Stock with that of certain other comparable publicly traded companies and their securities;

(vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(viii) participated in discussions and negotiations among representatives of the Company and Philips and their financial and legal advisors;

(ix) reviewed the Merger Agreement and certain related documents; and

(x) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from or that may arise out of the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have also assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We have relied upon, without independent verification, the assessment by the managements of the Company and Philips of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of the Company and Philips; (iii) their ability to retain key employees of the Company and (iv) the validity of, and risks associated with, the Company and Philips’ existing and future technologies, intellectual property, products, services and business models.

We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to such matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on the financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger. In the two years prior to the date hereof, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and its affiliates have provided financial advisory and financing services for the Company and for Philips and have received fees for the rendering of these services. Morgan Stanley may also seek to provide such services to Philips and the Company in the future and will receive fees for the rendering of these services. In the ordinary course of our securities underwriting, trading, brokerage, foreign exchange, commodities and derivatives trading, prime brokerage, investment management, financing and financial advisory activities, Morgan Stanley or its affiliates may at any time hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for our own account or the accounts of our customers, in debt or equity securities or loans of the Company or Philips or any other company or any currency or commodity that may be involved in this transaction or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley employees in accordance with our customary practice. This opinion is for the information of the Board of Directors of VISICU and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, we express no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:
Stephen Conner
Executive Director

Annex C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258,§ 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection(f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to§§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i)each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or(ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Visicu, Inc.
217 East Redwood Street Suite 1900, Baltimore, MD 21202-3315
This Proxy is Solicited on Behalf of the Board of Directors for our Special Meeting,
[ • ], 2008
PROXY
     Each stockholder signing this Proxy hereby appoints [ • ] and [ • ], or either of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Visicu, Inc. held of record by the signer on [ • ], 2008, at the special meeting of stockholders of Visicu, Inc. to be held on [ • ], 2008, or any adjournments thereof, for all matters as described in the Proxy Statement, and, in their discretion, upon any other business which may properly come before said meeting. Each stockholder signing this Proxy acknowledges receipt of the Proxy Statement dated [ • ] and hereby expressly revokes any and all proxies theretofore given or executed by the undersigned with respect to the shares of common stock represented by this Proxy and by filing this Proxy with the Corporate Secretary of Visicu, Inc. gives notice of such revocation.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL ONE, TO ADOPT THE MERGER AGREEMENT AND FOR PROPOSAL TWO, TO ADOPT THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT. WITH RESPECT TO ANY OTHER MATTERS OF BUSINESS THAT PROPERLY COME BEFORE THE MEETING, THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS THE NAMED PROXIES SHALL DECIDE.
(Continued and to be marked, dated and signed on other side)
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FOLD AND DETACH HEREé
Visicu, Inc.
Special Meeting of Stockholders
[     ], 2008
[     ] a.m.
[ • ]

217 East Redwood Street Suite 1900
Baltimore, MD 21202-3315

The Board of Directors recommends a vote FOR Proposals 1 and 2.	Please Mark Here for Address Change or Comments ☐

SEE REVERSE SIDE

Please mark your votes as indicated ☑ in this example

	FOR	AGAINST	ABSTAIN
Proposal 1: Adopt the merger agreement.	☐	☐	☐	In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

	FOR	AGAINST	ABSTAIN
Proposal 2: Approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.
	☐	☐	☐	You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxy holders cannot vote your shares unless you sign and return this card.

Signature of Stockholder	Date

Signature of Stockholder	Date

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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VISICU, INC.
YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, SIGN AND DATE
THE ABOVE PROXY CARD AND RETURN IT PROMPTLY IN THE
ACCOMPANYING ENVELOPE.